AGREEMENT AND PLAN OF MERGER
BY AND AMONG
WESTERN ALLIANCE BANK,
WESTERN ALLIANCE EQUIPMENT FINANCE, INC.,
WAB MORTGAGE SUB, LLC,
ARIS MORTGAGE HOLDING COMPANY, LLC,
A-A MORTGAGE OPPORTUNITIES, LP,
IN ITS CAPACITY AS A MEMBER AND MEMBER REPRESENTATIVE
AND
THE OTHER MEMBERS LISTED ON THE SIGNATURE PAGES HERETO OR WHO HAVE DELIVERED A JOINDER IN ACCORDANCE WITH SECTION 5.16

February 16, 2021

TABLE OF CONTENTS

ANNEXES

Annex I - Definitions

EXHIBITS

Exhibit A — Certificate of Merger
Exhibit B — Surviving Company Initial Managers
Exhibit C — Example Statement of Transaction Book Value
Exhibit D — Form of Letter of Transmittal
Exhibit E — Form of Paying Agent Agreement
Exhibit F — Surviving Company Operating Agreement
Exhibit G — Transaction Bonus Agreements
Exhibit H — Form of Joinder
Exhibit I — List of Individuals Executing Employment Agreements

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into this day of February 16, 2021, by and among Western Alliance Bank, an Arizona corporation (“Parent”), Western Alliance Equipment Finance, Inc., an Arizona corporation (“WAEF”), WAB Mortgage Sub, LLC, a Delaware limited liability company (“Merger Sub” and, together with Parent and WAEF, the “Purchaser Parties”), Aris Mortgage Holding Company, LLC, a Delaware limited liability company (the “Company”), A-A Mortgage Opportunities, LP, a Delaware limited partnership (“A-A”), the other members of the Company as set forth on the signature pages hereto who have executed and delivered a signature page counterpart as of the date hereof and those members of the Company who have executed and delivered a joinder in accordance with Section 5.16 upon executing such Joinder (together with A-A, each a “Member” and collectively, the “Members”), and A-A solely in its capacity as the representative of the Members (the “Member Representative” and, collectively with the Purchaser Parties, the Company and the Members, each a “Party” and, collectively, the “Parties”).
RECITALS
WHEREAS, the Members, collectively, own, as of the date hereof, all of the issued and outstanding membership interests of the Company (the “Units”);
WHEREAS, the Parties wish to effectuate a merger of Merger Sub with and into the Company, with the Company being the surviving limited liability company (such entity, for the periods at and after the Effective Time, the “Surviving Company”, and such merger, the “Merger”) in accordance with, and subject to, the terms and conditions set forth in this Agreement, the Certificate of Merger in substantially the form attached hereto as Exhibit A (the “Certificate of Merger”) and the Delaware Limited Liability Company Act (6 Del. C. §§ 18-101 et seq.) (the “DLLCA”);
WHEREAS, the board of managers of the Company (the “Board”) has unanimously (i) determined that it is in the best interests of the Company and the Members, and declared it advisable, to enter in this Agreement, and (ii) approved the execution, delivery and performance of this Agreement and the consummation of the Transactions;
WHEREAS, by executing this Agreement and in accordance with that certain Amended and Restated Limited Liability Company Agreement of the Company, dated as of March 6, 2014 (as amended to date, the “Company Operating Agreement”), and the DLLCA, all of the Members of the Company are approving and adopting this Agreement and the Merger upon the terms and conditions set forth in this Agreement;
WHEREAS, the respective governing bodies of Parent, WAEF and Merger Sub have approved and declared advisable this Agreement and the Merger upon the terms and conditions set forth in this Agreement; and
WHEREAS, contemporaneously with the execution of this Agreement, Parent and AmeriHome Mortgage, on the one hand, and each of the individuals set forth on Exhibit I, on the other hand, have executed and delivered to each other an employment agreement in a form authorized by Parent with respect to each such individual, each of which shall become effective as of (and subject to the occurrence of) the Effective Time (the “Employment Agreements”).
NOW, THEREFORE, in consideration of mutual agreements and covenants hereinafter set forth and in the Certificate of Merger, and for good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:
ARTICLE I
MERGER
Section 1.01    The Merger
At the Effective Time and in accordance with, and subject to, the terms and conditions of this Agreement, the Certificate of Merger and the DLLCA, (a) Merger Sub shall be merged with and into the Company, (b) upon the consummation of the Merger, the separate existence of Merger Sub as a limited liability company of the State of Delaware shall cease, and (c) the Company shall continue its existence as a limited liability company of the State of Delaware under the DLLCA as the Surviving Company and as a Subsidiary of Parent.
Section 1.02    Effective Time of the Merger
The Merger shall become effective on the Closing Date upon the filing by the Company of the Certificate of Merger with the Secretary of State of the State of Delaware (or at such later time as may be agreed upon by the Company and Merger Sub and set forth in the Certificate of Merger) in accordance with the DLLCA. The Certificate of Merger shall be executed and delivered at the Closing in the manner provided under the DLLCA. The time when the Merger shall become effective is referred to herein as the “Effective Time”.
Section 1.03    Effects of the Merger
The Merger shall have the effects set forth in the DLLCA, this Agreement and the Certificate of Merger. The name of the Surviving Company shall be “Western Alliance Mortgage Holding Company, LLC” at the Effective Time. Without limiting the generality of the foregoing and subject thereto, by virtue of the Merger and without further act or deed, at the Effective Time all the property, rights, privileges and powers of the Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Company.
Section 1.04    Organizational Documents of the Surviving Company
At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Parent, WAEF, the Company, any Member or any other Person: (a) the certificate of formation of the Company, as amended by the Certificate of Merger, shall be the certificate of formation of the Surviving Company (the “Certificate of Formation”), until thereafter changed or amended as provided therein or by the DLLCA; (b) the Surviving Company Operating Agreement shall become the limited liability company agreement of the Surviving Company; (c) except as set forth in Section 1.04(c) of the Disclosure Schedules, the officers of the Company immediately prior to the Effective Time shall become the officers of the Surviving Company, unless and until removed or until their terms of office shall have expired in accordance with the DLLCA or the Surviving Company Operating Agreement, as applicable; and (d) the individuals set forth on Exhibit B shall become the managers of the Surviving Company, unless and until removed or until their terms of office shall have expired in accordance with applicable Law or the Surviving Company Operating Agreement, as applicable.
Section 1.05    Taking of Necessary Actions; Further Assurances
Prior to the Effective Time, and subject to the terms and conditions set forth in this Agreement, the Parties shall take or cause to be taken all such actions as may be necessary or appropriate in order to effectuate, as expeditiously as reasonably practicable, the Merger; provided, however, that the foregoing shall not enlarge the obligations of the Parties set forth herein. Each Member hereby irrevocably and unconditionally waives and agrees not to exercise any rights of appraisal or any dissenters’ rights that such Member has or may have under applicable Law (including under the DLLCA), by contract, or otherwise, or could potentially have or acquire in connection with the Merger, if any.
Section 1.06    Effect on Equity Interests
(a)    At the Effective Time, all of the issued and outstanding limited liability company interests of Merger Sub, by virtue of the Merger and without any action on the part of any Party, shall be cancelled, retired and extinguished and shall be automatically converted into and become all of the issued and outstanding limited liability company interests of the Surviving Company, subject in all respects to the terms and conditions of the Surviving Company Operating Agreement.
(b)    At the Effective Time, each Purchased Unit, by virtue of the Merger and without any action on the part of any Party, shall be canceled, retired and extinguished and shall be automatically converted into the right to receive, without interest and on the terms and subject to the conditions of this Agreement, a portion, determined in accordance with the Member Allocation Schedule, of the difference between the Final Closing Consideration minus the Aggregate Transaction Bonus Amount. For the avoidance of doubt, the amount in cash to be paid to any Member in respect of its Purchased Units shall be rounded to the nearest whole cent.
(c)    Notwithstanding the foregoing, any Units owned by the Company, Merger Sub, WAEF or Parent immediately prior to the Effective Time will not convert as described in this Section 1.06 but will instead, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and retired and will cease to exist with no payment being made hereunder with respect thereto.
(d)    As soon as practicable after the date hereof, and in any event at least five Business Days prior to the Closing Date, the Company shall deliver, or shall cause to be delivered, a Letter of Transmittal and an IRS Form W-9 to each Member in respect of his, her or its Purchased Units for such Member’s completion and execution in accordance with the exchange procedures set forth in Section 1.11. Notwithstanding anything to the contrary set forth in this Agreement, if any Member fails to (i) deliver a duly executed and completed Letter of Transmittal and an IRS Form W-9 to the Member Representative and Paying Agent in accordance with Section 1.11 and (ii) comply with the exchange procedures applicable to the Member set forth in Section 1.11, such Member shall not be entitled to receive its portion of the Closing Consideration or any other amounts payable to the Members in accordance with the terms of this Agreement in respect of the Units held by such member immediately prior to the Effective Time unless and until such Member delivers a duly executed and completed Letter of Transmittal and an IRS Form W-9 to the Member Representative and Paying Agent, and complies with the exchange procedures set forth in Section 1.11.
Section 1.07    The Closing
The closing (the “Closing”) of the Transactions shall take place at the offices of Sidley Austin LLP, 787 Seventh Avenue, New York, New York 10019, on the date (the “Closing Date”) that is (a) the seventh Business Day after the day (the “Satisfaction Day”) on which all of the conditions set forth in Article VI have been satisfied or waived (other than those conditions which by their terms are intended to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible under applicable Law and the terms of this Agreement, waiver of those conditions), unless the first Business Day of the month following the Satisfaction Day is the fifth or sixth Business Day after the Satisfaction Day, in which case, such first Business Day of the following month, or (b) such other date and time as may be mutually agreed upon by the Parties. For accounting and tax purposes, the Closing shall be effective as of 11:59 p.m. Eastern Time on the Closing Date. On the Closing Date, the Company shall execute the Certificate of Merger, and file the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to Section 1.02 in accordance with the DLLCA.
Section 1.08    Closing Deliverables
At or prior to the Closing, as applicable, the Parties shall undertake the following actions:
(a)    The Purchaser Parties shall deliver or cause to be delivered:
(i)    to the Paying Agent, an amount equal to the Closing Distributable Proceeds, in accordance with Section 1.09(a);
(ii)    on behalf of the applicable members of the Company Group, the Estimated Transaction Expenses to the Persons and in the amounts so indicated in the Estimated Closing Statement in accordance with Section 1.09(a);
(iii)    to the Company and the Member Representative, a counterpart to each Transaction Document to be executed on the Closing Date to which Parent, WAEF, Merger Sub or any of their respective Affiliates is a party, duly executed and delivered by a duly authorized representative of such Person (and in the case of the Paying Agent Agreement, by the Paying Agent); and
(iv)    to the Company and the Member Representative, a certificate, executed by a duly authorized representative of Parent and dated as of the Closing Date, stating that the conditions specified in Section 6.03(a) and Section 6.03(b) have been satisfied.
(b)    The Company shall deliver or cause to be delivered:

(i)    to the Purchaser Parties, a copy of the certificate of formation (or similar document) of each member of the Company Group certified within 10 Business Days prior to the Closing Date, issued in each case by the Secretary of State of the State of Delaware;
(ii)    to the Purchaser Parties, a certificate of good standing of each member of the Company Group issued within ten (10) Business Days prior to the Closing Date, issued in each case by the Secretary of State of the State of Delaware;
(iii)    to the Purchaser Parties and the Member Representative, a counterpart to each Transaction Document to be executed on the Closing Date to which the Company or any of its Subsidiaries is a party, duly executed by a duly authorized representative of such Person;
(iv)    to each Member that is a party to a Transaction Document to be executed on the Closing Date to which the Company or any of its Subsidiaries is a party, a counterpart to such Transaction Document, duly executed and delivered by a duly authorized representative of the Company;
(v)    to the Purchaser Parties, a certificate, executed by a duly authorized representative of the Company and dated as of the Closing Date, stating that the conditions specified in Section 6.02(a) and Section 6.02(b) (solely as they relate to the Company’s compliance with the matters referred to therein) have been satisfied;
(vi)    to the Purchaser Parties, the financial statements referred to in Section 6.02(h) and written evidence of the terminations described in Section 6.02(i); and
(vii)    to the Purchaser Parties, the Paying Agent and the Member Representative, a duly executed and completed Letter of Transmittal (including an IRS Form W-9) from each Member other than A-A that has duly executed and completed and delivered (and not revoked) a Letter of Transmittal (including an IRS Form W-9) to the Company prior to Closing.
(c)    A-A shall deliver or cause to be delivered:
(i)    to the Company and the Purchaser Parties, a counterpart to each Transaction Document to be executed on the Closing Date to which A-A or any of its Subsidiaries (other than the Company Group and including in its capacity as Member Representative) is a party, duly executed by a duly authorized representative of such Person;
(ii)    to each Member that is a party to a Transaction Document to be executed on the Closing Date to which A-A is a party, a counterpart to such Transaction Document, duly executed and delivered by a duly authorized representative of A-A;
(iii)    to the Purchaser Parties, a certificate, executed by a duly authorized representative of A-A and dated as of the Closing Date, stating that the conditions specified in Section 6.02(a) and Section 6.02(b) (solely as they relate to A-A’s compliance with the matters referred to therein) have been satisfied; and

(iv)    to the Purchaser Parties and Paying Agent, a duly executed and completed Letter of Transmittal (including an IRS Form W-9) of A-A.
Section 1.09    Transaction Book Value; Payments at Closing
(a)    At the Closing and subject to the terms and conditions set forth in this Agreement, the Purchaser Parties shall pay or cause to be paid (i) to the Paying Agent for and on behalf of (A) the Member Representative, with respect to the Member Representative Expense Fund and (B) the Members holding Purchased Units immediately prior to the Effective Time, in each case, by wire transfer of immediately available funds to an account designated in writing by the Paying Agent no later than one Business Day prior to the Closing Date, an amount (the “Closing Distributable Proceeds”) equal to (y) the Estimated Closing Consideration minus (z) to the extent a Closing Date Transaction Bonus Election has been timely delivered in accordance with Section 5.17(a) and the Closing Date Aggregate Transaction Bonus Amount is not included as a deduction in the Estimated Closing Consideration, the Closing Date Aggregate Transaction Bonus Amount, (ii) subject to the terms and conditions set forth in this Agreement, the Estimated Transaction Expenses to the Persons and in the amounts so indicated in the Estimated Closing Statement in accordance with the payment instructions included therein, and (iii) to the extent a Closing Date Transaction Bonus Election has been timely delivered in accordance with Section 5.17(a), the Closing Date Aggregate Transaction Bonus Amount to AmeriHome Mortgage. Upon receipt of the Closing Distributable Proceeds, the Paying Agent shall distribute such amount (A) first, to the Member Representative in an amount equal to the Member Representative Expense Fund and (B) second, the remainder to A-A and each other Member that has submitted a Letter of Transmittal and IRS Form W-9 to the Member Representative and Paying Agent at or prior to the Closing in accordance with the Member Allocation Schedule.
(b)    Not less than two Business Days prior to the Closing Date, the Member Representative shall deliver to the Purchaser Parties a written statement (the “Estimated Closing Statement”) setting forth in reasonable detail the Company’s (i) good faith estimate of the Transaction Book Value (“Estimated Transaction Book Value”), (ii) good faith estimate of the Transaction Expenses (the “Estimated Transaction Expenses”) and (iii) good faith calculation of the Closing Consideration incorporating the foregoing (the “Estimated Closing Consideration”), with reasonable and appropriate supporting documentation, the components of which shall be unaudited and prepared in good faith and (other than the Estimated Transaction Expenses) in accordance with the Accounting Principles and in the same format as (and including only the same line items as are included in) the illustrative example included in the Example Statement of Transaction Book Value.
Section 1.10    Post-Closing Adjustment
(a)    As soon as reasonably practicable after the Closing Date, and in any event, within 45 days thereof, Parent shall deliver to the Member Representative a written statement (the “Proposed Closing Statement”) setting forth Parent’s good faith calculation of (i) the Transaction Book Value (the “Adjusted Transaction Book Value”), (ii) the Transaction Expenses (the “Adjusted Transaction Expenses”) and (iii) the Closing Consideration incorporating the foregoing (the “Adjusted Closing Consideration”), with reasonable and appropriate supporting documentation. For the avoidance of doubt, the Proposed Closing Statement shall entirely disregard (1) any and all effects on the assets or liabilities of the members of the Company Group as a result of any financing or refinancing arrangements entered into at any time by or on behalf of the Purchaser Parties or any of their Affiliates, (2) any other transaction entered into by or at the direction of Parent, WAEF or Merger Sub in connection with, or occurring after, the consummation of the Transactions, (3) any impact of purchase accounting, and (4) any changes to the Business or the Company Group after the Closing, including with respect to accounting, books and records or policies and procedures. The components of the Adjusted Transaction Book Value set forth in the Proposed Closing Statement shall be unaudited and prepared in good faith and in accordance with the Accounting Principles and in the same format as (and including only the same line items as are included in) the illustrative example included in the Example Statement of Transaction Book Value, and shall not reflect any accounting principles, policies, methods, practices, categories, estimates, judgments or assumptions other than as set forth on Exhibit C. No fact or event, including any market or business development, occurring after the Closing Date, and no change in GAAP or Law after the Closing Date, shall be taken into consideration in the calculations of the Estimated Transaction Book Value, the Adjusted Transaction Book Value or the Final Transaction Book Value. Neither the calculations of the Estimated Transaction Book Value, the Adjusted Transaction Book Value nor the Final Transaction Book Value, as applicable, nor any payments to be made pursuant to Section 1.10(f) are intended to be used to adjust for errors or omissions that may be found with respect to the Financial Statements.
(b)    After receipt of the Proposed Closing Statement from Parent, the Member Representative shall have 45 days to review the Proposed Closing Statement (such period, the “Review Period”) (including, if applicable, any work papers prepared by Parent’s or the Company’s accountants in connection therewith, subject to the Member Representative’s execution of customary non-reliance letters, confidentiality agreements or similar agreements that may be requested by such accountants), and the Member Representative and its Representatives shall be permitted reasonable access (including the right to make copies) to the books and records of the Surviving Company and to the appropriate personnel of Parent and the Surviving Company (including their accountants), in each case, upon reasonable notice and during normal business hours for purposes of providing reasonable assistance to the Member Representative and its Representatives in connection with its review of the Proposed Closing Statement and Parent’s calculation of the Adjusted Transaction Book Value, the Adjusted Transaction Expenses and the Adjusted Closing Consideration. If the Member Representative disagrees with Parent’s calculation of one or more of the Adjusted Transaction Book Value, the Adjusted Transaction Expenses or the Adjusted Closing Consideration, the Member Representative may, during the Review Period, deliver a notice to Parent, asserting such disagreement (any such written dispute or objection, an “Objection”). Any Objection shall set forth the basis for the Member Representative’s dispute or objections and the specific adjustments (including dollar amounts) to the Proposed Closing Statement that the Member Representative believes in good faith should be made. Any items not disputed or objected to in an Objection timely delivered by the Member Representative to Parent prior to the expiration of the Review Period shall be deemed to have been accepted by the Members. The Member Representative and Parent shall, within 30 days (or such longer period as the Member Representative and Parent may agree in writing) following delivery of an Objection by the Member Representative (such period, the “Resolution Period”), attempt in good faith to resolve their differences. All such discussions and communications related thereto shall (unless otherwise agreed by Parent and the Member Representative) be governed by Rule 408 of the Federal Rules of Evidence and any applicable similar state rule, and any resolution by them agreed to in writing as to any disputed amounts shall be final, binding and conclusive. During the Resolution Period, the Member Representative shall give Parent and its Representatives reasonable access (including the right to make copies) to all work papers and supporting records of the Member Representative and its Representatives which were used in calculating the values set forth in the Objection, subject to Parent’s execution of customary non-reliance letters, confidentiality agreements or similar agreements that may be requested by such accountants. Any matters the subject of a valid Objection that are subsequently resolved and agreed to by the Member Representative and Parent in writing, together with any items specified in the Proposed Closing Statement that are not disputed or objected to by the Member Representative pursuant to a valid Objection, are collectively referred to herein as the “Resolved Matters”.
(c)    If, at the end of a Resolution Period, the Member Representative and Parent have been unable to resolve any differences that they may have with respect to the matters specified in any Objection, then either the Member Representative or Parent may refer all such unresolved matters set forth in any such Objection (the “Unresolved Matters”) to an internationally recognized independent public accounting firm jointly selected by the Member Representative and Parent or, if the Member Representative and Parent are unable to agree within five Business Days from the end of a Resolution Period, then such internationally recognized independent public accounting firm jointly selected by the Member Representative’s and Parent’s independent accountants within five Business Days thereafter (the “CPA Firm”). The Member Representative and Parent each agree to promptly sign an engagement letter, in commercially reasonable form, as may reasonably be required by the CPA Firm. The CPA Firm shall, acting as experts in accounting and not as arbitrators, determine on a basis consistent with the requirements of this Agreement (including the Example Statement of Transaction Book Value), and only with respect to the applicable Unresolved Matters so submitted, whether and to what extent the Adjusted Transaction Book Value, the Adjusted Transaction Expenses and the Adjusted Closing Consideration require adjustment. The Member Representative and Parent shall request the CPA Firm to use its commercially reasonable efforts to (i) render its final written determination within 30 days after such firm’s engagement and (ii) prepare the Final Closing Statement (which shall be consistent with the Resolved Matters and the final determination by the CPA Firm of the Unresolved Matters) and determine any required adjustment to the Adjusted Transaction Book Value, the Adjusted Transaction Expenses and the Adjusted Closing Consideration. At the time of the submission of the Unresolved Matters to the CPA Firm, each of the Member Representative and Parent shall submit to the CPA Firm a written statement setting forth in reasonable detail their respective positions (including supporting documentation) with respect to the Unresolved Matters and the final written determination by the CPA Firm with respect to any Unresolved Matters submitted to the CPA Firm for consideration shall be based only on the written submissions by the Member Representative and Parent, provided, that Parent shall make reasonably available to the CPA Firm, upon the CPA Firm’s request, all relevant books, records (including work papers, schedules, memoranda and other documents) and supporting data relating to the Proposed Closing Statement and all other items reasonably requested by the CPA Firm (provided, that Parent shall contemporaneously provide a copy to the Member Representative of any materials requested by, and provided to, the CPA Firm). None of the Member Representative, Parent, nor any of their respective Affiliates shall have any ex parte communications or meetings with the CPA Firm regarding the subject matter hereof without the other party’s prior written consent. The final written determination of the CPA Firm shall be made in strict accordance with the terms of this Agreement (including the Example Statement of Transaction Book Value), without regard to principles of equity. With respect to each Unresolved Matter, the CPA Firm’s determination, if not in accordance with the position of either the Member Representative or Parent, shall be not in excess of the higher, nor less than the lower, of the amounts advocated by the Member Representative or Parent with respect thereto in the Objection or the Proposed Closing Statement, respectively. The CPA Firm’s final written determination shall be conclusive and binding upon the Member Representative and Parent, absent manifest error. The “Final Closing Statement” shall be (A) in the event that no Objection is received by Parent from the Member Representative prior to the expiration of the Review Period, the Proposed Closing Statement delivered by Parent to the Member Representative pursuant to Section 1.10(a), (B) in the event that an Objection is received by Parent from the Member Representative prior to the expiration of the Review Period and all matters set forth in such Objection have become Resolved Matters during the Resolution Period, the Proposed Closing Statement delivered by Parent to the Member Representative pursuant to Section 1.10(a) as adjusted to be consistent with the Resolved Matters or (C) in the event that an Objection is received by Parent from the Member Representative prior to the expiration of the Review Period and less than all of the matters set forth in such Objection have become Resolved Matters during the Resolution Period, the Proposed Closing Statement delivered by Parent to the Member Representative pursuant to Section 1.10(a) as adjusted by the CPA Firm to be consistent with the Resolved Matters and the final determination by the CPA Firm of the Unresolved Matters in accordance with this Section 1.10(c), in each case, subject to the same requirements set forth in Section 1.10(a). In the event that the Final Closing Statement is determined (1) pursuant to clause (A) or (B) of the immediately preceding sentence, the Member Representative shall prepare the Final Closing Statement in strict accordance with the terms of this Agreement (including the Example Statement of Transaction Book Value), and deliver such items to Parent within three Business Days following the determination thereof or (2) pursuant to clause (C) of the immediately preceding sentence, the CPA Firm shall prepare the Final Closing Statement (which shall be consistent with the Resolved Matters and the final determination by the CPA Firm of the Unresolved Matters) and calculate the Adjusted Transaction Book Value, the Adjusted Transaction Expenses and the Adjusted Closing Consideration based on the Final Closing Statement, in each case, in strict accordance with the terms of this Agreement (including the Example Statement of Transaction Book Value), and deliver such items to the Member Representative and Parent within three Business Days following the delivery of the final written determination by the CPA Firm of the Unresolved Matters to the Member Representative and Parent.
(d)    All fees and disbursements of the CPA Firm shall be borne by Parent and the Member Representative in inverse proportion to the success of Parent, on the one hand, and the Member Representative, on the other hand, with respect to the resolution of the Unresolved Matters by the CPA Firm. In the event the Member Representative owes fees and disbursements to the CPA Firm, such fees and disbursements shall be paid from the Member Representative Expense Fund or otherwise by the Member Representative (on behalf of the Members).
(e)    Once the Parties agree upon or otherwise arrive at, or once the CPA Firm has made a final determination on, the Adjusted Closing Consideration, the final determined amount shall be referred to as the “Final Closing Consideration.”
(f)    Within two Business Days after the Final Closing Consideration is determined:
(i)    if the Final Closing Consideration exceeds the Estimated Closing Consideration (any such excess, the “Positive Adjustment Amount”), then Parent shall pay to the Paying Agent promptly, but in any event within five Business Days of the final determination of the Final Closing Consideration, an amount equal to the Positive Adjustment Amount for distribution (A) first, to the Member Representative in an amount equal to the amount by which the Member Representative determines to increase the Member Representative Expense Fund in accordance with Section 9.19(c) and (B) second, the remainder to A-A and each other Member that has submitted a Letter of Transmittal and IRS Form W-9 to the Member Representative and Paying Agent at or prior to the Closing in accordance with the Member Allocation Schedule; and
(ii)    if the Estimated Closing Consideration exceeds the Final Closing Consideration (any such excess, the “Negative Adjustment Amount”), then A-A and each other Member shall pay, severally and not jointly, their pro rata portion (based on the Member Allocation Schedule), promptly, but in any event within five Business Days of the final determination of the Final Closing Consideration of an amount equal to the Member Negative Adjustment Amount to Parent and Parent shall cause the Surviving Company (as designee of A-A under the Transaction Bonus Agreements with respect to the recovery of any amounts recoverable in connection with any Negative Adjustment Amount, such designation evidenced by the signature of A-A on this Agreement) to collect the Bonus Recipient Negative Adjustment Amount from each Transaction Bonus Participant pursuant to the last paragraph of Section I of the Transaction Bonus Agreement to which each such Transaction Bonus Participant is a party. Any cash payment pursuant to this Section 1.10(f) shall be made by wire transfer of immediately available funds.
(g)    Promptly following any payment to the Paying Agent pursuant to Section 1.10(f), the Member Representative will promptly instruct the Paying Agent to distribute such amount to the Members, in accordance with the Member Allocation Schedule.
(h)    Each of (i) the Members, in the aggregate, on the one hand, and (ii) the Surviving Company, on the other hand, shall pay 50% of any costs, fees and expenses in connection with the engagement and services of the Paying Agent.
(i)    Except as otherwise required by applicable Law, the Parties hereto shall treat any payment made pursuant to Article VIII as an adjustment to the Final Closing Consideration.
Section 1.11    Exchange Procedures.
(a)    Promptly following receipt of the Closing Distributable Proceeds from Parent, the Member Representative shall direct the Paying Agent to distribute the Closing Distributable Proceeds in accordance with the last sentence of Section 1.09(a). To the extent that a Member has not delivered a Letter of Transmittal and IRS Form W-9 to the Member Representative and Paying Agent at or prior to the Closing, following the Closing, such Member shall deliver to the Member Representative, Paying Agent and the Surviving Company a duly executed and completed Letter of Transmittal and IRS Form W-9 in order to receive the amount to which such Member is entitled in accordance with the last sentence of Section 1.09(a) and the other amounts payable to such member under this Agreement.

(b)    Any portion of the Closing Distributable Proceeds payable to the Paying Agent pursuant to Section 1.09(a) or Positive Adjustment Amount payable to the Paying Agent pursuant to Section 1.10(f)(i) that remains undistributed for 24 months after the Effective Time shall be delivered to the Surviving Company, upon demand, and any Member who has not delivered a duly executed and completed Letter of Transmittal (including an IRS Form W-9) by such date in accordance with the terms of this Section 1.11, shall thereafter look only to the Surviving Company (and not Parent, the Member Representative, the Paying Agent nor any of their Affiliates (other than, in the case of Parent, the Surviving Company)) for payment of its claim for an amount equal to its allocable portion of the amount to which such Member is entitled in accordance with the last sentence of Section 1.09(a) and any additional amounts payable to such Member pursuant to this Agreement, in accordance with the Member Allocation Schedule.
(c)    None of the Parties nor the Paying Agent shall be liable to any Person in respect of any portion of the amount payable to any Member pursuant to the last sentence of Section 1.09(a) delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Member has not delivered a duly executed and completed Letter of Transmittal and an IRS Form W-9 prior to five years after the Effective Time or immediately prior to such earlier date on which the amount to which such Member is entitled in accordance with the last sentence of Section 1.09(a) or any additional amounts payable to such member pursuant to this Agreement would otherwise escheat to or become the property of any Governmental Authority, any cash in respect of such Member’s Purchased Units shall, to the extent permitted by applicable Law, become the property of the Surviving Company (and not Parent nor any of its Affiliates other than the Surviving Company), free and clear of all claims or interest of any person previously entitled thereto.
Section 1.12    Withholding
Notwithstanding anything to the contrary herein or otherwise, the Purchaser Parties, the Surviving Company, and their respective Affiliates and Representatives shall each be entitled to deduct and withhold from any amounts otherwise payable under this Agreement any Taxes required to be deducted and withheld under applicable Law; provided, that the applicable Purchaser Party shall provide notice at least five Business Days prior to withholding to the Member Representative of such Purchaser Party’s (or its Affiliates’ or Representatives’) intention to withhold in respect of any payment, together with the basis for such withholding, and such Purchaser Party shall reasonably cooperate with the Member Representative to minimize or eliminate such withholding; provided, however, that the notice requirement shall not apply to any withholding obligations for employment and payroll Taxes, if applicable. To the extent that amounts are so withheld and paid to the appropriate Tax Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable party in respect of which such deduction or withholding was made.
Section 1.13    No Further Ownership Rights in Membership Interests
The amounts payable pursuant to this Article I, when paid in accordance with the provisions of this Article I and the Certificate of Merger, shall be deemed to have been paid in full satisfaction of all rights pertaining to the Purchased Units outstanding immediately prior to the Effective Time. At and after the Effective Time, the transfer books of the Surviving Company shall be closed with respect to the limited liability company interests of the Company, and there shall be no further registration of transfers of the Units of the Company thereafter on the records of the Surviving Company.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE MEMBERS
Except as set forth in the Disclosure Schedules delivered by the Company to the Purchaser Parties simultaneously with the execution of this Agreement (each of which shall be deemed to qualify any representation or warranty in this Article II to the extent that the manner in which it would qualify a representation or warranty is reasonably apparent), each Member hereby represents and warrants solely with respect to such Member, severally and not jointly, to the Purchaser Parties, as of the date hereof (except as expressly set forth otherwise in any representation or warranty in this Article II), as follows:
Section 2.01    Organization; Standing; Qualification and Power
To the extent such Member is not an individual, such Member is duly organized, validly existing and in good standing (in such jurisdictions where such status is recognized) under the Laws of the jurisdiction of its incorporation or organization, except where the failure to be in good standing would not, individually or in the aggregate, prevent or materially delay such Member from consummating the Transactions.
Section 2.02    Authority; Execution and Delivery; Enforceability
Such Member has all requisite power and authority (or in the case of a Member that is an individual, such Member has the legal capacity) to execute and deliver this Agreement and each of the Transaction Documents to which such Member will be a party and to consummate the Transactions. The execution, delivery and performance of this Agreement by such Member has been duly authorized by all requisite action by such Member. The execution, delivery and performance of the applicable Transaction Documents by such Member will be, when delivered, duly authorized by all requisite action by such Member. This Agreement has been duly and validly executed and delivered by such Member and, assuming this Agreement has been duly authorized, executed and delivered by the other Parties, this Agreement constitutes a valid and binding obligation of such Member enforceable against it in accordance with its respective terms, subject to the Enforceability Exceptions. Upon the execution and delivery of each of the Transaction Documents to which such Member will be a party, each such Transaction Document will be duly and validly executed and delivered by such Member and, assuming such Transaction Document has been duly authorized, executed and delivered by the other parties thereto, as applicable, upon its execution and delivery by such other parties thereto, each such Transaction Document to which such Member will be a party will constitute a valid and binding obligation of such Member enforceable against it in accordance with its respective terms, in each case, subject to the Enforceability Exceptions.
Section 2.03    No Conflict; Consents
(a)    Except as set forth in Section 2.03(a) of the Disclosure Schedules, the execution, delivery and performance of this Agreement and the Transaction Documents by such Member, and the consummation by such Member of the Transactions, will not (i) if such Member is a legal entity, violate any provision of the Organizational Documents of such Member, (ii) result in a violation or breach of, or constitute (with or without the giving of notice, the lapse of time or both) a default (or give rise to any right of termination, amendment, acceleration or cancellation of obligations) under, any material Contract to which such Member is a party or by which any of its respective properties or assets are bound or (iii) assuming that all Approvals have been obtained and all filings, registrations and notifications have been made, each as contemplated by Section 2.03(b) (as it relates to any Member), Section 3.04(b) or Section 4.03(b), violate any Law applicable to such Member or by which any of its properties or assets are bound, other than, in the case of clauses (ii) and (iii) above, any such violations, breaches, defaults, rights of termination or cancellation of obligations which would not prevent or materially delay such Member from consummating the Transactions.
(b)    Except as set forth in Section 2.03(b) of the Disclosure Schedules, the execution, delivery and performance of this Agreement and the Transaction Documents to which such Member will be a party by such Member, and the consummation by such Member of the Transactions, will not require any waiver, authorization or other Permit of, or filing or registration with or notification to, any Governmental Authority, other than (i) compliance with all applicable Antitrust Laws, (ii) as may be required as a result of any facts or circumstances related to the Company Group or the Purchaser Parties, and (iii) such Approvals, filings, registrations or notifications which, if not made or obtained, would not prevent or materially delay such Member from consummating the Transactions.
(c)    No Member owns interests in any Person or is aware of any facts or circumstances (including any possible other transaction pending or under consideration by such Member or any member of the Company Group) that, assuming the truth and accuracy of the representations and warranties in Article IV, (i) reasonably would be expected to prohibit or materially impair or delay the ability of any of the Parties to obtain the consents, authorizations, orders or approvals of the applicable Governmental Antitrust Authorities without any structural or conduct relief or (ii) could cause a Governmental Antitrust Authority to seek to prohibit or materially delay consummation of the Transactions or impose a condition or conditions that could have a Material Adverse Effect.
Section 2.04    Title
Such Member is, as of the date hereof, the record and beneficial owner of all of the outstanding Units in the Company set forth opposite such Member’s name in Section 2.04 of the Disclosure Schedules, and such Member has good and marketable title to such Units of the Company, free and clear of all Encumbrances (other than under the Company Operating Agreement or any restriction or transfer arising under applicable securities Laws). Except pursuant to this Agreement and the Company Operating Agreement, there is no obligation under any Contract pursuant to which such Member has, directly or indirectly, granted any option, warrant or other right to any Person to acquire any of such Member’s Units or other ownership interest of the Company held by such Member. Except as set forth in Section 2.04 of the Disclosure Schedules and the Company Operating Agreement, such Member is not a party to, and the Units in the Company set forth opposite such Member’s name in Section 2.04 of the Disclosure Schedules are not subject to, any voting agreement, voting trust, proxy or other Contract relating to the transfer or voting of such Units.

Section 2.05    Brokers’ and Finders’ Fees
Such Member has not employed any broker, finder, or other intermediary in connection with the Transactions for which any member of the Company Group would have liability for fees following the Closing Date.
Section 2.06     Litigation
No Action by or against such Member, or involving the business or property of such Member, is pending or, to the actual knowledge, after reasonable inquiry, of such Seller, threatened in writing, that could reasonably be expected to affect the legality, validity or enforceability of this Agreement or prevent or materially delay such Member from consummating the Transactions.
Section 2.07    No Additional Representations
(a)    NEITHER SUCH MEMBER NOR ANY OF ITS AFFILIATES OR OTHER REPRESENTATIVES IS MAKING OR HAS MADE ANY WRITTEN OR ORAL REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER, INCLUDING WITH RESPECT TO SUCH MEMBER, THE UNITS OWNED BY SUCH MEMBER, THE COMPANY GROUP, ANY OF THE ASSETS, RIGHTS OR PROPERTIES OF THE COMPANY GROUP OR THE BUSINESS, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE ii.
(b)     SUCH MEMBER DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES NOT EXPRESSLY MADE IN THIS ARTICLE II, WHETHER MADE BY SUCH MEMBER, ANY OTHER MEMBER, THE COMPANY, ANY OTHER MEMBER OF THE COMPANY GROUP OR ANY OTHER PERSON. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE ii, SUCH MEMBER DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT OR INFORMATION MADE, COMMUNICATED OR FURNISHED (ORALLY OR IN WRITING, IN ANY MANAGEMENT PRESENTATION OR CONFIDENTIAL INFORMATION MEMORANDUM OR OTHERWISE) TO PARENT, WAEF AND/OR MERGER SUB OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO PARENT, WAEF AND/OR MERGER SUB BY ANY REPRESENTATIVE OF THE MEMBER, ANY OTHER MEMBER, THE COMPANY, ANY OTHER MEMBER OF THE COMPANY GROUP OR ANY OTHER PERSON). NOTWITHSTANDING ANYTHING SET FORTH IN THIS AGREEMENT TO THE CONTRARY, SUCH MEMBER DOES NOT MAKE ANY REPRESENTATIONS OR WARRANTIES TO PARENT, WAEF AND/OR MERGER SUB REGARDING ANY PROJECTIONS OR THE FUTURE OR PROBABLE PROFITABILITY, SUCCESS, BUSINESS, OPPORTUNITIES, RELATIONSHIPS AND OPERATIONS OF THE COMPANY, ANY OTHER MEMBER OF THE COMPANY GROUP OR THE BUSINESS.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in the Disclosure Schedules delivered by the Company to the Purchaser Parties simultaneously with the execution of this Agreement (each of which shall be deemed to qualify any representation or warranty in this Article III to the extent that the manner in which it would qualify a representation or warranty is reasonably apparent), the Company hereby represents and warrants to the Purchaser Parties, as of the date hereof (except as expressly set forth otherwise in any representation or warranty in this Article III), as follows:
Section 3.01    Organization; Standing; Qualification and Power
(a)    The Company is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, with all power and authority necessary to own, lease or operate the properties and assets owned, leased or operated by it and to carry on the Business as currently conducted, in each case, except where the failure to be in good standing or have such power and authority would not, individually or in the aggregate, have a Material Adverse Effect.
(b)    Each other member of the Company Group is validly existing and in good standing under the laws of the jurisdiction of its organization, with all power and authority necessary to own, lease or operate the properties and assets owned, leased or operated by it and to carry on the Business, in each case, except where the failure to be in good standing or have such power and authority would not, individually or in the aggregate, have a Material Adverse Effect.
(c)    Each member of the Company Group is qualified or licensed to do business and in good standing (or equivalent status) in each jurisdiction in which ownership of its property or assets or the conduct of its business requires such qualification or license, except where the failure to be so qualified or licensed or in good standing (or equivalent status) would not, individually or in the aggregate, have a Material Adverse Effect.
Section 3.02    Authority; Execution and Delivery; Enforceability
The Company has all requisite power and authority to execute and deliver this Agreement and each of the Transaction Documents to which the Company will be a party and to consummate the Transactions. The execution, delivery and performance of this Agreement by the Company has been duly authorized by all requisite action by the Company. The execution, delivery and performance of the applicable Transaction Documents by the Company will be, when delivered, duly authorized by all requisite action by the Company. The affirmative vote of the holders of a majority of the outstanding A-A Units (as defined in the Company Operating Agreement) approving the Merger is the only vote of the holders of any of the Units necessary in connection with the consummation of the Merger. Such vote will have been duly and validly obtained by virtue of A-A, which holds all of the issued and outstanding A-A Units, executing this Agreement on the date hereof pursuant to Section 5.13(a). This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement has been duly authorized, executed and delivered by the other Parties (other than A-A), this Agreement constitutes a valid and binding obligation of the Company enforceable against it in accordance with its respective terms, subject to the Enforceability Exceptions. Upon the execution and delivery of each of the Transaction Documents to which the Company will be a party, each such Transaction Document will be duly and validly executed and delivered by the Company and, assuming such Transaction Document has been duly authorized, executed and delivered by the other parties thereto, as applicable, upon its execution and delivery by such other parties thereto, each such Transaction Document to which the Company will be a party will constitute a valid and binding obligation of the Company enforceable against it in accordance with its respective terms, in each case, subject to the Enforceability Exceptions.
Section 3.03    Capitalization and Subsidiaries
(a)    The Members collectively own the Units of the Company set forth in Section 3.03(a) of the Disclosure Schedules, which constitute all of the issued and outstanding equity interests of the Company as of the date hereof. All issued and outstanding Units have been duly authorized and validly issued and were not issued in violation of any preemptive rights.
(b)    Except as set forth in Section 3.03(b) of the Disclosure Schedules or in the Company Operating Agreement, there are no outstanding (i) securities convertible into or exchangeable for Units of the Company, (ii) (x) options, warrants, calls, repurchase rights, voting rights, commitments or claims of any other character relating to the issuance of, or other rights to purchase or subscribe for, Units of the Company or securities convertible into or exchangeable for Units of the Company, or (y) share appreciation rights, performance shares, contingent value rights, “phantom” share or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of Units of the Company or (iii) Contracts of any kind to which the Company is subject or bound requiring the issuance after the date of this Agreement of (A) any Units of the Company, (B) any convertible or exchangeable security of the type referred to in clause (i) or (C) any options, warrants, calls or rights of the type referred to in clause (ii).
(c)    Except as set forth in Section 3.03(c) of the Disclosure Schedules or in the Company Operating Agreement, there are no voting trusts, proxies or other agreements or understandings to which any member of the Company Group is bound with respect to voting of any shares or any other equity interest of any member of the Company Group.
(d)    Section 3.03(d) of the Disclosure Schedules sets forth, as of the date of this Agreement, a true and complete list of the Subsidiaries of the Company and the authorized and the issued and outstanding capital stock or other ownership interests, as the case may be, of each Subsidiary of the Company. Except as set forth in Section 3.03(d) of the Disclosure Schedules, all issued and outstanding shares of capital stock or other ownership interests set forth in Section 3.03(d) of the Disclosure Schedules have been duly authorized and validly issued, were not issued in violation of any preemptive rights and are owned, directly or indirectly, by the Company free and clear of any Encumbrances other than restrictions on transfer arising under the Organizational Documents of such Subsidiaries or under applicable securities Laws. Except as set forth in Section 3.03(d) of the Disclosure Schedules, there are no outstanding (i) securities convertible into or exchangeable for the capital stock or other ownership interests of any Subsidiary of the Company, (ii) (x) options, warrants, calls, repurchase rights, voting rights, commitments or claims of any other character relating to the issuance of, or other rights to purchase or subscribe for, capital stock or other ownership interests of any Subsidiary of the Company or securities convertible into or exchangeable for capital stock or other ownership interests of any Subsidiary of the Company, or (y)

share appreciation rights, performance shares, contingent value rights, “phantom” share or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of capital stock or other ownership interests of any Subsidiary of the Company or (iii) Contracts of any kind by which any member of the Company Group is subject or bound requiring the issuance after the date of this Agreement of (A) any capital stock or any other ownership interests of any Subsidiary of the Company, (B) any convertible or exchangeable security of the type referred to in clause (i) or (C) any options, warrants, calls or rights of the type referred to in clause (ii).
(e)    Except for the interests in Company Subsidiaries owned by the Company or any of its Subsidiaries, no member of the Company Group owns, directly or indirectly, any interest or investment in the form of equity in any Person.
(f)    No member of the Company Group is the subject of any bankruptcy, dissolution, liquidation, reorganization or similar proceeding.
Section 3.04    No Conflict; Consents
(a)    Except as set forth in Section 3.04(a) of the Disclosure Schedules, the execution, delivery and performance of this Agreement and the applicable Transaction Documents by the Company, and the consummation by the Company of the Transactions, will not (i) violate any provision of the Organizational Documents of the Company, (ii) violate any provision of the Organizational Documents of any Subsidiary of the Company, (iii) result in a violation or breach of, or constitute (with or without the giving of notice, the lapse of time or both) a default (or give rise to any right of termination, amendment, acceleration or cancellation of obligations) under, any Material Contract to which any member of the Company Group is a party or by which any of its respective properties or assets are bound or (iv) assuming that all Approvals have been obtained and all filings, registrations and notifications have been made, each as contemplated by Section 2.03(b), Section 3.04(b) or Section 4.03(b), violate any Law applicable to any member of the Company Group or by which any of its properties or assets are bound, other than, in the case of clauses (ii), (iii) and (iv) above, any such violations, breaches, defaults, rights of termination or cancellation of obligations which would not have a Material Adverse Effect.
(b)    Except as set forth in Section 3.04(b) of the Disclosure Schedules, the execution, delivery and performance of this Agreement and the Transaction Documents by the Company, and the consummation by the Company of the Transactions, will not require any waiver, authorization or other Permit of, or filing or registration with or notification to, any Governmental Authority, other than (i) compliance with all applicable Antitrust Laws, (ii) the filing of the Certificate of Merger with, and the acceptance for record thereof by, the Secretary of the State of the State of Delaware, (iii) as may be required as a result of any facts or circumstances related to Parent, WAEF or Merger Sub and (iv) such Approvals, filings, registrations or notifications which, if not made or obtained would not have a Material Adverse Effect.
(c)    The Company does not own interests in any Person and is not aware of any facts or circumstances (including any possible other transaction pending or under consideration by the Members or any member of the Company Group) that, assuming the truth and accuracy of the representations and warranties in Article IV, (i) reasonably would be expected to prohibit or materially impair or delay the ability of any of the Parties to obtain the consents, authorizations, orders or approvals of the applicable Governmental Antitrust Authorities without any structural or conduct relief or (ii) would cause a Governmental Antitrust Authority to seek to prohibit or materially delay consummation of the Transactions or impose a condition or conditions that would have a Material Adverse Effect.
Section 3.05    Financial Statements; No Undisclosed Liabilities
(a)    Section 3.05(a) of the Disclosure Schedules sets forth copies of (i) the audited consolidated balance sheet and related consolidated statements of income, changes in member’s equity and cash flows of the Company and its Subsidiaries as of and for the fiscal year ended December 31, 2019 (including any related notes and schedules) (the “Year-End Financial Statements”) and (ii) the unaudited consolidated balance sheet (the “Interim Balance Sheet”) of the Company as of September 30, 2020 (the “Interim Balance Sheet Date”), and the related consolidated statements of income, changes in member’s equity and cash flows for the nine-month periods then ended (the “Interim Financial Statements” and, together with the Year-End Financial Statements, the “Financial Statements”). The Financial Statements were derived from the books and records of the Company and present fairly, in all material respects, the consolidated financial position of the Company at December 31, 2019 and the Interim Balance Sheet Date, and the consolidated results of its operations and its cash flows for the periods then ended in conformity with GAAP, except as otherwise noted therein, and subject, in the case of the Interim Financial Statements, to normal year-end adjustments.
(b)    Except as set forth in the Financial Statements (or the notes thereto), or as set forth in Section 3.05(b) to the Disclosure Schedules, to the Knowledge of the Company, as of the date of this Agreement, the Company does not have any material liability of any kind (whether accrued, absolute, contingent or otherwise, and whether due or to become due) which is of a nature required by GAAP to be reflected in a balance sheet, and which is not accrued or reserved against in the Interim Financial Statements or the notes thereto, other than (i) liabilities otherwise disclosed in this Agreement or in the Disclosure Schedules hereto, (ii) liabilities arising under this Agreement and any Transaction Document, (iii) liabilities incurred in the ordinary course of business since the Interim Balance Sheet Date (none of which is a liability for a breach of contract, breach of warranty, tort infringement, claim or a lawsuit), (iv) liabilities arising from any action specifically permitted under the exceptions to the covenants set forth in Section 5.01(b), (v) expenses of any member of the Company Group related to the Transaction, (vi) liabilities under Contracts of a member of the Company Group (other than a liability for a breach of a Contract) and (vii) liabilities that, as of the Closing, will have been discharged or paid in full or are taken into account in the calculation of Estimated Transaction Book Value.
(c)    The Company and its Subsidiaries maintain a system of internal accounting controls that is designed to provide reasonable assurances that transactions involving the business of the Company and its Subsidiaries are recorded as necessary to permit preparation of the financial statements of the business of the Company and its Subsidiaries that are free from material misstatement. Since the Interim Balance Sheet Date, none of the Company, the Company’s independent accountant or the Board has received any written, or to the Knowledge of the Company, oral notification of any (i) “significant deficiency” in the internal controls over financial reporting of the Company or its Subsidiaries, (ii) “material weakness” in the internal controls over financial reporting of the Company or its Subsidiaries or (iii) fraud, whether or not material, that involves management or other employees of the Company or its Subsidiaries who have a significant role in the internal controls over financial reporting of the Company or its Subsidiaries.
Section 3.06    Absence of Certain Changes
Except as set forth in Section 3.06 of the Disclosure Schedules or as contemplated by this Agreement or any of the Transaction Documents from the Interim Balance Sheet Date through the date of this Agreement, there has not been any event, change, occurrence or effect that has resulted in, or is reasonably expected to result in, a Material Adverse Effect.
Section 3.07    Compliance with Law; Permits
(a)    Except as set forth in Section 3.07(a) of the Disclosure Schedules, each member of the Company Group is, and since the Lookback Date has been and has conducted its business and operations, in compliance with all Laws applicable to such member of the Company Group, in each case, except for any violations that would, individually or in the aggregate, not reasonably be expected to be material to the Business taken as a whole. From the Lookback Date through the date of this Agreement, no member of the Company Group has received written notice from any Governmental Authority alleging any violation or violations under any applicable Law applicable to the conduct of the Business which would, individually or in the aggregate, reasonably be expected to be material to the Business or the Company Group taken as a whole.
(b)    Except as set forth in Section 3.07(b) of the Disclosure Schedules, (i) all Permits required to conduct the Business are in possession of the Company Group, are valid and in full force and effect and are being (and have since the Lookback Date been) complied with by the Company Group in all material respects, except for such Permits, the failure of which to possess, to be in full force and effect or with which to be in compliance would not reasonably be expected to have a Material Adverse Effect.
(c)    Since the Lookback Date and except as set forth in Section 3.07(c) of the Disclosure Schedules, (i) except for indemnification, repurchase and make whole demands made by GSEs in the ordinary course of business, no member of the Company Group has received any written notice from any Governmental Authority that (A) alleges any noncompliance (or that any member of the Company Group is under investigation or the subject of an inquiry by any such Governmental Authority for such alleged noncompliance) with any Law, (B) asserts any deficiency in required legal capital or (C) would be reasonably likely to result in a fine, assessment or cease and desist order, or the suspension, revocation or material limitation or restriction of any Permit, in each of cases (A), (B) and (C), that is material to the Company Group, taken as a whole, and (ii) no member of the Company Group has entered into any written agreement or written settlement with any U.S. federal Governmental Authority, any U.S. state Governmental Authority (excluding (A) indemnification agreements entered into with GSEs in the ordinary course of business and (B) regular exam close-out letters and comparable documents that are not material to any member of the Company Group, taken as a whole) or any other Governmental Authority that is material to any member of the Company Group, taken as a whole, with respect to its non-compliance with, or violation of, any Law.

(d)    Since the Lookback Date, no member of the Company Group has received (i) any written notice (or, to the Knowledge of the Company, any other communication) of any cancellation or suspension of, or material limitation on, its status as an approved issuer, seller/servicer or lender, as applicable, by any Governmental Authority or (ii) other than as described in Section 3.07(d) of the Disclosure Schedules, any written notice (or, to the Knowledge of the Company, any other communication) indicating that any event has occurred or any circumstance exists that would reasonably be expected to result in any member of the Company Group not maintaining its servicing rights in respect of any servicing agreement with a Governmental Authority or other third party that, in the case of (i) and (ii), has resulted in, or is reasonably expected to result in, a Material Adverse Effect.
(e)    The Company is not an “investment company” as defined in Section 3(a) of the Investment Company Act of 1940, as amended.
(f)    Since the Lookback Date, neither the Company nor its Subsidiaries nor any of their respective officers, directors or employees or, to the Knowledge of the Company, any of their respective agents or Representatives (other than officers, directors and employees) is or has otherwise been in violation of any applicable anti-bribery, anti-corruption or similar Laws, including the U.S. Foreign Corrupt Practices Act of 1977, as amended (15 U.S.C. §§ 78dd-1, et seq.), and the UK Bribery Act 2010 (the “Anti-Corruption Laws”) that has resulted in, or is reasonably expected to result in, a Material Adverse Effect. There is no pending or, to the Knowledge of the Company, threatened investigation, allegation, complaint, subpoena, self-disclosure, request for information, or notice of potential liability regarding any actual or possible violation of any Anti-Corruption Laws by the Company or its Subsidiaries or any of their respective officers, directors or employees or, to the Knowledge of the Company, any of their respective agents or Representatives that has resulted in, or is reasonably expected to result in, a Material Adverse Effect. Within the previous five years, no member of the Company Group has received any communication in writing or, to the Knowledge of the Company, orally from any Governmental Authority or any other Person (including internal whistleblowers) of any actual or alleged violation of, breach of or noncompliance with the Anti-Corruption Laws or the Company’s policies, procedures and controls to prevent corrupt conduct by the Company or its Subsidiaries or any of their respective officers, directors, employees or, to the Knowledge of the Company, any of their respective agents or Representatives (other than officers, directors and employees) that has resulted in, or is reasonably expected to result in, a Material Adverse Effect. For at least the previous five years, the Company Group has maintained and implemented policies, procedures and internal controls to ensure compliance with all Anti-Corruption Laws applicable to the Company Group, in each case, except for any violations that have not had, and would not reasonably be expected to have, a Material Adverse Effect.
Section 3.08    Litigation
Except (i) as set forth in Section 3.08(a) of the Disclosure Schedules or (ii) with respect to any investigation under the HSR Act or applicable Antitrust Laws relating to the Transactions, as of the date of this Agreement, there is no Action pending or, to the Knowledge of the Company, threatened in writing against any member of the Company Group that would reasonably be expected to be material to the Business taken as a whole. Except as set forth in Section 3.08(b) of the Disclosure Schedules, as of the date of this Agreement, there are no outstanding writs, judgments, injunctions, decrees, settlement agreements or similar orders by which any member of the Company

Group is bound which would, individually or in the aggregate, be reasonably expected to be material to the Business taken as a whole or that would, individually or in the aggregate, have a material adverse effect on the ability of any member of the Company Group to consummate the Transactions prior to the Outside Date.
Section 3.09    Taxes
(a)    (1) (i) All income Tax Returns, all sales and use Tax Returns, all employment and payroll related Tax Returns, and all other material Tax Returns required to be filed by or on behalf of any member of the Company Group have been duly and timely filed with the appropriate Tax Authority (after giving effect to any valid extensions of time in which to make such filings), provided that Section 3.09(a) of the Disclosure Schedules sets forth each unfiled Tax Return of each member of the Company Group that has the due date therefor deferred by legislative enactment or act of the relevant Tax Authority on account of the COVID-19 pandemic, but would otherwise have a due date prior to the date hereof, and the amount of Taxes that will be due upon the filing of such Tax Return; (ii) all such Tax Returns referred to in clause (i) are true, correct and complete in all material respects and were prepared in material compliance with all Laws; and (iii) all Taxes required to be paid by any member of the Company Group (whether or not shown on any Tax Return as due) have been fully and timely paid; (2) the Company has not made any election or otherwise taken any action pursuant to Treasury Regulations Section 301.9100-22(a) to cause the Partnership Audit Rules to apply at any earlier date than is required by Law to the Company; (3) each member of the Company Group has (i) withheld (or caused to be withheld) all Taxes required to be withheld by such member in respect of all payments to employees, independent contractors, creditors, officers, managers, directors, and any other Persons; (ii) timely remitted (or caused to be remitted) all such Taxes withheld to the appropriate Tax Authority in accordance with applicable Law; and (iii) complied in all material respects with all information reporting requirements related to such withholding and remittance obligations; and (4) there are no liens for Taxes upon any property or assets of the members of the Company Group, except Permitted Encumbrances (for which any such liens for Taxes being contested in good faith are listed on Section 3.09(a) of the Disclosure Schedules).
(b)    As of the date of this Agreement, no member of the Company Group has waived any statute of limitations in respect of any Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency which waiver or extension remains in effect.
(c)    No member of the Company Group has been a member of a combined, consolidated, affiliated or unitary group for Tax filing purposes (other than a group the common parent of which was an Affiliate of the Company).
(d)    Section 3.09(d) of the Disclosure Schedules sets forth each jurisdiction where each member of the Company Group has filed income Tax Returns for any taxable period ending on or before December 31, 2019. No written claim has been made by any Tax Authority in a jurisdiction where any member of the Company Group does not file Tax Returns or pay Taxes that such entity is, or may be, subject to Tax by that jurisdiction.
(e)    As of the date this Agreement, no audit, examination, deficiency, proposed adjustment or other proceeding by any Tax Authority with respect to Taxes owed by any member of the Company Group or by the Members with respect to the assets or income of the Company Group is pending or, to the Knowledge of the Company, has been threatened, and, to the Knowledge of the Company, no Tax Authority has given notice of any intention to commence an audit or other proceeding or assert any deficiency or claim for additional Taxes against any member of the Company Group or the Members with respect to the assets or income of the Company Group.
(f)    No member of the Company Group has engaged in or promoted a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b)(2).
(g)    At all times since its formation, the Company has been classified as either a partnership or an entity disregarded from its owner for U.S. federal, and applicable state and local income tax purposes, and each other member of the Company Group (other than AmeriHome Finance Corp., a Delaware corporation) has been classified as an entity disregarded from its owner for U.S. federal, and applicable state and local income tax purposes.
(h)    No member of the Company Group is a party to, is bound by, or has any obligation under, any Tax allocation or Tax sharing agreement (including indemnity arrangements) (other than customary Tax indemnification or allocation provisions in a commercial Contract entered into in the ordinary course of business the principal subject matter of which is not Taxes, including any commercial leasing or financing contract).
(i)    No member of the Company Group has any liability for the Taxes of any Member or any other Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state or local law) or as a transferee or successor or by contract (other than customary Tax indemnification provisions in a commercial Contract the principal subject matter of which is not Taxes).
(j)    No Member is a “foreign person” within the meaning of Treasury Regulations Section 1.1445-2.
(k)     No member of the Company Group has requested or received a ruling from any Tax Authority or signed any binding Contract with any Tax Authority that could impact the amount of Tax due from a Purchaser Party after the Closing Date.
(l)    No member of the Company Group is subject to Tax in any country other than the United States by virtue of having a permanent establishment or other place of business in such country.
(m)    No member of the Company Group has (i) obtained a Paycheck Protection Program Loan pursuant to Section 1102 of the CARES Act, (ii) applied for loan forgiveness pursuant to Section 1106 of the CARES Act, (iii) deferred payment of any payroll Taxes pursuant to Section 2302 of the CARES Act, or (iv) claimed the employee retention credit pursuant to Section 2301 of the CARES Act.
(n)    Each member of the Company Group is materially in compliance with applicable escheatment or unclaimed property Laws.

(o)    With respect to AmeriHome Finance Corp., a Delaware corporation: (i) it is not, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code; (ii) it has not been a “distributing corporation” or a “controlled corporation” in connection with a distribution intended to be governed by Section 355 of the Code; (iii) it has not been a member of an affiliated, combined, consolidated or unitary Tax group that joins together in filing a combined, consolidated or unitary income Tax Return; and (iv) it will not be required to include any item of income in, or exclude any item of deduction from, taxable income or otherwise incur Taxes for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in, or use of an improper, method of accounting for a taxable period ending on or prior to the Closing Date; (B) installment sale or open transaction occurring on or prior to the Closing Date; (C) prepaid amount received or deferred revenue accrued on or prior to the Closing Date; (D) election under Section 108(i) of the Code; (E) election under Section 965(h) of the Code (or any similar provision of any Law) or otherwise pursuant to Section 965 of the Code for any taxable period ending before the Closing Date; (F) “subpart F income” within the meaning of Section 952 of the Code or “global intangible low-taxed income” within the meaning of Section 951A of the Code, in each case, in a taxable period that begins or ends in the calendar year in which the Closing Date occurs and is attributable to a Pre-Closing Tax Period; or (G) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed on or prior to the Closing Date.
Notwithstanding any other provision of this Agreement, other than pursuant to Section 3.09(f), 309(g), 3.09(h), 3.09(i), 3.09(k), 3.09(m), 3.09(o)(iii) or 3.09(o)(iv), the Company makes no representation or warranty with respect to (i) the existence, availability, amount, usability or limitations (or lack thereof) of any net operating loss, net operating loss carryforward, capital loss, capital loss carryforward, basis amount or other Tax attribute (whether federal, state, local or foreign) of the Company or any other member of the Company Group after the Closing Date or (ii) any Tax of the Purchaser Parties or their Affiliates (including the Company or any member of the Company Group) with respect to a taxable period (or portion thereof) beginning after the Closing Date.
Section 3.10    Intellectual Property
(a)    Section 3.10(a) of the Disclosure Schedules sets forth a true and complete list, as of the date of this Agreement, of (i) all Intellectual Property owned by any member of the Company Group that is (A) registered or filed with any Governmental Authority or the subject of a pending application for registration with any Governmental Authority (“Registered Intellectual Property”), and (B) any material unregistered Trademarks; (ii) all material proprietary software owned by any member of the Company Group (“Company Software”); (iii) each Contract material to the Business, pursuant to which any member of the Company Group receives a license from a third party to any Intellectual Property related to the Business (excluding (A) licenses for Off-the-Shelf Software or open source software and (B) licenses that are merely incidental to the transaction contemplated in the Contract); and (iv) each Contract material to the Business, pursuant to which any member of the Company Group licenses any Owned Intellectual Property to a third party (excluding (A) licenses granted to customers of a member of the Company Group in the ordinary course of business and (B) licenses that are merely incidental to the transaction contemplated in the Contract).

(b)    One or more members of the Company Group own all right, title and interest in and to the Registered Intellectual Property and the Company Software, free and clear of all Encumbrances (other than Permitted Encumbrances). To the Knowledge of the Company, all registrations for Registered Intellectual Property are valid, enforceable, and unexpired and all applications to register Registered Intellectual Property so identified are pending and in good standing, without challenge of any kind other than challenges associated with the normal examination and approval of pending applications.
(c)    Except as set forth in Section 3.10(c) of the Disclosure Schedules, to the Knowledge of the Company, the Company Group’s operation of the Business is not infringing or misappropriating the Intellectual Property of any Person, and, to the Knowledge of the Company, as of the date of this Agreement, no member of the Company Group has received any written communication from any Person since the Lookback Date alleging that the operation of the Business by any member of the Company Group materially infringes or misappropriates the Intellectual Property of any Person. Except as set forth in Section 3.10(c) of the Disclosure Schedules, as of the date of this Agreement, (i) there is no Action pending or, to the Knowledge of the Company, threatened in writing against any member of the Company Group alleging that the operation of the Business by any member of the Company Group materially infringes or misappropriates any Intellectual Property of any Person and (ii) to the Knowledge of the Company, as of the date of this Agreement, no Person is infringing or misappropriating any Owned Intellectual Property.
(d)    To the Knowledge of the Company, no Company Software incorporates software that is subject to the terms of any “open source” or other similar license in a manner that would require the source code of such Company Software to be disclosed, licensed, publicly distributed or dedicated to the public. One or more members of the Company Group possess all source code and other sufficient documentation and materials necessary to compile, maintain, implement and operate the Company Software, and, to the Knowledge of the Company, no member of the Company Group has disclosed, delivered or otherwise provided any source code for any Company Software to any Person who is not or was not, as of the date of the disclosure, an employee, consultant or contractor of a member of the Company Group.
(e)    Each member of the Company Group has taken commercially reasonable steps to protect and preserve the confidentiality of all material trade secrets included in the Owned Intellectual Property.
(f)    The Company IT Systems are in good working condition and operate and perform as necessary to conduct the Business as currently conducted. Since the Lookback Date, no material unplanned outage of all or any portion of the Company IT Systems has occurred.
(g)    The Company Group has in place a posted privacy policy (the “Privacy Policy”) regarding the collection and use of personally identifiable customer information (“Personal Information”). The Company Group has commercially reasonable security measures in place designed to protect Personal Information stored in its computer systems from unlawful access or use by any third party. Since the Lookback Date, the Company Group is in material compliance with all applicable Laws governing the collection, use and disclosure of Personal Information and with the Privacy Policy. To the Knowledge of the Company, from the Lookback Date to the date of this Agreement, there has been no material unauthorized access or acquisition by any third party of

Personal Information stored by any member of the Company Group with respect to the Business for which any member of the Company Group has been required to notify any Person or Governmental Authority. As of the date of this Agreement, no Actions are pending or, to the Knowledge of the Company, threatened in writing against the Company Group relating to the collection, use and disclosure of Personal Information.
Section 3.11    Employees and Employee Benefits
(a)    Section 3.11(a) of the Disclosure Schedules lists, as of the date of this Agreement, each material Benefit Plan. For purposes hereof, “Benefit Plan” shall mean each material pension, retirement, supplemental retirement, excess benefit, profits sharing, equity or equity-based, stock purchase, stock option, severance, employment, consulting, change-of-control, bonus, incentive, deferred compensation, employee loan, health, life, disability, group insurance, vacation, holiday and fringe benefit, retiree medical or life insurance and other material benefit plan, agreement, program, policy or commitment, including each “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA, in each case, (i) under which any current or former employee, director, officer or other natural person service provider of any member of the Company Group has any right to benefits, (ii) which is maintained, sponsored or contributed to by any member of the Company Group, or (iii) with respect to which any member of the Company Group has any Liability (including on account of an ERISA Affiliate) or makes (or is required to make) contributions.
(b)    With respect to each Benefit Plan, if applicable, the Company has made available to Parent true and complete copies of: (i) the plan document or a summary of the material terms and conditions thereof, (ii) the most recent summary plan description, (iii) the most recent annual report on Form 5500, including all schedules thereto, and (iv) the most recent determination, opinion, or advisory letter from the IRS for any Benefit Plan intended to qualify under Section 401(a) of the Code.
(c)    Neither the Company nor any ERISA Affiliate maintains, sponsors or contributes to, or in the prior six (6) years maintained, sponsored or contributed to, or has any Liability with respect to an employee benefit plan subject to Section 412 of the Code or Title IV of ERISA or a “multiemployer plan” as defined in Section 3(37) of ERISA. No member of the Company Group maintains, sponsors or contributes to, or has any Liability with respect to, a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA. For purposes hereof, “ERISA Affiliate” shall mean any entity that is a member of a “controlled group of corporations” with or is under “common control” (as each phrase is defined in section 414(b) or (c) of the Code) with any member of the Company Group.
(d)    Except as set forth on Schedule 3.11(d) of the Disclosure Schedules, each Benefit Plan is, and has been, maintained and administered in compliance with its terms, ERISA, the Code and other applicable Law in all material respects and, with respect to each Benefit Plan that is intended to qualify under Section 401(a) of the Code, (i) has received a favorable determination letter or is entitled to rely on an advisory or opinion letter from the IRS, and (ii) to the Knowledge of the Company, no event has occurred since the date of such qualification or exemption that would adversely affect such qualification or exemption.

(e)    Except as set forth on Schedule 3.11(e) of the Disclosure Schedules, no Benefit Plan provides health, medical, life insurance or death benefits to any current or former employee, director, officer or other natural person service provider of any member of the Company Group beyond his or her retirement or other termination of service, in each case, other than coverage mandated by the requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code or any similar state or local Law or other than as provided through the end of the month in which a termination of employment occurs.
(f)    There are no (i) audits or investigations, and no member of the Company Group has received written notice of a potential audit or investigation by any Governmental Authority with respect to any Benefit Plan or (ii) pending or, to the Knowledge of the Company, threatened actions, claims, lawsuits or other proceedings against or involving any Benefit Plan (other than routine claims for benefits).
(g)    Except as set forth in Section 3.11(g) of the Disclosure Schedules or this Agreement, the execution and delivery of this Agreement and the consummation of the Transactions will not (either alone or in combination with another event) (i) result in any material payment from any member of the Company Group becoming due, or increase the amount of any compensation due, to any current or former employee, director, officer or other natural person service provider of any member of the Company Group, (ii) increase any material benefits otherwise payable under any Benefit Plan or (iii) result in the acceleration of the time of payment or vesting of any material compensation or benefits from any member of the Company Group to any current or former employee, director, officer or natural person service provider of any member of the Company Group under any Benefit Plan.
(h)    Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated by this Agreement will (either alone or in combination with another event) result in any payment or benefit (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) that could reasonably be construed, individually or in combination with any other such payment, to constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code), in each case, other than any payments or benefits granted or to be granted by, or at the direction of, Parent or its Affiliates.
(i)    Each Benefit Plan that constitutes a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code and is subject to Section 409A of the Code, has at all times complied in all material respects in both form and operation with the requirements of Section 409A of the Code so that no amounts paid pursuant to any such Benefit Plan is or could be subject to tax under Section 409A of the Code.

Section 3.12    Labor
(a)    Since the Lookback Date, no member of the Company Group is or has been a party to or bound by any collective bargaining agreements, works council agreements or similar agreements with any union or works council or other labor organization.
(b)    There is not currently, nor has there been since the Lookback Date, any organized effort by any labor union to organize any employees of any member of the Company Group into one or more collective bargaining units. Except as set forth in Section 3.12(b) of the Disclosure Schedules, there is no pending, or, to the Knowledge of the Company, threatened in writing, strike, lockout, picketing, work stoppage or similar form of organized labor disruption at any member of the Company Group, in each case, that would not, individually or in the aggregate, be material to the operation of the Business taken as a whole.
(c)    Except as set forth in Section 3.12(c) of the Disclosure Schedules, each member of the Company Group is, and since the Lookback Date has been, in material compliance with all applicable Laws relating to labor or employment with respect to Business Employees.
(d)    Since the Lookback Date, no member of the Company Group has incurred any liability or obligation that remains unsatisfied under the Worker Adjustment and Retraining Notification Act of 1988 or any similar applicable state law (the “WARN Act”).
(e)    There is no pending or, to the Knowledge of the Company, threatened in writing Action against any member of the Company Group with respect to allegations of sexual harassment by any current or former officer or director of any Member of the Company Group.
(f)    Notwithstanding any of the representations and warranties contained elsewhere in this Agreement, the representations and warranties in Section 3.11 and this Section 3.12 shall be the sole representations and warranties of the Company with respect to matters relating to Benefit Plans, employees, labor and employment, and ERISA matters.
Section 3.13    Environmental Matters
(a)    Except as set forth in Section 3.13 of the Disclosure Schedules: (i) each member of the Company Group is, and has been since the Lookback Date, in compliance in all material respects with applicable Law relating to (A) pollution, contamination, protection, remediation or reclamation of the environment, (B) emissions, discharges, releases or threatened releases of Hazardous Substances into the air (indoor or outdoor), surface water, groundwater, soil or land surface or subsurface or (C) the management, manufacture, processing, labeling, distribution, use, treatment, storage, disposal, transport, recycling or handling of Hazardous Substances (collectively, “Environmental Laws”); (ii) each member of the Company Group is, and has been since the Lookback Date, in compliance in all material respects with the terms of all material Permits required under applicable Environmental Laws; and (iii) no material Action arising under or pursuant to Environmental Laws is pending, or to the Knowledge of the Company, threatened in writing, against any member of the Company Group.

(b)    The Company has provided copies of all material reports, data, investigations, audits, assessments (including Phase I environmental site assessments and Phase II environmental site assessments), correspondence, studies, surveys, analyses, tests or monitoring in the possession of or reasonably available to any member of Company Group pertaining to any environmental liabilities or conditions or compliance with Environmental Laws to Parent prior to the date hereof.
Section 3.14    Material Contracts
(a)    Section 3.14(a) of the Disclosure Schedules sets forth a list of all of the following Contracts (A) to which any member of the Company Group is a party as of the date of this Agreement or (B) by which any member of the Company Group or any of their respective properties or assets are bound as of the date of this Agreement, excluding any Benefit Plan (collectively, the “Material Contracts”):
(i)    other than any Contract relating to the purchase, sale and/or financing of Mortgage Loans, Contracts that require payment in calendar year 2020 or expected payment in calendar year 2021 to or by any member of the Company Group of more than $1,000,000 in the aggregate and for which there remains any outstanding payment obligation to or by such member, including any such Contracts with customers, clients, vendors and suppliers;
(ii)    any Contract relating to any material business or asset acquisition by the Company or any Subsidiary of the Company or any disposition of any significant portion of the assets or business of the Company or any Subsidiary of the Company (other than in the ordinary course of business) since the Lookback Date;
(iii)    other than any Contract entered into in the ordinary course of business and related to the sale of Mortgage Loans or Mortgage Servicing Rights, any Contract that imposes on the Company or any of its Subsidiaries or any of their respective Affiliates (including the Purchaser Parties and their Affiliates following the Closing) (A) any restriction on soliciting customers or employees or any non-competition restrictions, other than non-solicitation provisions included in non-disclosure agreements to which the Company or any of its Subsidiaries is a party, (B) any express restriction on freely providing services or supplying products to any customer or potential customer, engaging in the Business in any geographic area, or entering into any line of business, (C) “most favored nation” pricing provisions or exclusive marketing or distribution rights relating to any products or territory or minimum purchase obligations or exclusive purchase obligations, (D) a right of first refusal or right of first offer or similar right or limitations on the ability of the Company or any of its Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any material amount of its assets or business or (E) any restriction on the payment of dividends or distributions or the incurrence of liens on the property or assets of the Company or any of its Subsidiaries;
(iv)    any Contract (A) for the employment of any employee that holds Units, (B) for the employment of any officer, individual employee or other person on a full-time or consulting basis providing for base salary or annual fees in excess of $500,000 per annum or (C) for severance (excluding those required by Law) providing for an aggregate cash severance payment in excess of $500,000;

(v)    any Contract concerning the establishment or operation of a partnership, joint venture or similar enterprise to which a member of the Company Group is a party;
(vi)    any Contract with (A) any Governmental Authority or (B) any Person, which to the Knowledge of the Company, was entered into by such Person in connection with a Contract between such Person and a Governmental Authority, in each case, not entered into in the ordinary course of business;
(vii)    any Contract with any Related Party of the Company Group (other than (A) offer letters for employment on an at-will basis, (B) customary confidentiality, assignment of inventions and/or employee noncompetition or other similar arrangements, (C) employee benefits generally made available to employees of the Company and (D) any such Contracts that will be terminated prior to or at Closing pursuant to Section 5.11);
(viii)    Contracts containing a covenant that prohibits any member of the Company Group from engaging in the Business in any geographic area;
(ix)    Contracts relating to or evidencing outstanding indebtedness of any member of the Company Group for borrowed money or any financial guaranty thereof (whether incurred, assumed, guaranteed or secured by any asset) having an outstanding principal amount in excess of $1,000,000 or relating to any interest rate, currency or commodity derivatives or hedging transactions;
(x)    Contracts involving the settlement of any claim, action or proceeding or threatened claim, action or proceeding (or series of related claims, actions or proceedings), other than a claim, action or proceeding relating to Taxes, (A) which (x) may involve payments after the date hereof, or involved payments in excess of $500,000 since the Lookback Date, or (y) imposes, or since the Lookback Date imposed, material restrictions on any member of the Company Group or (B) that is with any Governmental Entity; and
(xi)    Contracts (A) in respect of MSR Facilities, Advance Facilities or Warehouse Facilities or (B) that are a loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture or other binding commitment evidencing indebtedness for borrowed money of the members of the Company Group (other than letters of credit, surety bonds and similar performance guarantees and intercompany loans between or among the members of the Company Group), in each case, requiring payments at or after the Closing in an amount in excess of $10 million individually.
(b)    The Company has made available to Parent true and complete copies of all Material Contracts (and in the case of any oral Material Contracts, summaries thereof), including any amendments thereto. Each Material Contract is, subject to the Enforceability Exceptions, a valid and binding agreement of the applicable member of the Company Group, except where failure to be valid and binding would not, individually or in the aggregate, reasonably be expected to be material to the Business taken as a whole except, as of the Closing, to the extent any failure to be valid and binding arises out of the failure to obtain any consent, approval or authorization set forth on Section 2.03 or Section 3.04 of the Disclosure Schedules. As of the date of this Agreement, no member of the Company Group or, to the Knowledge of the Company, any other party thereto, is in material breach or default under any such Material Contract. As of the date hereof, to the Knowledge of the Company, no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material breach or default on the part of any member of the Company Group or any other party thereto under any such Material Contract.
Section 3.15    Real and Personal Property
(a)    No member of the Company Group holds fee title to any real property, except for real property and interests in real property owned in connection with foreclosures or repurchases by any member of the Company Group or any servicer or agent in the ordinary course of business. Section 3.15(a) of the Disclosure Schedules sets forth, as of the date of this Agreement, a true and complete list of all material leases, subleases, licenses and other occupancy agreements relating to real property to which any member of the Company Group is a party as lessee, sublessee, licensee or occupant as of the date of this Agreement (the “Real Property Leases”). The Company has made available to Parent true and complete copies of all Real Property Leases (including all modifications and amendments thereto and renewals thereof) in the Company’s possession. Each Real Property Lease is, subject to the Enforceability Exceptions, as of the date hereof a valid and binding agreement of the applicable member of the Company Group signatory thereto.
(b)    As of the date of this Agreement, (i) no written notice of any material breach or default on the part of any member of the Company Group has been received by any member of the Company Group which has not been remedied, and (ii) to the Knowledge of the Company, no material breach or default on the part of the landlord or any counterparty thereunder exists, in each case, under any material Real Property Lease of any member of the Company Group.
Section 3.16    Insurance
Section 3.16 of the Disclosure Schedules contains a list of all material insurance policies covering the Company Group in effect as of the date of this Agreement, excluding any material insurance policy with respect to any Benefit Plan. With respect to each such insurance policy, as of the date of this Agreement, (a) the insurance policy is in full force and effect subject to the Enforceability Exceptions, (b) all premiums and other payments due and payable under such insurance policy have been paid when due and payable in accordance with the payment terms set forth in such insurance policy, and (c) no member of the Company Group has received written notice of cancellation or termination with respect to any material insurance policy existing as the of the date of this Agreement that is held by, or for the benefit of, any member of the Company Group.
Section 3.17    Mortgage Business
(a)    As of the date hereof, AmeriHome Mortgage Company, LLC (“AmeriHome Mortgage”) (i) is approved as an issuer of the Government National Mortgage Association, a seller/servicer of the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation, and a lender of the Federal Housing Administration, the United States Department of Veterans Affairs and the United States Department of Agriculture, (ii) has not received any written notice of any cancellation or suspension of, or material limitation on, its status as an approved issuer, seller/servicer or lender, as applicable, from any of the foregoing Governmental Authorities, and (iii) has not received any written notice indicating that any event has occurred that would reasonably be expected to result in it not maintaining its Mortgage Servicing Rights in respect of any Servicing Agreement, except, in the case of subclause (iii) only, as has not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
(b)    Except as set forth in Section 3.17(b) of the Disclosure Schedules or as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, the Company Group has the entire right, title and interest in and to (i) the Mortgage Servicing Rights and the right to service the Mortgage Loans currently being serviced by the Company Group and (ii) the Company Owned Mortgage Loans, subject to Applicable Requirements. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, if the Company Group originated or acquired a Company Acquired Mortgage Loan and then sold or otherwise transferred such Company Acquired Mortgage Loan to a third party (including any Subsidiary of the Company that is not a member of the Company Group), the Company Group had good and marketable title free and clear of any liens at the time of such sale or other transfer and such third party (including any Subsidiary of the Company that is not a member of the Company Group) does not have any right to demand repurchase of such Company Acquired Mortgage Loans by the Company Group.
(c)    Except as set forth in Section 3.17(c) of the Disclosure Schedules or except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, (i) the Company Group is, and since the Lookback Date has been, in compliance with the Company Group’s servicing or, as applicable, subservicing, obligations under all Applicable Requirements and (ii) through the date of this Agreement, no member of the Company Group has received written or, to the Knowledge of the Company, oral or other notice of any pending or threatened cancellation or partial termination of any Servicing Agreement.
(d)    Except as set forth in Section 3.17(d) of the Disclosure Schedules or as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect each Company Acquired Mortgage Loan was underwritten, originated and funded in accordance with all Applicable Requirements in effect at the time such Company Acquired Mortgage Loan was underwritten, originated or funded, as applicable. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, each Company Acquired Mortgage Loan that was sold or otherwise transferred to a third party (including any Subsidiary of the Company that is not a member of the Company Group), was sold or otherwise transferred in accordance with all Applicable Requirements in effect at the time such Company Acquired Mortgage Loan was sold or otherwise transferred.
(e)    Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, (i) the servicing file for each Company Acquired Mortgage Loan owned, or Company Serviced Mortgage Loan serviced, by a member of the Company Group or by a Subservicer as of the date hereof is complete and complies with all Applicable Requirements and (ii) there has been no servicer default, servicer termination event, portfolio trigger or other default or breach by any member of the Company Group or a Subservicer under any Servicing Agreement or any Applicable Requirements.
(f)    Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, all Company Owned Mortgage Loans originated, acquired or held by the Company Group represent (i) genuine, legal, valid and binding payment obligations in writing of the obligors thereunder, and (ii) are enforceable by the holders thereof in accordance with their terms (other than as may be limited by bankruptcy or insolvency law or the CARES Act or similar state and local Laws, directives or guidelines promulgated by any Governmental Authority).
(g)    No right of rescission, setoff, adjustment, counterclaim or defense has been asserted or threatened in writing with respect to the Company Owned Mortgage Loans that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
(h)    To the Knowledge of the Company, no obligor is an individual that was included on the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control at the time of origination.
(i)    Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, no Company Owned Mortgage Loan was originated in, or is subject to the Laws of, any jurisdiction the Laws of which would make unlawful, void or voidable the sale, transfer and/or assignment of the Company Owned Mortgage Loans (or any related instruments under which it was originated). Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, no member of the Company Group (of Affiliate thereof) has entered into any Contract with any obligor that prohibits, restricts or conditions the assignment of such Company Owned Mortgage Loans (or any related instruments under which it was originated).
(j)    Except as would not reasonably be expected to have a Material Adverse Effect, either individually or in the aggregate, the Company Group (or its designated custodian or servicer) has in its possession the complete Mortgage File with respect to each Company Acquired Mortgage Loan and each Company Serviced Mortgage Loan. Such Mortgage Files do not have any marks or notations indicating that any ownership or security interest therein has been pledged, assigned or otherwise conveyed to any Person.
Section 3.18    Brokers’ and Finders’ Fees
Except as set forth in Section 3.18 of the Disclosure Schedules, no member of the Company Group has employed any broker, finder, or other intermediary in connection with the Transactions for which any member of the Company Group would have liability for fees following the Closing Date.
Section 3.19    No Additional Representations
NONE OF THE COMPANY NOR ANY OF ITS AFFILIATES OR THEIR RESPECTIVE REPRESENTATIVES IS MAKING OR HAS MADE ANY WRITTEN OR ORAL REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER, INCLUDING WITH RESPECT TO ANY MEMBER, ANY member of the Company Group, ANY OF THE ASSETS, RIGHTS OR PROPERTIES OF ANY MEMBER OR member of the Company Group OR THE BUSINESS, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE iii, AND, EXCEPT AS SET FORTH EXPRESSLY IN THIS ARTICLE iii, THE CONDITION OF THE ASSETS,

PROPERTIES AND RIGHTS OF THE MEMBERS OF THE COMPANY GROUP AND THE BUSINESS SHALL BE “AS IS,” “WHERE IS” AND “WITH ALL FAULTS.”
THE COMPANY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES NOT EXPRESSLY MADE IN THIS ARTICLE III, WHETHER MADE BY THE COMPANY, ANY MEMBER, ANY OTHER MEMBER OF THE COMPANY GROUP OR ANY OTHER PERSON. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE iiI, THE COMPANY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT OR INFORMATION MADE, COMMUNICATED OR FURNISHED (ORALLY OR IN WRITING, IN ANY MANAGEMENT PRESENTATION OR CONFIDENTIAL INFORMATION MEMORANDUM OR OTHERWISE) TO PARENT, WAEF AND/OR MERGER SUB OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO PARENT, WAEF AND/OR MERGER SUB BY ANY REPRESENTATIVE OF THE COMPANY, ANY OTHER MEMBER OF THE COMPANY GROUP OR ANY OTHER PERSON). NOTWITHSTANDING ANYTHING SET FORTH IN THIS AGREEMENT TO THE CONTRARY, NEITHER THE COMPANY NOR ANY OTHER MEMBER OF THE COMPANY GROUP MAKES ANY REPRESENTATIONS OR WARRANTIES TO PARENT, WAEF AND/OR MERGER SUB REGARDING ANY PROJECTIONS OR THE FUTURE OR PROBABLE PROFITABILITY, SUCCESS, BUSINESS, OPPORTUNITIES, RELATIONSHIPS AND OPERATIONS OF THE COMPANY, ANY OTHER MEMBER OF THE COMPANY GROUP OR THE BUSINESS.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER PARTIES
Except as set forth on the Disclosure Schedules delivered by the Purchaser Parties to the Company simultaneously with the execution of this Agreement (which shall be deemed to qualify any representation or warranty in this Article IV to the extent that the manner in which it would qualify a representation or warranty is reasonably apparent), the Purchaser Parties, jointly and severally, hereby represent and warrant to the Company and each Member as follows:
Section 4.01    Organization; Standing; Qualification and Power of the Purchaser Parties
Each of the Purchaser Parties is duly organized, validly existing and in good standing (in such jurisdictions where such status is recognized) under the Laws of the jurisdiction of its organization, with all power and authority necessary to own, lease or operate the properties and assets owned, leased or operated by it and to carry on its business as currently conducted, except where the failure to be so validly existing and in good standing (in such jurisdictions where such status is recognized) or to have such power or authority would not, individually or in the aggregate, prevent, materially impair or delay the Purchaser Parties’ ability to consummate the Transactions.

Section 4.02    Authority; Execution and Delivery; Enforceability
Each of the Purchaser Parties has all requisite power and authority to execute and deliver this Agreement and each of the Transaction Documents to which it will be a party and to consummate the Transactions. The execution, delivery and performance of this Agreement have been duly authorized by all requisite action by each of the Purchaser Parties and their Affiliates. The execution, delivery and performance of the Transaction Documents to which each of the Purchaser Parties will be a party, when delivered, will be duly authorized by all requisite action by each of the Purchaser Parties and their applicable Affiliates. Parent is the sole stockholder of WAEF. The affirmative vote of (a) Parent, as the sole stockholder of WAEF, and (b) WAEF, as sole member of Merger Sub, are the only necessary votes in connection with the consummation of the Merger. Such votes will have been duly and validly obtained by virtue of Parent and WAEF executing this Agreement on the date hereof pursuant to Section 5.13(b). No other approval of any holder of equity interests of Merger Sub, WAEF, Parent or any of their Affiliates is required in connection with the Merger that has not been obtained. This Agreement has been duly and validly executed and delivered by each of the Purchaser Parties and, assuming this Agreement has been duly authorized, executed and delivered by the other Parties, this Agreement constitutes a valid and binding obligation of each of the Purchaser Parties enforceable against it in accordance with its terms, subject to the Enforceability Exceptions. Upon the execution and delivery of each of the Transaction Documents to which each of the Purchaser Parties will be a party, each such Transaction Document will be duly and validly executed and delivered by each of the Purchaser Parties, as applicable, and, assuming such Transaction Document has been duly authorized, executed and delivered by the other parties thereto, as applicable, upon its execution and delivery by such other parties thereto, each such Transaction Document to which either or both Purchaser Parties will be a party, as applicable, will constitute a valid and binding obligation of each applicable Purchaser Party enforceable against it in accordance with its respective terms, in each case, subject to the Enforceability Exceptions.
Section 4.03    No Conflict; Consents
(a)    The execution, delivery and performance of this Agreement and the Transaction Documents, as applicable, by the Purchaser Parties, and the consummation by the Purchaser Parties of the Transactions, will not (i) violate any provision of the Organizational Documents of either of the Purchaser Parties, (ii) result in a violation or breach of, or constitute (with or without the giving of notice or, the lapse of time or both) a default (or give rise to any right of termination or cancellation of obligations) under, any material Contract to which either of the Purchaser Parties is a party or by which any of its respective properties or assets are bound or (iii) assuming that all Approvals have been obtained and all filings, registrations and notifications have been made, each as contemplated by Section 2.03(b), Section 3.04(b) or Section 4.03(b), violate any Law applicable to either of the Purchaser Parties or by which any of its respective properties or assets are bound, other than, in the case of clauses (ii) and (iii) above, any such violations, breaches, defaults or rights of termination or cancellation of obligations which would not, individually or in the aggregate, prevent, materially impair or delay either Purchaser Party’s ability to consummate the Transactions.
(b)    The execution, delivery and performance of this Agreement and the applicable Transaction Documents by the Purchaser Parties, and the consummation by the Purchaser Parties of the Transactions, will not require any waiver, authorization or other Permit of, or filing or registration with or notification to, any Governmental Authority, other than (i) compliance with all applicable Antitrust Laws, (ii) as may be required as a result of any facts or circumstances related to the Company Group or the Members (including those contemplated by Section 2.03(b) and Section 3.04(b)), and (iii) such Approvals, filings, registrations or notifications which, if not made or obtained, would not, individually or in the aggregate, prevent, materially impair or delay either Purchaser Party’s ability to consummate the Transactions.
(c)    Neither of the Purchaser Parties owns interests in any Person or is aware of any facts or circumstances (including any possible other transaction pending or under consideration by Parent, WAEF, Merger Sub or any of their Affiliates) that (i) reasonably could be expected to prohibit or materially impair or delay the ability of either of the Purchaser Parties to obtain the consents, authorizations, orders or approvals of the applicable Governmental Antitrust Authorities without any structural or conduct relief or (ii) could cause a Governmental Antitrust Authority to seek to prohibit or materially delay consummation of the Transactions or impose a condition or conditions that could have a Material Adverse Effect.
Section 4.04    Litigation
Except with respect to any investigation under the HSR Act or applicable Antitrust Laws relating to the Transactions, there are no Actions pending or threatened in writing against either of the Purchaser Parties or any of their respective Affiliates, and there are no orders, writs, judgments, injunctions, decrees or awards by which either of the Purchaser Parties or any of their respective Affiliates or any of their or their respective Affiliates’ respective assets or properties, are bound, in either case, that would, individually or in the aggregate, have a material adverse effect on either of the Purchaser Parties’ ability to consummate the Transactions prior to the Outside Date.
Section 4.05    Business Investigation; Disclaimer Regarding Projections; No Knowledge of Misrepresentations
(a)    Each Purchaser Party has conducted such investigations of the Company Group and the Business as it has deemed necessary in order to make an informed decision concerning the Company Group, the Business and the Transactions. Each Purchaser Party has reviewed all of the documents, records, reports and other materials identified in the Disclosure Schedules hereto, included in the electronic data room maintained on Datasite for “Project Prism” or otherwise provided to Parent, WAEF, Merger Sub or their respective Affiliates or any such Person’s Representatives, and is familiar with the content thereof, in each case, to its satisfaction. For the purpose of conducting these investigations, Parent, WAEF, and/or Merger Sub has employed the services of its own Representatives. In all matters affecting the condition of the properties and assets and the contents of the documents, records, reports or other materials in connection with the Transactions, Parent, WAEF, and Merger Sub are relying upon the advice and opinion offered by their own Representatives. All materials and information requested by or on behalf of Parent, WAEF, Merger Sub or their respective Affiliates have been provided to Parent, WAEF, Merger Sub or their Representatives to Parent’s, WAEF’s, and Merger Sub’s satisfaction. Without limiting the representations or warranties expressly made in Article II or Article III of this Agreement, neither the Company nor any of its Affiliates or direct or indirect equityholders shall have or be subject to any liability to Parent, WAEF, Merger Sub or any other Person resulting from the distribution to Parent, WAEF, Merger Sub, or Parent’s, WAEF’s, or Merger Sub’s use of, any such information, including any information, documents or material made available to Parent, WAEF, and/or Merger

Sub and their Representatives in any “data rooms” (virtual or otherwise) confidential information memorandum, management presentation or in any other form in expectation of the Transactions.
(b)    Except as and to the limited extent expressly set forth in Article II and Article III, each of the Purchaser Parties acknowledges and agrees that none of the members of the Company Group, the Members nor any other Person is making or has made, and that none of them shall have liability in respect of, any written or oral representation or warranty, express or implied, of any nature whatsoever, with respect to the Company Group or the Business, including as to (i) merchantability or fitness of any assets for any particular use or purpose, (ii) the operation of the Business after the Closing in any manner or (iii) the probable success or profitability of the Business after the Closing, and each of the Purchaser Parties specifically disclaims that it is relying on or has relied on any such representation or warranty not expressly set forth in Article II or Article III as an inducement to enter into this Agreement or otherwise.
(c)    In connection with the Purchaser Parties’ investigation of the Company Group and the Business, the Purchaser Parties have received from the Company and/or its Affiliates and their respective Representatives certain projections and other forecasts, including projected financial statements, cash flow items, certain business plan information and other data related to the Company Group and the Business. Each of the Purchaser Parties acknowledges that (i) there are judgments and uncertainties inherent in attempting to make such projections, forecasts and plans and, accordingly, is not relying on them, (ii)  the Purchaser Parties are familiar with such judgments and uncertainties and are taking full responsibility for making their own evaluation of the adequacy and accuracy of all projections, forecasts and plans so furnished to them and (iii) none of Parent, WAEF, Merger Sub, their respective Affiliates and their and their Affiliates’ respective Representatives shall have any claim against anyone with respect to any of the foregoing. Accordingly, each of the Purchaser Parties acknowledges that neither the Company nor any of its Affiliates or direct or indirect equityholders nor any of its or their respective Representatives has made any representation or warranty with respect to such projections or other forecasts or plans.
Section 4.06    Financing
Parent has, and will have at the time contemplated hereunder for the Closing, sufficient cash on hand to (a) pay an amount in cash equal to the aggregate amounts required to be paid pursuant to Article I, (b) pay any and all fees and expenses required to be paid by the Purchaser Parties in connection with the Transactions, (c) satisfy all other obligations of the Purchaser Parties contemplated hereunder and under the Transaction Documents and (d) consummate the Transactions. The Purchaser Parties have not incurred any liability of any kind, and are not contemplating or aware of any liability of any kind, in either case, which would or would reasonably be expected to impair or adversely affect such resources such that the immediately preceding sentence would not be true as of the Closing.

Section 4.07    Solvency
Neither of the Purchaser Parties is entering into this Agreement or the Transactions with the actual intent to hinder, delay or defraud either present or future creditors. Each of Parent, the Surviving Company and their respective Subsidiaries shall be Solvent following the Closing, after giving effect to the Transactions.
Section 4.08    Operations of Merger Sub
Since the date of its formation, Merger Sub has not engaged in any activities other than as contemplated by this Agreement.
Section 4.09    Brokers’ and Finders’ Fees
Neither of the Purchaser Parties has employed, or is subject to any valid claim of liability to, any broker, finder, or other intermediary in connection with the Transactions for which any Member or any member of the Company Group would have liability for fees.
Section 4.10    Antitrust
Neither of the Purchaser Parties owns interests in any Person or is aware of any facts or circumstances (including any possible other transaction pending or under consideration by any Purchaser Party) that, assuming the truth and accuracy of the representations and warranties in Articles II and III (i) reasonably would be expected to prohibit or materially impair or delay the ability of any of the Parties to obtain the consents, authorizations, orders or approvals of the applicable Governmental Antitrust Authorities without any structural or conduct relief or (ii) would cause a Governmental Antitrust Authority to seek to prohibit or materially delay consummation of the Transactions or impose a condition or conditions that would have a Material Adverse Effect.
Section 4.11    No Additional Representations
NONE OF PARENT, WAEF, MERGER SUB OR ANY OF THEIR AFFILIATES IS MAKING ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE IV.
ARTICLE V
COVENANTS
Section 5.01    Conduct of Business Prior to Closing
(a)    Except (i) with the written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed and shall be deemed to have been given if Parent does not object within three Business Days from the date on which the Company delivers a written request for such consent from Parent), (ii) as set forth in Section 5.01(a) of the Disclosure Schedules, (iii) as otherwise required or expressly permitted by the terms of this Agreement, (iv) as required by Law or any Contract or (v) taken in good faith by the Company Group in response to any COVID-19 Measure, from the date of this Agreement until the earlier of the Closing and the termination of this

Agreement pursuant to Article VII in accordance with its terms, the Company shall, and shall cause each member of the Company Group to, use its reasonable best efforts to conduct the Business in the ordinary course of business.
(b)    Without limiting the generality of Section 5.01(a), from the date of this Agreement until the earlier of the Closing and the termination of this Agreement pursuant to Article VII in accordance with its terms, except (i) with the written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed and shall be deemed to have been given if Parent does not object within three Business Days from the date on which the Company delivers a written request for such consent from Parent), (ii) as set forth in Section 5.01(b) of the Disclosure Schedules, (iii) as otherwise required or expressly permitted by the terms of this Agreement, (iv) as required by Law or any Contract or (v) in good faith response to any COVID-19 Measure, the Company shall not, and shall not permit any member of the Company Group to:
(i)    amend the Organizational Documents of any member of the Company Group (other than amendments that would not prevent, materially delay or materially impair the consummation of the Transactions);
(ii)    issue, reissue, split, combine, subdivide, reclassify, pledge, deliver or sell, or authorize the issuance, reissuance, split, combination, subdivision, reclassification, pledge, delivery or sale of, (A) any class or series of capital stock or other equity interests of any member of the Company Group or (B) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating any member of the Company Group to issue, deliver or sell any capital stock of any member of the Company Group
(iii)    except as required by the terms of a Benefit Plan in effect as of the date hereof: (A) adopt, enter into, terminate or amend any Benefit Plan (or any arrangement that would be a Benefit Plan if in effect on the date hereof), other than in connection with annual changes implemented during open enrollment or other routine, ordinary course, immaterial or ministerial amendments to health and welfare plans or incentive plans that, in each case, do not materially increase benefits for any individual or result in a material increase in administrative costs, (B) hire any new executive officer with the title of executive vice president or more senior of any member of the Company Group, except, so long as the Company consults reasonably and in good faith with Parent prior thereto, in the case of replacing any Senior Management Member on an interim basis, (C) increase the compensation or benefits of, or pay any bonus to, any current or former director, officer, employee, or other natural person who is an independent contractor or consultant, agent or representative of any member of the Company Group other than (I) ordinary course annual increases that do not materially increase compensation or benefits for any individual, (II) amendments to health and welfare plans or incentive plans that, in each case, do not materially increase compensation or benefits for any individual or result in a material increase in administrative costs, or (III) increases to the compensation of any employee whose title is senior vice president or below; provided, that no such increase shall exceed 15% of such employee’s then current total compensation and such increases shall not exceed $1,000,000 in the aggregate, (D) grant any change in control, retention, severance or termination pay to, or grant any equity or equity-based awards to, or accelerate the vesting or payment of any such awards held by, any current or former director, officer or employee of any member of the Company Group, or (E) fund any payments or benefits that are payable or to be provided under any Benefit Plan (through a grantor trust or otherwise);
(iv)    (A) modify, extend, or enter into any labor agreement, collective bargaining agreement or any other labor-related agreements or arrangements with any Labor Organization, or (B) recognize or certify any Labor Organization or group of employees as the bargaining representative for any Business Employees;
(v)    change the methods, principles or practices of accounting of any member of the Company Group or the Business in any manner that would have a material and adverse impact on the Business, except as required by Law, any Governmental Authority or changes in GAAP;
(vi)    make, change or revoke any Tax election for, settle or compromise any material Tax Claim, amend any Tax Return of, or make any change in any method of accounting for Tax purposes of, any member of the Company Group, or, except pursuant to automatic extensions in connection with the filing of Tax Returns, consent to any extension or waiver of the limitation period applicable to any Tax Claim;
(vii)    other than in the ordinary course of business, transfer, sell or otherwise dispose of, or lease or exclusively license, any property or assets of any member of the Company Group, in either case, for which the aggregate consideration paid or payable (A) in any individual transaction is in excess of $1,500,000 or (B) in the aggregate is in excess of $7,500,000;
(viii)    other than in the ordinary course of business, purchase or otherwise acquire (whether by merger or otherwise), or lease or license, any property or assets by any member of the Company Group for which the aggregate consideration paid or payable (A) in any individual transaction is in excess of $1,500,000 or (B) in the aggregate is in excess of $7,500,000;
(ix)    enter into, renew, modify or revise any Contract between a member of the Company Group and any Related Party thereof, other than (A) Contracts between or among only members of the Company Group and (B) Contracts that will be terminated prior to the Closing in accordance with Section 5.11;
(x)    waive, release, assign, settle or compromise (in each case with respect to any member of the Company Group) any material Action pending or threatened against any member of the Company Group or any of their respective directors or officers other than in the case of Actions or claims both (A) in the ordinary course of the Business, and (B) either (1) for an amount payable by a member of the Company Group not greater than $500,000 individually (including any single or aggregated claims arising out of the same or similar facts, events or circumstances) or $1,500,000 in the aggregate (determined in each case net of insurance proceeds) or (2) if the loss resulting from such waiver, release, assignment settlement or compromise is reimbursed to any member of the Company Group by an insurance policy, in each case without the imposition of equitable relief on, or the admission of wrongdoing by any member of the Company Group or any of its officers or directors;

(xi)    enter into any Contract that would constitute a Material Contract if entered into as of the date of this Agreement and that would entitle any member of the Company Group to receive advance payment inconsistent with the ordinary course of the Material Contracts existing as of the date hereof that would inflate the Transaction Book Value;
(xii)    disclose any material trade secrets of any member of the Company Group other than pursuant to agreements entered into in the ordinary course of business that contain confidentiality undertakings with respect to such trade secrets;
(xiii)    except in the ordinary course of business, make any material changes in the Company’s policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service, loans or (ii) hedging, in each case except as may be required by such policies, regulations, or guidelines imposed by any Governmental Authority; or
(xiv)    authorize, or commit or agree to take, any of the foregoing actions.
(c)    Each of the Purchaser Parties agrees that, between the date of this Agreement and the Effective Time, it shall not, and it shall cause its respective Affiliates not to, directly or indirectly, take any action (i) to cause its representations and warranties set forth in Article IV to be untrue in any material respect; or (ii) that would, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the Merger or other Transactions.
Section 5.02    Access to Information; Preservation of Books and Records
(a)    From and after the date of this Agreement until the earlier of the Closing and the termination of this Agreement pursuant to Article VII in accordance with its terms, the Company shall, and shall cause the other members of the Company Group to, afford to the Purchaser Parties and their Representatives reasonable access, upon reasonable advance notice, during normal business hours to all the properties, books, Contracts, commitments, Tax Returns and records of the Company Group; provided, however, that (i) such access or furnishing of information shall be conducted during normal business hours, at Purchaser Parties’ expense, under the supervision of the Company’s personnel, and in such a manner as to not unreasonably disrupt the normal operations of the Company Group, (ii) such access may be reasonably limited to the extent the Company reasonably determines, in light of COVID-19 or COVID-19 Measures, that such access could jeopardize the health and safety of any employee of the Company Group, (iii) neither the Company nor any other member of the Company Group is under any obligation to disclose to the Purchaser Parties or their Representatives any information (A) to the extent related to the potential sale or divestiture of the Business vis-à-vis any Person other than Parent and its Affiliates, or the Company or its Affiliates’ and direct or indirect equityholders’ (or their respective Representatives’) evaluation of the Business in connection therewith, including projections, financial and other information relating thereto, (B) if doing so would violate any Contract or Law to which the Company or any of its Affiliates (including members of the Company Group) or direct or indirect equityholders is a party or is subject, (C) if doing so, as reasonably determined by the Company, could result in the loss of the ability to successfully assert attorney-client and work product privileges, (D) if the Company or any of its Subsidiaries or direct or indirect equityholders, on the one hand, and the Purchaser Parties or any of their Affiliates, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto, (E) if the Company reasonably determines that such information should not be so disclosed due to its competitively sensitive nature, or (F) if such information would constitute Non-Public Personal Information, unless Parent or its Representatives, as applicable, implement appropriate measures, to the reasonable satisfaction of the Company in its sole discretion, designed to meet the objectives of applicable federal and state Laws, (iv) the Purchaser Parties shall use reasonable efforts to not request access to any information the disclosure of which is known by the Purchaser Parties to be restricted by Contract or applicable Law or would result in the waiver of any attorney-client, work-product or other applicable privilege and (v) the Purchaser Parties shall not conduct any environmental sampling or analysis, including of the nature commonly referred to as a “Phase II Environmental Assessment;” provided, further, that the Company may designate certain portions of such information as being provided on an outside-counsel basis only. All information provided pursuant to this Section 5.02 shall remain subject in all respects to the Confidentiality Agreement and all applicable terms of this Agreement. If so requested by the Company, Parent or one of its Affiliates shall enter into a customary joint defense agreement or common interest agreement with the Company and its Affiliates with respect to any information to be provided to the Purchaser Parties pursuant to this Section 5.02(a).
(b)    In addition to the provisions of Section 5.02(c), from and after the Closing Date, in connection with any reasonable business purpose, including the preparation of Tax Returns, financial statements, regulatory reporting obligations, or the determination of any matter relating to the rights or obligations of the Company or any of its Affiliates or direct or indirect equityholders under any of the Transaction Documents, upon reasonable prior notice, the Purchaser Parties shall cause each of the Surviving Company, members of the Company Group, and their respective Representatives to (A) afford the Representatives of the Member Representative and its Affiliates and direct and indirect equityholders reasonable access, during normal business hours, to all the properties, books, Contracts, commitments, Tax Returns and records of the Company Group and the Business, (B) furnish to the Representatives of the Member Representative and its Affiliates and direct and indirect equityholders such additional financial and other information regarding the Company Group and the Business as A-A, its direct and indirect equityholders or their respective Representatives may from time to time reasonably request and (C) make available to the Representatives of the Member Representative and its Affiliates and direct and indirect equityholders those employees of Parent and the members of the Company Group whose assistance, expertise, testimony, notes and recollections or presence may be necessary to assist the Member Representative in connection with its inquiries for any of the purposes referred to above, including the presence of such individuals as witnesses in hearings or trials for such purposes; provided, however, that such investigation shall not unreasonably interfere with the business or operations of Parent or any of its Affiliates; provided, further, that the auditors and accountants of Parent or its Affiliates shall not be obligated to make any work papers available to any Person except in accordance with such auditors’ and accountants’ normal disclosure procedures and then only after such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants; provided, further, that neither Parent nor any of its affiliates (including the Surviving Company and the Company Group) is under any obligation to disclose to the Member Representative or its Representatives any information (i) to the extent related to the potential acquisition or evaluation of the Business, (ii) if doing so would violate any Contract or Law to which Parent or any of its Affiliates (including the Surviving Company and members of the Company

Group) is a party or is subject, (iii) if doing so, as reasonably determined by the Parent, could result in the loss of the ability to successfully assert attorney-client and work product privileges after giving effect to any arrangements contemplated by the last sentence of this Section 5.02(b), (iv) if the Purchaser Parties or any of their Affiliates on the one hand, and any Members, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto, (v) if the Parent reasonably determines that such information should not be so disclosed due to its competitively sensitive nature or because it constitutes “confidential supervisory information” under applicable bank or bank holding company regulatory guidance, or (vi) if such information would constitute Non-Public Personal Information. If so requested by Parent, the Member Representative or one of its Affiliates shall enter into a customary joint defense agreement or common interest agreement with Parent and its Affiliates with respect to any information to be provided to the Member Representative pursuant to this Section 5.02(b).
(c)    The Members and their Affiliates and direct and indirect equityholders shall have the right to retain copies of all books and records of the Company Group and Business relating to periods ending on or prior to the Closing Date. Parent agrees that it shall preserve and keep, or cause to be preserved and kept, all original books and records in respect of the Company Group and Business in the possession of Parent or its Affiliates for the longer of (a) any applicable statute of limitations and (b) a period of six years from the Closing Date. After such six-year or longer period, before Parent or any Affiliate shall dispose of any of such books and records, Parent shall give at least 90 days’ prior written notice of such intention to dispose to the Member Representative, and the Member Representative and any of its Affiliates and direct and indirect equityholders shall be given an opportunity, at its cost and expense, to remove and retain all or any part of such books and records as it may elect. If so requested by Parent, the Member Representative or its Affiliates or direct or indirect equityholders shall enter into a customary joint defense agreement with Parent or such Affiliate with respect to any information to be provided to the Members or their Affiliates or direct or indirect equityholders pursuant to this Section 5.02(c).
Section 5.03    Confidentiality
(a)    Each of the Purchaser Parties acknowledges that the information being provided to it and any of its Affiliates and any of its or its Affiliates’ Representatives in connection with the consummation of the Transactions is being provided subject to the terms of a confidentiality agreement dated as of January 15, 2021 between Western Alliance Bank and the Company (the “Confidentiality Agreement”). Notwithstanding anything to the contrary in the Confidentiality Agreement, each of the Purchaser Parties acknowledges that it is, and shall remain, subject to the terms of the Confidentiality Agreement, which are incorporated herein by reference. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms.
(b)    Notwithstanding anything to the contrary in the Confidentiality Agreement, effective upon, and only upon, the Closing, the confidentiality obligations under the Confidentiality Agreement shall terminate except with respect to the provisions regarding disclosure and use of confidential information not related to the Company Group or the Business.

Section 5.04    Efforts to Consummate
(a)    Subject to the terms and conditions of this Agreement including Section 5.04(b) hereof, each of the Company and the Purchaser Parties shall use its reasonable best efforts to cause the Closing to occur and to cause the conditions set forth in Article VI to be satisfied, including (i) defending against any Action challenging this Agreement or the consummation of the Transactions, (ii) seeking to have any preliminary injunction, temporary restraining order, stay or other legal restraint or prohibition entered or imposed by any court or other Governmental Authority that is not yet final and non-appealable vacated or reversed and (iii) cooperating with each other (including causing their respective Affiliates to cooperate) to seek to obtain, prior to the Closing, all Approvals and make all filings, registrations or notifications (“Notifications”) set forth in Section 5.04(a) of the Disclosure Schedules (the “Required Approvals”) and such other Approvals and Notifications required to consummate the Transactions; provided, however, that (A) no such Party shall be required to waive any of the conditions set forth in Article VI and (B) no Purchaser Party, Member nor any of their respective Subsidiaries or direct or indirect equityholders (including any member of the Company Group) shall be required to make any monetary expenditure, commence or participate in any litigation or offer or grant any accommodation (financial or otherwise) to any third Person except in accordance with the last three sentences of Section 5.04(c). Without limiting the foregoing, the Company and the Purchaser Parties shall each use its reasonable best efforts (subject to the proviso in the immediately preceding sentence) to cause the Closing to occur as promptly as practicable.
(b)    In furtherance and not in limitation of the foregoing, each of the Company and each Purchaser Party shall use its reasonable best efforts to take, or cause to be taken (including causing its respective Affiliate to take), all actions and to do, or cause to be done, all things necessary under applicable Antitrust Laws to consummate and make effective the Transactions, and to comply as promptly as practicable with all legal requirements which may be imposed on it with respect to this Agreement and the Transactions by any Governmental Authority with regulatory jurisdiction over enforcement of any applicable Antitrust Laws (“Governmental Antitrust Authority”), including the following:
(i)    to the extent not filed prior to the date of this Agreement, filing, or causing to be filed, as promptly as practicable, but in no event later than five Business Days following the execution and delivery of this Agreement, (A) any required notification and report forms under the HSR Act with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “DOJ”), including requesting early termination (or, for any filing made prior to the date of this Agreement, seeking to make an early termination request with respect to such filing) and (B) any filings (or, if required, drafts thereof) under any other applicable non-United States laws with the applicable non-United States Governmental Antitrust Authority; and
(ii)    obtaining any expiration or termination of applicable waiting period, consent, authorization, order or approval of, or any exemption by, any Governmental Antitrust Authority required to be obtained or made by the Company, the Purchaser Parties or any of their respective Affiliates, in connection with the Transactions or the taking of any action contemplated by this Agreement (“Antitrust Approvals”) no later than the Outside Date; provided, however, that the Purchaser Parties shall not be required to agree to any material structural or conduct relief with respect to the assets of the Purchaser Parties or any of its Affiliates or of the members of the Company Group (including executing agreements and submitting to judicial or administrative orders to hold separate and divest any such assets), nor to litigate any such matter;
provided, however, that nothing in this Section 5.04(b) shall require the Company or any of its Affiliates or direct or indirect equityholders (including any Member or member of the Company Group) to make any monetary expenditure, commence or participate in any litigation or offer or grant any accommodation (financial or otherwise) to any third Person other than the Company HSR Fees in accordance with Section 5.04(c) hereof.
(c)    Each of the Company and the Purchaser Parties shall, and the Purchaser Parties shall cause their Affiliates to, furnish to the other such reasonably necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act or any other Antitrust Laws. The Company and the Purchaser Parties shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC, the DOJ and other Governmental Antitrust Authorities, and shall comply as promptly as practicable with any such inquiry or request. Each of the Company and the Purchaser Parties agrees to instruct its respective counsel to cooperate with each other and use their respective best efforts to facilitate and expedite the identification and resolution of any issues arising under the HSR Act and any other applicable Antitrust Laws at the earliest practicable dates. Said best efforts and cooperation shall include counsel’s undertaking (to the extent permitted by applicable Law and in each case regarding the Transactions and without waiving attorney-client, work product or any other applicable privilege) to (i) furnish to each other’s counsel such reasonably necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act and any other applicable Antitrust Laws, and (ii) cooperate in the filing of any substantive memoranda, white papers, filings, correspondence or other written or oral communications explaining or defending this Agreement or any of the Transactions, articulating any regulatory or competitive argument or responding to requests or objections made by any Governmental Antitrust Authority or other Person. None of the Company, the Purchaser Parties or any of their respective Affiliates or Representatives shall independently contact any Governmental Antitrust Authority or participate in any meeting or discussion (or any other communication by any means) with any Governmental Antitrust Authority in respect of any such filings, applications, investigation or other inquiry without giving, in the case of the Purchaser Parties and their Affiliates, the Company, and in the case of the Company and its Affiliates, the Purchaser Parties, where practicable, prior reasonable notice of the meeting or discussion, the opportunity to confer with each other regarding appropriate contacts with and responses to personnel of said Governmental Antitrust Authority, the opportunity to review and comment on the contents of any representations (oral or otherwise) expected to be communicated at the meeting or discussion, and, to the extent permitted by the relevant Governmental Antitrust Authority, the opportunity to attend and participate at the meeting or discussion (which, at the request of the Company or the Purchaser Parties, as applicable, shall be limited to outside antitrust counsel only). The Purchaser Parties and the Company shall each pay one half of all filing fees under the HSR Act or any other Antitrust Laws. The amount of such fees paid by the Company (the “Company HSR Fees”) shall be reimbursed by Parent to the Member Representative at Closing. The Purchaser Parties shall have no Liability to the Company or the Member Representative (or any

of the respective Affiliates or equityholders) for the Company HSR Fees if this Agreement is terminated prior to Closing in accordance with Article VII hereof.
(d)    During the period beginning on the date of this Agreement and continuing until the earlier of the Closing and the termination of this Agreement pursuant to Article VII in accordance with its terms, except with the prior written consent of the Company, the Purchaser Parties and their Affiliates shall not take any action, including entering into any transaction (or making any antitrust or competition law filing in connection with such transaction), that could reasonably be expected to prevent or materially delay any filings or approvals required under the HSR Act or other applicable Antitrust Laws.
(e)    Each of the Purchaser Parties, Members and the Company Group shall, and shall cause their respective Affiliates to, cooperate with each other as promptly as practicable following the execution of this Agreement to (i) (A) submit all required notices to third parties and Governmental Authorities, including federal registration by Purchaser Parties where applicable to sponsor Company’s mortgage loan originators to the extent state mortgage loan originator licenses are being surrendered, and (B) use commercially reasonable efforts to obtain all Approvals, in each case, as required in connection with the Required Approvals, (ii) prepare change of control applications and, where necessary, new license applications or license surrenders where applicable due to the change of ownership relating to the Required Approvals, (iii) coordinate the exchange of information and provide such assistance to each other as may be reasonably requested in connection with all of the foregoing, (iv) (A) supply promptly any additional information and documentary material that may be requested in connection with such filings, (B) make any further filings pursuant thereto that may be necessary, proper or advisable in connection therewith and (C) use commercially reasonable efforts to take all actions necessary to obtain all required clearances and (v) promptly (and in no event later than 25 Business Days following the date hereof unless another time period is agreed to by Parent and the Member Representative) make or cause to be made all filings and submissions to the Governmental Authorities in a materially complete form (with any updates or supplements thereto to follow promptly thereafter), subject to any delays that may occur as a result of any failure of a Purchaser Party or Member to respond with materially complete information and materials to any request of, or on behalf of, the Company or any Governmental Authority within ten Business Days of such request, or as a result of any party hereto not timely granting consent to such filing or submission pursuant to the immediately following sentence. Notwithstanding anything to the contrary in this Agreement, none of the Purchaser Parties, Members, the Company or any member of the Company Group shall submit any change of control applications, new license applications, material written correspondence, or other regulatory filings (other than license renewals, branch licenses, mortgage loan originator licensees, or any correspondence, other regulatory filings, or other submissions related to license filings in process as of the date hereof) relating to the Governmental Authority consent process without the prior consent of the other parties.

Section 5.05    Publicity
The Parties shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Transactions. No Party shall, and no Party shall permit its Affiliates or its or their Representatives to, issue any press release or otherwise make any public announcement concerning this Agreement or the Transactions without the prior written consent of Parent and the Member Representative, as the case may be (which consent shall not be unreasonably withheld, conditioned or delayed), except any such release or announcement made to comply with Law or the rules or regulations of any United States or foreign securities exchange, in which case the Party required to make the press release or public announcement shall allow Parent and the Member Representative reasonable time to comment on such release or announcement in advance of such issuance and shall use good faith efforts to incorporate any such comments received, except to the extent incorporating them would or would be reasonably likely to result in any noncompliance with applicable Law or applicable rules or regulations of any applicable United States or foreign securities exchange; provided, however, that each of Apollo Global Management, Inc., Athene Holding Ltd. and Athora Holdings Ltd. may provide ordinary course communications regarding this Agreement and the Transactions to each of their and their respective Affiliates’ (defined without giving effect to the proviso in the definition thereof) and investors’ affiliated investment funds and investors and potential investors therein, in each case, only if and to the extent such Persons are subject to customary confidentiality restrictions.
Section 5.06    Directors’ and Officers’ Indemnification and Insurance
(a)    All rights to indemnification, exculpation and advancement existing in favor of the current or former directors, general partners, officers and managers of any member of the Company Group and each Person who served at the request of the Company, the Member Representative or their Affiliates as a director, officer, general partner, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise of or used by any member of the Company Group (the “D&O Indemnified Persons”), as provided in the Organizational Documents of any member of the Company Group, or in any indemnification agreement or arrangement as in effect as of the date of this Agreement with respect to matters occurring prior to or at the Effective Time, shall survive the consummation of the Merger and shall continue in full force and effect from and after the Closing for a period of six years or, if later, until the settlement or final adjudication of any Action commenced during such period. Parent shall cause the Organizational Documents of the Merger Sub and, following the Closing, the Certificate of Formation and the Surviving Company Operating Agreement, to contain provisions with respect to indemnification, exculpation and advancement expenses of the D&O Indemnified Persons no less favorable to the D&O Indemnified Persons than set forth in the Company Operating Agreement as in effect on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified after the Effective Time in any manner that would adversely affect the rights of any D&O Indemnified Person thereunder, except as is required under applicable Law. From and after the Effective Time, Parent shall assume, guarantee and stand surety for, and shall cause the Surviving Company and its Subsidiaries to honor, in accordance with their respective terms, each of the covenants contained in this Section 5.06; provided, however, that nothing in this Section 5.06 shall require Parent or any of its Affiliates to provide any indemnification, exculpation or advance of funds that is prohibited by Law.

(b)    From and following the Closing Date, Parent shall, and shall cause the Surviving Company and its Subsidiaries, to the fullest extent permitted under applicable Law, to indemnify and hold harmless (and advance funds in respect of each of the foregoing, following receipt of any undertakings required by applicable Law) each of the D&O Indemnified Persons against any liabilities in connection with any actual or threatened Action arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred in such D&O Indemnified Person’s capacity as a director or officer of any member of the Company Group or in such D&O Indemnified Person’s capacity as a director, officer, general partner, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request or for the benefit of any of member of the Company Group, at any time prior to the Closing Date (including acts or omissions in connection with such persons serving as an officer, general partner, director or other fiduciary in any entity if such service was at the request or for the benefit of any member of the Company Group), whether asserted or claimed prior to, at or after, the Closing Date (the “D&O Indemnified Liabilities”), in each case, to the full extent a corporation, limited liability company, or limited partnership, as applicable, is permitted under applicable Law to indemnify its own officers, general partners or directors (or Persons serving in similar capacities) (and Parent shall, or shall cause the Surviving Company and its Subsidiaries to, pay expenses in advance of the final disposition of any such Action to each D&O Indemnified Person). Without limiting the foregoing, in the event any such Action is brought against any D&O Indemnified Person (whether arising before or after the Closing Date), (i) the D&O Indemnified Person may retain counsel satisfactory to it and reasonably satisfactory to Parent, and Parent shall, or shall cause the Surviving Company and its Subsidiaries to, pay all fees and expenses of such counsel for the D&O Indemnified Person promptly as statements therefor are received and (ii) Parent shall, and shall cause the Surviving Company and its Subsidiaries to, use all reasonable efforts to assist in the defense of any such matter; provided, that neither Parent, the Surviving Company nor any of its Subsidiaries shall be liable for any settlement effected without Parent’s prior written consent (which consent shall not unreasonably be withheld, conditioned or delayed). Any D&O Indemnified Person wishing to claim indemnification under this Section 5.06 shall notify Parent upon learning of any such Action (but the failure to so notify shall not relieve a Person from any liability which it may have under this Section 5.06 except to the extent such Person is materially prejudiced by such failure). The Parties agree that all rights to indemnification hereunder, including provisions relating to advances of expenses incurred in defense of any Action, existing in favor of the D&O Indemnified Person with respect to matters occurring through the Closing Date shall continue in full force and effect for a period of not less than six years from the Closing Date; provided, however, that all rights to indemnification in respect of any D&O Indemnified Liabilities asserted or made within such period shall continue until the disposition of such D&O Indemnified Liabilities.
(c)    Each of Parent and the Surviving Company hereby acknowledges that certain D&O Indemnified Persons may have rights to indemnification and advancement of expenses provided by a former direct or indirect equityholder of the Company or its Affiliates or any other Person (each, a “Former Stockholder Indemnitor”) (directly or through insurance or indemnification obtained by or for the benefit of any such Person). Each of Parent and the Surviving Company hereby agrees and acknowledges that (i) the Surviving Company is the indemnitor of first resort with respect to the D&O Indemnified Persons, (ii) the Surviving Company shall be required to advance the full amount of expenses incurred by the D&O Indemnified Persons, as required by Law, the terms of the Surviving Company’s Organizational Documents, an agreement, vote of stockholders or disinterested directors, or otherwise, without regard to any rights the D&O Indemnified Persons may have against any Former Stockholder Indemnitors and (iii) to the extent permitted by Law, it irrevocably waives, relinquishes and releases the Former Stockholder Indemnitors from any and all claims for contribution, subrogation or any other recovery of any kind in respect thereof. Each of Parent and the Surviving Company further agrees that no advancement or payment by any Former Stockholder Indemnitor with respect to any claim for which the D&O Indemnified Persons have sought indemnification pursuant hereto shall affect the foregoing and such Former Stockholder Indemnitors shall have a right of contribution and be subrogated to the extent of such advancement or payment to all of the rights of recovery of the D&O Indemnified Persons against the Surviving Company and Parent.
(d)    For a period of six years from the Closing Date, Parent shall cause the Surviving Company to, and the Surviving Company shall, obtain, maintain and fully pay for directors’ and officers’ liability insurance covering (as direct beneficiaries) all persons who were directors, general partners, managers or officers of any member of the Company Group (or any other Person covered by such directors’ and officers’ liability insurance), in each case, of the type and with the amount of coverage no less favorable than those of the directors’ and officers’ liability insurance maintained as of the date hereof by, or for the benefit of, the Company Group (the “Current Policies”), and with such other terms as are no less favorable than those in the Current Policies, with respect to acts or omissions occurring at or prior to the Closing; provided, however, that (i) in no event shall the Surviving Company be obligated to pay annual premiums greater than 300% of such premiums paid or payable as of the date hereof; and (ii) if the annual premium for such coverage and amount of insurance would exceed 300% of such current annual rate, the Surviving Company shall provide the maximum coverage which shall then be available at an annual premium equal to 300% of such rate. Parent shall cause the Surviving Company to, and the Surviving Company shall, maintain any such directors’ and officers’ liability insurance in full force and effect for its full term, and honor all obligations thereunder (including the payment of any applicable premiums).
(e)    If Parent or the Surviving Company or any of their respective successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Company, as the case may be, shall assume all of the obligations of Parent or the Surviving Company, as applicable, set forth in this Section 5.06.
(f)    The provisions of this Section 5.06 are (i) intended to be for the benefit of, and will be enforceable by, the D&O Indemnified Persons, and each such Person’s heirs, legatees, and representatives and shall be binding on all successors and assigns of Parent, WAEF, Merger Sub and the Surviving Company and may not be terminated or amended in any manner adverse to such D&O Indemnified Persons without their prior written consent and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such D&O Indemnified Person may have by Contract or otherwise.

Section 5.07    Employee Matters
(a)    Except to the extent otherwise set forth in any Employment Agreement with respect to any Continuing Employee, as of the Closing Date and for a period lasting until December 31, 2021 (the “Continuation Period”), Parent shall provide, or shall cause a Subsidiary (including the Surviving Company or its Subsidiaries) to provide, each Continuing Employee with (i) a base salary or hourly rate, (ii) any short-term cash incentive compensation opportunities (including commissions and annual bonuses) and (iii) the aggregated value of employee benefits that are, in each case, no less favorable to the base salary or hourly rate, short-term cash incentive compensation (including commissions and annual bonuses) and aggregated value of employee benefits provided to such Continuing Employee by any member of the Company Group or its Affiliates immediately prior to the Closing Date. In addition, for the avoidance of doubt, Parent shall, and shall cause the Surviving Company or its Subsidiaries to, (i) following the Closing, be solely responsible for any severance or other termination-related payments and benefits under any Benefit Plan or otherwise owed to any Continuing Employee whose employment terminated on or after the Closing Date and (ii) provide all Continuing Employees with severance payments and benefits no less favorable than the severance payments and benefits available to similarly situated employees of the Parent (taking into account years of service with the Company Group). For the avoidance of doubt, if any portion of the performance period relating to any short-term incentive compensation opportunity occurs during the Continuation Period but the payment date with respect to such incentive compensation occurs after the end of the Continuation Period, and such incentive compensation is earned (pursuant to the terms under the applicable plan as in effect immediately prior to the Closing), Parent shall pay out, or shall cause one of its Subsidiaries (including the Surviving Company or its Subsidiaries) to pay out, the amount of such incentive compensation based on the incentive compensation opportunity referenced in clause (ii) in the first sentence of this Section 5.07(a) without regard to when the payment date occurs (e.g., an annual bonus with respect to the performance year ending December 31, 2021 shall be calculated and paid based on a short-term incentive compensation opportunity that is no less favorable than such opportunity in effect immediately prior to the Closing even though the payment date occurs in 2022).
(b)    As of the Closing Date, Parent shall, or shall cause one of its Subsidiaries (including the Surviving Company or its Subsidiaries) to, assume all obligations of the Company and its Affiliates to each Continuing Employee pursuant to any cash incentive or bonus program covering such Continuing Employee as of the Closing Date for the applicable performance period that includes the Closing Date. Parent shall, or shall cause one of its Subsidiaries (including the Surviving Company or its Subsidiaries) to, pay the Continuing Employees cash incentives or bonuses for the applicable performance measurement period that includes the Closing Date in accordance with such programs and based on the incentive opportunity required to be provided during the full performance measurement period pursuant to Section 5.07(a) above, but in no event less than the amount of such incentives or bonuses for which credit is given as a liability in the calculation of the Final Transaction Book Value for purposes of the Final Closing Statement in respect of such performance measurement period.
(c)    Parent shall (i) give, or cause the applicable member of the Company Group to give, each Continuing Employee credit under each employee benefit plan, policy, arrangement or program that covers such Continuing Employee after the Closing Date (including any vacation, sick leave, and/or severance policies) for all purposes including eligibility, vesting and entitlement to such benefits for such Continuing Employee’s years of service with any member of the Company Group, any of their Affiliates or any of their respective predecessors prior to the Closing Date, (ii) use reasonable best efforts to allow such Continuing Employee to participate in each plan providing welfare benefits (including medical, dental, vision, life insurance, long-term disability insurance and long-term care insurance) without regard to preexisting-condition limitations, waiting periods, actively-at-work requirements, evidence of insurability or other exclusions or limitations not imposed on such Continuing Employee by the corresponding benefit plans in which such Continuing Employee participated immediately prior to the Closing Date and (iii) if any of the benefit plans are terminated prior to the end of the plan year that includes the Closing Date, credit such Continuing Employee with any expenses that were covered by the plans for purposes of determining deductibles, coinsurance, maximum out-of-pocket expenses, co-pays and other applicable limits under any similar replacement plans.
(d)    Following the Closing, Parent shall, or cause the applicable member of the Company Group to, provide, during the Continuation Period, vacation, personal holiday or other paid time off benefits to the Continuing Employees that are at least as favorable as those provided to such individuals as of immediately prior to the Closing, and, effective as of the Closing Date, assume all obligations of the members of the Company Group or any of their Affiliates for the accrued, unused vacation, personal holiday or other paid time off that such Continuing Employee is entitled to use but has not used as of the Closing Date (including any earned paid time off, vacation or personal holiday pay to be used in future years).
(e)    On or before the Closing Date, the Company shall provide a list of the name and site of employment of all Business Employees who have experienced, or will experience, an employment loss or layoff as defined by the WARN Act within 90 calendar days prior to the date of this Agreement. The Company shall update this list as necessary to indicate any such employment losses or layoffs that have or will occur on or before the Closing Date. If a “plant closing,” “mass layoff” or similar event within the meaning of the WARN Act occurs or is deemed to occur with respect to any Continuing Employees at any time after the Closing Date, Parent shall be solely responsible for providing all notices required under the WARN Act and for taking all remedial measures, including the payment of all amounts, penalties, losses, costs and expenses if such notices are not provided, and neither the Company nor any other member of the Company Group or any of their respective direct or indirect equityholders shall incur any Liabilities in respect of any such WARN Act event.
(f)    Nothing set forth in this Section 5.07 shall constitute an amendment to any Benefit Plan or any other plan or arrangement covering the Continuing Employees or be interpreted to establish or amend any Benefit Plan or any other plan or arrangement covering the Continuing Employees, or limit the right of the Parties or any of their respective Subsidiaries or direct or indirect equityholders to amend or terminate any Benefit Plan or any other employee benefit plan. Nothing in this Section 5.07 shall (i) obligate Parent, the Surviving Company or any member of the Company Group to continue the employment or service of any employee or other individual service provider, (ii) alter or limit the right of the Parties to terminate any employee’s or service provider’s employment or service, or (iii) confer upon any Continuing Employee or current or former employee, officer, director, individual, independent contractor or other service provider of Parent, the Surviving Company or member of the Company Group any third-party beneficiary or other rights or remedies of any nature.
(g)    Effective no later than the day immediately prior to the Closing Date, any cash or deferred arrangement within the meaning of section 401(k) of the Code (a “401(k) Plan”) maintained by any member of the Company Group shall be terminated (contingent upon the Closing) by such member of the Company Group, as applicable. The applicable member of the Company Group shall provide Parent with evidence that any such 401(k) Plan has been terminated (effective no later than immediately before the Closing) pursuant to resolutions of the applicable member of the Company Group’s board of directors or other governing body and any other necessary corporate action. The form and substance of such resolutions shall be subject to review and approval of Parent and its counsel (such review to be timely and not unreasonably withheld). Parent shall designate a tax-qualified defined contribution retirement plan with a cash or deferred arrangement that is sponsored by Parent or one of its Subsidiaries (the “Parent 401(k) Plan”) that will cover Continuing Employees as soon as administratively practicable, but in no event more than thirty (30) days, after the Closing Date. In connection with the termination of the 401(k) Plan, Parent shall cause the Parent 401(k) Plan to accept from the 401(k) Plan the “direct rollover” of the account balance (including the in-kind rollover of promissory notes evidencing all outstanding loans) of each Continuing Employee who participated in the 401(k) Plan as of the date such plan is terminated and who elects such direct rollover in accordance with the terms of the 401(k) Plan, Parent 401(k) Plan and the Code. The Company and Parent shall cooperate in good faith to take any and all commercially reasonable actions needed to permit each Continuing Employee with an outstanding loan balance under the 401(k) Plan as of the date such plan is terminated to continue to make scheduled loan payments to the 401(k) Plan after the Closing, pending the distribution and in-kind rollover of the promissory notes evidencing such loans from the 401(k) Plan to the Parent 401(k) Plan, as provided in the preceding sentence, such as to prevent a deemed distribution or loan offset with respect to such outstanding loans.
(h)    As of the Closing Date, Parent shall, or shall cause one of its Subsidiaries (including the Surviving Company or its Subsidiaries) to, assume all obligations of the Company and its Affiliates, including the payment of such obligations pursuant to and in accordance with the terms and conditions as in effect immediately prior to the Closing, for which credit is given as a liability in the calculation of the Final Transaction Book Value for purposes of the Final Closing Statement with respect to (i) the full value of each Continuing Employee’s annual bonus amount awarded with respect to performance years ending prior to January 1, 2021, including, without limitation, amounts deferred under the annual bonus program for the 2018, 2019 and 2020 performance years and (ii) any outstanding liabilities for severance or termination payments or benefits owing to any former employee, officer, director or other natural person service provider whose employment or engagement was terminated on or prior to the Closing Date.
(i)    The Company shall use its commercially reasonable efforts to cause its executives to waive any payments in respect to the transactions contemplated by this Agreement that would not be deductible pursuant to Section 280G of the Code if the 280G Shareholder Vote fails the requisite approval; provided; however, that in no event shall (i) this Section 5.07(i) be construed to require the Company (or any of its Affiliates) to compel any individual to waive any existing rights under any Contract or agreement and (ii) the Company (or any of its Affiliates) be deemed in breach of this

Section 5.07(i) if any such individual refuses to waive any such rights or the requisite shareholders fail to approve any waived payments or benefits. No later than one (1) day prior to the Closing Date, with respect to any executive who executes such a waiver, the Company shall use its reasonable best efforts to take all actions necessary to comply with the shareholder vote requirements needed to avail itself of the exemption contained in Section 280G(b)(5) of the Code and the applicable regulations promulgated thereunder (the “280G Shareholder Vote”). In connection with the foregoing, Parent shall provide the Company with all information reasonably necessary to allow the Company to determine whether any payments made or to be made or benefits granted or to be granted pursuant to any employment agreement or other agreement, arrangement or Contract entered into or negotiated by Parent or its Affiliates (“Parent Payments”), together with all other payments, could reasonably be considered to be “parachute payments” within the meaning of Section 280G(b)(2) of the Code at least 10 days prior to the Closing Date (and shall further provide any such updated information as is reasonably necessary prior to the Closing Date). If the 280G Shareholder Vote fails to achieve the requisite approval in respect of any executive, the Company shall provide to the Parent the name of such executives and amounts waived, and no amount so waived shall be paid to any such executive.
Section 5.08    Tax Matters
(a)    For U.S. federal, state and local income Tax purposes, the Parties intend and agree that the conversion of interests in Merger Sub into interests of the Surviving Company and the cancellation of Purchased Units for Closing Consideration pursuant to Section 1.06(a) and (b) shall be treated in accordance with IRS Revenue Ruling 99-6, Situation 2, (i) by each Member as a sale of its interests in the Company and (ii) by Parent as an acquisition of the assets held by the Company Group members (collectively, the “Intended Tax Treatment”). The Parties shall, and shall cause their respective Affiliates to, not take any position inconsistent with the Intended Tax Treatment for U.S. federal, state and local income Tax purposes unless otherwise required pursuant to a final determination by a Governmental Authority.
(b)    The Member Representative shall timely prepare and file or cause to be timely prepared and filed with the appropriate Tax Authorities (i) all Tax Returns of the Company Group in respect of income Taxes that relate to the operations or assets of the Company Group but are not imposed on the Company Group for Tax periods that begin prior to the Closing Date (including, for the sake of clarity, the Company’s final U.S. federal partnership income tax return for the short period ending on the Closing Date) (“Flow-Through Returns”), and (ii) all other Tax Returns that are required to be filed by any member of the Company Group on or prior to the Closing Date. With respect to any jurisdiction that does treat the Merger in accordance with the Intended Tax Treatment, to the extent permitted by Law, each applicable Flow-Through Return shall provide for an “interim closing of the books” as of the close of the Closing Date for purposes of allocating items between Parent and the Members. Without limiting the foregoing, any income Tax deduction resulting from the payment of the Closing Date Aggregate Transaction Bonus Amount shall be treated as occurring in the portion of the taxable year ending on the Closing Date to the extent provided by applicable Law, it being understood that, for as long as the members of the Company Group have utilized the accrual method of accounting for income Tax purposes for periods ending on and before the Closing Date, the U.S. federal income tax deduction resulting from any payment of the Closing Date Aggregate Transaction Bonus Amount within 75 days after that Closing Date shall in any event be so treated, except to the extent there is a change in applicable Law after the date hereof. All Flow-

Through Returns and other Tax Returns prepared or caused to be prepared by the Member Representative shall be prepared consistent with applicable Law and past practice of the applicable Company Group member, to the extent consistent with applicable Law. In addition, on any such Flow-Through Return, the Member Representative or its designee shall be appointed the “partnership representative” within the meaning of Section 6223 of the Code (and any similar provision of other applicable Tax Law) and shall designate any “designated individual” permitted under Treasury Regulations Section 301.6223-1 or any successor regulations or similar provisions of applicable Tax Law. The Member Representative shall deliver to Parent, for its review and comment, a draft of any such Flow-Through Tax Return (together with all supporting documentation and workpapers) required to be filed after the Closing Date at least twenty (20) days before the date on which such Tax Return is required to be filed, or as soon as reasonably possible if such Tax Return is required to be filed within ninety (90) days following the Closing Date. The Member Representative shall work in good faith with Parent to resolve any of Parent’s comments to such Flow-Through Tax Return and such Flow-Through Tax Return shall be completed and filed in accordance with the resolution agreed by the Member Representative and Parent; provided that Parent shall not be permitted to comment on (i) the reasonable allocation of the consideration and liabilities to assets subject to Section 751(a) of the Code, (ii) any position with respect to the characterization of assets as unrealized receivables or inventory pursuant to Section 751(a) of the Code that is more likely than not to be upheld under applicable Tax Law, (iii) any position with respect to any matter disclosed in Section 3.09(a) of the Disclosure Schedules for which there is substantial authority under applicable Tax Law, and (iv) any other position that is consistent with the past practice of the applicable Company Group member and that is more likely than not to be upheld under applicable Tax Law. In the event Parent and the Member Representative cannot reasonably resolve any comments of Parent, such unresolved comments to the Flow-Through Tax Return shall be submitted to a nationally recognized independent accounting firm jointly agreed upon in writing by Parent and the Member Representative in a manner consistent with the principles of this Section 5.08(b); provided that for any unresolved comments with respect to the characterization of assets as unrealized receivables or inventory pursuant to Section 751(a) of the Code, such unresolved comments shall not be submitted to such accounting firm for resolution, and the Parties shall each be entitled to adopt their own positions regarding such characterization. The determination of such accounting firm shall be binding upon the Parties and the costs of such accounting firm shall be borne equally by Parent and the Member Representative. The Members shall timely pay all Taxes with respect to such Flow-Through Returns.
(c)    Parent and the Surviving Company shall timely prepare and file or cause to be timely prepared and filed with the appropriate Tax Authorities all other Tax Returns required to be filed by any member of the Company Group and that relate to any taxable period ending on or before the Closing Date or the Straddle Period. Parent shall deliver to Member Representative, for its review and comment, a draft of any such Tax Returns (together with all supporting documentation and workpapers as Member Representative shall reasonably request) at least twenty (20) days before the date on which such Tax Return is required to be filed. Parent shall consider Member Representative’s comments in good faith in preparing any such Tax Return.
(d)    For all purposes of this Agreement, the portion of any Tax with respect to any Straddle Period that is allocable to the Pre-Closing Tax Period and the responsibility of the Members will be determined as follows: (i) in the case of real property, personal property and other similar ad valorem Taxes, determined based on the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the applicable Straddle Period and (ii) in the case of all other Taxes based on a closing of the books as of the end of the Closing Date; provided that exemptions, allowances or deductions that are calculated on an annual basis (or on a monthly basis, where required) shall be allocated between the period ending on and including the Closing Date and the period beginning after the Closing Date.
(e)    Except as required by applicable Law, without the prior written consent of the Member Representative (which consent shall not be unreasonably withheld, conditioned or delayed), Parent and the Surviving Company shall not (i) make, change or revoke any Tax election or file any amended return with respect to any Flow-Through Returns or (to the extent such election or filing would reasonably be expected to result in a Loss subject to indemnification under Section 8.02 of this Agreement) any other Tax Returns of any member of the Company Group that relate to a Tax period that ends on or prior to the Closing Date, (ii) require any Member to amend any Tax Returns in accordance with Section 6225(c)(2)(A) of the Code (or any similar provisions under state or local Law) or elect the alternative “pull in” procedure in accordance with Section 6225(c)(2)(B) of the Code (or any similar provisions under state or local Law), (iii) adopt or change any accounting method of any member of the Company Group with respect to any Flow-Through Returns or (to the extent such adoption or change would reasonably be expected to result in Loss subject to indemnification under Section 8.02 of this Agreement) a Tax Period that ends on or prior to the Closing Date, or (iv) voluntarily disclose any matter with respect to a Flow-Through Tax Return or (to the extent such disclosure would reasonably be expected to result in Loss subject to indemnification under Section 8.02 of this Agreement) a Tax Period that ends on or prior to the Closing Date to any Tax Authority. Notwithstanding the foregoing, Parent’s decision to elect or not elect bonus depreciation with respect to any Tax Return relating to a Straddle Period shall not be dependent upon past practice.
(f)    Notwithstanding any other provision of this Agreement to the contrary, all transfer, documentary, sales, use, value added, excise, stamp, registration and other similar Taxes (including all applicable real estate transfer taxes) imposed by or payable to any jurisdiction or any Governmental Authority arising from the Transactions (collectively, “Transaction Taxes”) shall be borne 50% by the Members and 50% by the Parent. All necessary Tax Returns with respect to all such Transaction Taxes shall be filed by the Party responsible for such filing under applicable Law. For the avoidance of doubt, Transaction Taxes do not include income Taxes.
(g)    The Parties shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and Representatives reasonably to cooperate, in preparing and filing all Tax Returns, including by maintaining and making available to each other all records reasonably necessary in connection with Taxes and in resolving all disputes and audits with respect to all taxable periods relating to Taxes.
(h)    Parent and the Surviving Company shall retain or cause to be retained all Tax Returns, schedules, and work papers and all material records and other documents relating thereto of the Business and the Company Group relating to periods prior to the Closing until the expiration of the date on which Taxes may no longer be assessed under the applicable statutes of limitation, including any waivers or extensions thereof and to otherwise comply with applicable record retention Laws of a Tax Authority.
(i)    For Tax purposes, the Parties agree to treat any indemnification payments made under this Agreement as adjustments to the Closing Consideration unless otherwise required by applicable Law.
(j)    After the Closing Date, the Member Representative, Parent, the Company, and the Surviving Company, respectively, shall inform the other parties in writing upon the commencement of any (i) Tax Claim with respect to any member of the Company Group relating in whole or in part to any taxable period ending on or before the Closing Date and any Straddle Period or (ii) any claim by any Person that would be subject to the Specific Indemnity (each, a “Tax Contest”). With respect to Tax Contests in which the Partnership Tax Audit Rules apply to the Company, unless otherwise agreed in writing by the Purchaser Parties, notwithstanding anything herein to the contrary, the Company shall make the election under Section 6226(a) of the Code (and any applicable state or local tax equivalent) with respect to the alternative to payment of imputed underpayment and the Parties hereto shall take any other action such as filings, disclosures and notifications necessary to effectuate such election. None of the parties hereto or their Affiliates shall make any election or otherwise take any action to cause the Partnership Tax Audit Rules to apply to the Company at any earlier date than is required by Law. To the extent any Tax Contest is with respect to a Flow-Through Return, the Member Representative shall have the right to represent such member’s interest in such Tax Contest to employ counsel of the Member Representative’s choice at the Members’ expense, and to control any such Tax Contest; provided that it shall (i) affirm its obligation to make or cause the relevant member of the Company Group to make the election under 6226(a) of the Code, (ii) keep Parent and the Surviving Company reasonably informed and consult in good faith with Parent and Surviving Company with respect to any issue relating to such Tax Contest, (iii) provide Parent and the Surviving Company, upon reasonable request, with copies of all correspondence, notices and other written materials received from any Tax Authorities, and otherwise keep Parent and the Surviving Company advised of significant developments and communications in such Tax Contest, and (iv) not abandon, compromise or settle any Tax Contest without Parent or Surviving Company’s written consent, which consent shall not be unreasonably withheld, conditioned or delayed.
(k)    To the extent any Tax Contest that is not with respect to a Flow-Through Tax Return would reasonably be expected to be subject to indemnification under Section 8.02 of this Agreement, Parent and the Surviving Company shall (i) keep the Member Representative reasonably informed with respect to such Tax Contest, (ii) provide the Member Representative, upon reasonable request, with copies of all correspondence, notices and other written materials received, and otherwise keep the Member Representative advised of significant developments and communications in such Tax Contest, and (iii) not abandon, compromise or settle any such Tax Contest without the Member Representative’s written consent, which consent shall not be unreasonably withheld, conditioned or delayed.
(l)    In the event of a conflict between the provisions of this Section 5.08 and the provisions of Section 8.05, the provisions of this Section 5.08 shall control.
Section 5.09    Cash Sweep of Company Group Bank Accounts

At any time prior to the Calculation Time, A-A and its Affiliates shall be permitted to engage in cash management activities commonly referred to as a “cash sweep”, pursuant to which A-A or any of its Affiliates may transfer or cause to be transferred any or all of the funds from the bank accounts of any or all of the members of the Company Group to any bank account or accounts controlled by the Members or any of their Affiliates outside of the Company Group. For the avoidance of doubt, any funds transferred from any such Company Group bank account pursuant to this Section 5.09 outside of the Company Group at or prior to the Calculation Time shall not be included in the calculation of the Transaction Book Value, Estimated Closing Consideration, the Adjusted Closing Consideration or the Final Closing Consideration.
Section 5.10    Certain Proprietary Information of A-A and its Affiliates
Prior to the Closing Date, the members of the Company Group were routinely supplied copies of proprietary and confidential information relating to strategic, technical, or marketing plans of A-A and its Affiliates and their various operations unrelated to the Business. Although A-A may attempt to recover such information from the Company Group, some of this confidential information may still be present within the Business. Parent and the Surviving Company therefore agree that they will not, and will cause their Subsidiaries not to, use or disclose such information for any purpose whatsoever, and shall destroy any remaining copies in their possession after the Closing.
Section 5.11    Termination of Related Party Agreements
Except for this Agreement, the applicable Transaction Documents, the Organizational Documents and the Contracts set forth in Section 5.11 of the Disclosure Schedules, at or prior to the Closing, all Contracts, written or oral, between any member of the Company Group, on the one hand, and A-A or any of its Affiliates (other than any member of the Company Group), on the other hand, including the Management Agreement and the Transaction Fee Agreement, shall be terminated as to any member of the Company Group without any further force and effect, and there shall be no further liabilities of any of the relevant Company Group parties thereunder, except for any rights to indemnification or exculpation as such rights may be set forth in such Organizational Documents or Contracts.
Section 5.12    Control of Operations
Nothing contained in this Agreement shall give Parent, WAEF or Merger Sub, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.
Section 5.13    Approval of Merger
(a)    Each Member hereby acknowledges, approves, adopts and ratifies (i) this Agreement and each Transaction Document to which it is a party and (ii) the Transactions, including the Merger and the structuring, composition and allocation of the Closing Consideration and all amounts payable to the Members hereby. Each Member hereby waives any failure to comply with the terms of the Company Operating Agreement, including Section 6.04 thereof regarding co-sales. Each Member, other than A-A, hereby acknowledges and agrees that (1) such Member has participated in the negotiation and structuring of the terms and conditions of this Agreement, (2) in connection with entering into the transactions contemplated by this Agreement, such Member has relied upon the advice and counsel of its own advisors and Representatives and (3) A-A and its Affiliates shall have no liability to the Members and their Affiliates in respect of the transactions contemplated by this Agreement.
(b)    Each of Parent, in its capacity as the sole shareholder of WAEF, and WAEF, in its capacity as the sole member of Merger Sub, hereby acknowledges, approves, adopts and ratifies (i) this Agreement and each Transaction Document to which it is a party and (ii) the Transactions, including the Merger.
Section 5.14    Form S-1
Within three Business Days after the date of this Agreement, the Company shall, or shall cause AmeriHome, Inc. to, (a) file a Registration Withdrawal Request on Form RW with the SEC with respect to the Form S-1 and any additional filing with the SEC necessary in order to withdraw such registration statement and (b) provide notice to Credit Suisse Securities (USA) LLC, Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC and Wells Fargo Securities, LLC that AmeriHome, Inc. does not intend to proceed with the offering contemplated by the Form S-1. Without the consent of the Purchaser Parties, AmeriHome, Inc. shall not enter into any Contract with or make any payment to any underwriter named in the Form S-1 with respect to the transactions contemplated by the Form S-1. Except as described in the immediately preceding sentence, the Company and AmeriHome, Inc. shall not file any amendments to or make any other filing with the SEC with respect to the Form S-1, including any public or publicly available correspondence with respect thereto, or request that the Form S-1 (or the prospectus contained therein) be declared effective by the SEC or make any public announcements with respect to an initial public offering of the Company, AmeriHome, Inc. or any other member of the Company Group.
Section 5.15    Member Allocation Schedule
(a)    In connection with any payment to be made to or by the Members in accordance with this Agreement or the Paying Agent Agreement, the Member Representative shall timely prepare and deliver to Parent, the Company and, if applicable, the Paying Agent, a schedule setting forth the portion of such payment that shall be paid or made to or by each Member and each other applicable Person (the “Member Allocation Schedule”).
(b)    The Member Allocation Schedule shall be prepared assuming that the aggregate amounts paid or payable to the Members and other applicable Persons, from and including the Closing until immediately after such payment (net of the aggregate amounts paid or payable by such Members or other applicable Persons) were distributed at one time, assuming that all of the Company’s assets were sold for fair market value in exchange for cash consideration and such cash was distributed in accordance with the Company Operating Agreement as in effect immediately prior to the Closing.
(c)    The Member Allocation Schedule shall be prepared in good faith and shall be final and binding on the Members, Parent and the Purchaser Parties, absent manifest error. Notwithstanding anything to the contrary set forth in this Agreement, neither Parent nor any of its

Affiliates (including the Surviving Company) shall have any Liability arising out of, resulting from or in connection with any inaccuracy of the Member Allocation Schedule or any claim by any Member relating thereto, and the Member Representative agrees to indemnify, defend and hold harmless Parent and its Affiliates (including the Surviving Company) and their respective officers, directors, control persons, employees, equityholders, representatives, permitted assigns and successors from and against any Liability resulting from or arising out of, resulting from or in connection with any inaccuracy of a Member Allocation Schedule or any claim by any Member relating thereto.
Section 5.16    Joinder
The Company shall use its commercially reasonable efforts to obtain, as promptly as practicable following the date hereof, a joinder to this Agreement in a form attached hereto as Exhibit H (a “Joinder”) for each member of the Company that did not execute and deliver a counterpart signature page to this Agreement as of the date of this Agreement (the “Remaining Members”). Upon delivery of such Joinder, such Remaining Member shall be deemed to be and treated as a “Member” for all purposes hereunder. Notwithstanding anything to the contrary herein, each of Purchaser, WAEF, and Merger Sub affirms that it is not a condition to the Closing or to any of its obligations under this Agreement that the Company obtain any joinders of the Remaining Members pursuant to this Section 5.16.
Section 5.17    Transaction Bonus Agreement Matters
(a)    The Member Representative may elect that the Transaction Bonus Amounts payable to the Transaction Bonus Participants in respect of the Closing Transaction Bonus Trigger Event as determined by the Member Representative based on the amount of the Closing Distributable Proceeds (the “Closing Date Aggregate Transaction Bonus Amount”) be paid by the Company or the Surviving Company or an applicable Subsidiary on the Closing Date by delivering a notice to Parent of such election at least two (2) days prior to the Closing Date (a “Closing Date Transaction Bonus Election”) that (i) indicates that the Member Representative directs Parent to pay at the Closing an amount equal to the Closing Date Aggregate Transaction Bonus Amount to AmeriHome Mortgage on its behalf out of the Closing Distributable Proceeds and (ii) is accompanied by a Transaction Bonus Allocation Schedule in respect of the Closing Transaction Bonus Trigger Event. In the event a Closing Date Transaction Bonus Election is timely delivered, the Surviving Company shall cause AmeriHome Mortgage to pay on the Closing Date (or as soon as reasonably practicable thereafter, but in no event later than the third Business Day following the Closing Date) the corresponding Transaction Bonus Amounts set forth on such Transaction Bonus Allocation Schedule to the Transaction Bonus Participants identified thereon using AmeriHome Mortgage’s payroll system, subject to (x) any applicable withholding and (y) the timely execution and non-revocation by each Transaction Bonus Participant of a release of claims consistent with the terms contemplated in the Transaction Bonus Agreements (and, in all events, in a form reasonably satisfactory to the Member Representative) (the “Transaction Bonus Release”). Prior to the Closing, the Company shall cause AmeriHome Mortgage to take such actions as may be necessary and appropriate to facilitate the payment of any Transaction Bonus Amounts on the Closing Date or as soon as reasonably practicable thereafter in compliance with the terms of this Agreement and applicable Law if the Member Representative delivers a Closing Date Transaction Bonus Election.

(b)    Following the Closing, the Member Representative shall submit a request in writing to the Surviving Company to solicit a Transaction Bonus Release (each such notice, a “Transaction Bonus Notice”) in connection with (i) the payment of the Closing Distributable Proceeds by Parent pursuant to Section 1.09 (the “Closing Transaction Bonus Trigger Event”) to the extent the Closing Date Aggregate Transaction Bonus Amount is not paid in accordance with Section 5.17(a) or (ii) the payment of any Positive Adjustment Amount by Parent pursuant to Section 1.10 (the “Positive Adjustment Amount Trigger Event” and, together with the Closing Transaction Bonus Trigger Event, the “Transaction Bonus Trigger Events”). The Surviving Company shall solicit from each Transaction Bonus Participant within three (3) days of such Transaction Bonus Trigger Event (or at such other time as set forth in the Transaction Bonus Notice) a Transaction Bonus Release. As soon as practicable, and no later than three (3) days, following the receipt of any executed Transaction Bonus Release, the Surviving Company shall notify the Member Representative of the receipt of each such Transaction Bonus Release and provide a copy of each such release to the Member Representative. If any Transaction Bonus Recipient subsequently revokes the Transaction Bonus Release, the Surviving Company shall notify the Member Representative of such revocation no later than three (3) days following such revocation. No later than three (3) days following the completion of the execution or consideration period provided for in each Transaction Bonus Release, the Surviving Company shall notify the Member Representative which Transaction Bonus Participants did not execute and return the Transaction Bonus Release. As soon as practicable thereafter, to the extent not previously paid, the Member Representative shall pay or cause to be paid to the Surviving Company, by wire transfer of immediately available funds, an amount, in cash, equal to the Aggregate Transaction Bonus Amount associated with such Transaction Bonus Trigger Event and a Transaction Bonus Allocation Schedule with respect thereto.
(c)    No later than five (5) days following the payment by the Member Representative of any Aggregate Transaction Bonus Amount to AmeriHome Mortgage and delivery of a Transaction Bonus Allocation Schedule by the Member Representative pursuant to Section 5.17(b), the Surviving Company shall cause AmeriHome Mortgage to pay the corresponding Transaction Bonus Amounts set forth on such Transaction Bonus Allocation Schedule to the Transaction Bonus Participants identified thereon using AmeriHome Mortgage’s payroll system, subject to applicable withholding.
(d)    Parent shall not, and shall cause the Surviving Company and any Subsidiary not to, make any payments pursuant to any Transaction Bonus Agreement unless and until the Member Representative delivers to it an Aggregate Transaction Bonus Amount and a Transaction Bonus Allocation Schedule allocating such Aggregate Transaction Bonus Amount. Neither Parent nor the Surviving Company nor any of their respective Subsidiaries shall take any action to amend, modify or terminate any Transaction Bonus Agreement or waive any provision thereof without the prior written consent of the Member Representative. For the avoidance of doubt, (i) nothing in this Agreement supersedes or shall otherwise be construed to modify the obligations of any parties hereto under the Transaction Bonus Agreements and (ii) notwithstanding anything in this Section 5.17 or Section 9.19 to the contrary, the Member Representative shall not have authority to act unilaterally on any Member’s behalf for purposes of modifying the terms of any Transaction Bonus Agreement.
(e)    The Surviving Company agrees that it will, and will cause its Subsidiaries to, use commercially reasonable best efforts to provide the Member Representative assistance in administering the Transaction Bonus Agreements, including by providing the Member Representative, from time to time upon the Member Representative’s written request, information reasonably requested by the Member Representative (including, but not limited to, the employment status of the Transaction Bonus Participants and information regarding termination of employment of any Transaction Bonus Participant, if applicable). Notwithstanding anything to the contrary set forth in this Agreement, neither Parent nor any of its Affiliates (including the Surviving Company) shall have any Liability arising out of, resulting from or in connection with any inaccuracy of the Transaction Bonus Allocation Schedule, any claim by any Transaction Bonus Participant relating to the calculation of any Transaction Bonus Amount by the Member Representative, or any failure of the Member Representative to comply with its obligations in this Section 5.17 (including obligations to make payment to the Surviving Company at such time as the Surviving Company is able to comply with its obligations under the Transaction Bonus Agreements), and the Member Representative agrees to indemnify, defend and hold harmless Parent and its Affiliates (including the Surviving Company) and their respective officers, directors, control persons, employees, equityholders, representatives, permitted assigns and successors from and against any Liability resulting from or arising out of, resulting from or in connection with any such claims.
ARTICLE VI
CONDITIONS PRECEDENT

Section 6.01    Conditions to Each Party’s Obligations
The respective obligations of each Party to consummate the Transactions, including the Merger, are subject to the satisfaction or written waiver (to the extent permitted by applicable Law and it being understood that a waiver by the Company or the Members may only be delivered by the Member Representative) at or prior to the Closing of the following conditions:
(a)    Approvals. Any applicable waiting period under the HSR Act relating to the Transactions shall have been terminated or expired and all Required Approvals, and any other Approvals and Notifications set forth in Section 6.01(a) of the Disclosure Schedules shall have been obtained or made, as applicable.
(b)    No Injunctions or Restraints. No applicable Law or injunction enacted, entered, promulgated, enforced or issued by any Governmental Authority or other legal restraint or prohibition preventing the consummation of the Transactions shall be in effect.
Section 6.02    Conditions to Obligations of the Purchaser Parties
The obligations of the Purchaser Parties to consummate the Transactions are subject to the satisfaction (or written waiver by Parent) at or prior to the Closing of the following conditions:
(a)    Representations and Warranties of the Members. (i) The representations and warranties of the Members set forth in Section 2.01, Section 2.02, Section 2.04 and Section 2.05 shall be true and correct in all respects as of the Closing as though made on and as of the Closing Date, and (ii) each of the other representations and warranties of the Members set forth in Article II shall be true and correct (without giving effect to any limitation as to “materiality” or “Material

Adverse Effect” or similar qualifier) as of the Closing as though made on and as of the Closing Date (other than any such representation or warranty that expressly relates to a specific date, which representation and warranty shall be so true and correct on the date so specified), except where the failure of such representations and warranties to be so true and correct has not had and would not have a Material Adverse Effect.
(b)    Representations and Warranties of the Company. (i) The representations and warranties of the Company set forth in Section 3.01(a), Section 3.02, Section 3.03(a), Section 3.03(b), Section 3.03(c), Section 3.03(d), Section 3.03(e) and Section 3.18 shall be true and correct in all respects as of the Closing as though made on and as of the Closing Date, and (ii) each of the other representations and warranties of the Company set forth in Article III shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or similar qualifier) as of the Closing as though made on and as of the Closing Date (other than any such representation or warranty that expressly relates to a specific date, which representation and warranty shall be so true and correct on the date so specified), except where the failure of such representations and warranties to be so true and correct has not had and would not have a Material Adverse Effect.
(c)    Performance of Obligations of the Members and the Company. Each of the Members and the Company shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by it prior to or at the Closing.
(d)    Officer’s Certificates. The Company shall have delivered to the Purchaser Parties the certificate contemplated by Section 1.08(b)(iii) and A-A shall have delivered to the Purchaser Parties the certificate contemplated by Section 1.08(c)(iii).
(e)    No Material Adverse Effect. During the period from the date of this Agreement to the Closing there shall not have occurred a Material Adverse Effect.
(f)    Closing Deliveries. The Company and A-A shall have delivered or caused to be delivered the other deliverables contemplated by Section 1.08(b) and Section 1.08(c), respectively.
(g)    Employment Agreements. None of the Employment Agreements shall have been withdrawn, repudiated or terminated by the Company or AmeriHome Mortgage other than in connection with a termination of the applicable individual for cause.
(h)    Year End Financial Statements. The Company shall have provided to Parent the audited consolidated balance sheet and related consolidated statements of income, changes in member’s equity and cash flows of the Company and its Subsidiaries as of and for the fiscal year ended December 31, 2020 (including any related notes and schedules).
(i)     Termination of Management Agreement and Transaction Fee Agreement. The Management Agreement and the Transaction Fee Agreement shall, in accordance with Section 5.11, be terminated as to any member of the Company Group without any further force and effect.

Section 6.03    Conditions to the Obligations of the Company and the Members
The obligations of the Company and the Members to consummate the Transactions are subject to the satisfaction (or written waiver by the Member Representative) at or prior to the Closing of the following conditions:
(a)    Representations and Warranties of the Purchaser Parties. (i) The representations and warranties of the Purchaser Parties set forth in Section 4.01, Section 4.02, Section 4.05, Section 4.08, and Section 4.09 shall be true and correct in all respects as of the date hereof and as of the Closing as though made on and as of the Closing Date, and (ii) each of the other representations and warranties of the Purchaser Parties set forth in Article IV shall be true and correct in all respects as of the date hereof and as of the Closing as though made on and as of the Closing Date (other than any such representation or warranty that expressly relates to a specific date, which representation and warranty shall be so true and correct on the date so specified), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to prevent or materially impair the ability of Parent, WAEF or Merger Sub to perform its obligations under this Agreement or consummate the Transactions.
(b)    Performance of Obligations of the Purchaser Parties. Each of the Purchaser Parties shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by it prior to or at the Closing.
(c)    Officer’s Certificate. The Purchaser Parties shall have delivered to the Company and Member Representative the certificate contemplated by Section 1.08(a)(iv).
(d)    Closing Deliveries. The Purchaser Parties shall have delivered or caused to be delivered the other deliverables contemplated by Section 1.08(a).
Section 6.04    Frustration of Closing Conditions
None of Parent, WAEF, Merger Sub or the Company or any Member may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such Party’s failure to act in good faith or to use its reasonable best efforts to cause the Closing to occur, as required by Section 5.04 and any other applicable provisions of this Agreement.
ARTICLE VII

TERMINATION
Section 7.01    Termination
(a)    This Agreement may be terminated and the Transactions abandoned at any time prior to the Closing Date:
(i)    by mutual written consent of the Member Representative and Parent;
(ii)    by either the Member Representative or Parent if the Closing does not occur on or prior to 5:00 p.m. Eastern Time on July 31, 2021 (the “Outside Date”); provided,

however, that if all of the conditions set forth in Section 6.01, Section 6.02 and Section 6.03, other than the conditions set forth in Section 6.01(a), are satisfied (other than those conditions that, by their nature, are to be satisfied at the Closing (provided such conditions would have been capable of being satisfied as of such date)) at or before 5:00 p.m. Eastern Time on the Outside Date, then the Outside Date shall automatically be extended 30 days (but in no event later than October 29, 2021), and all references to the “Outside Date” in this Agreement (including this proviso) shall be understood to be such extended date; provided, further, that if all of the conditions set forth in Section 6.01, Section 6.02 and Section 6.03 are satisfied (other than those conditions that, by their nature, are to be satisfied at the Closing (provided such conditions would have been capable of being satisfied as of such date)) at or before 5:00 p.m. Eastern Time on the Outside Date, then the Outside Date shall automatically be extended to, and all references to the “Outside Date” in this Agreement shall be understood to mean, the date on which the Closing is required to occur pursuant to Section 1.07;
(iii)    by Parent, upon written notice to the Member Representative, if the Company or any Member breaches or fails to perform any of its representations, warranties or covenants set forth in this Agreement, or any representation or warranty of the Company set forth in this Agreement ceases to be true, and such breach or failure to perform or failure to be true would give rise to the failure of a condition set forth in Section 6.01 or Section 6.02, which failure (A) cannot be or has not been cured within 30 days following delivery by Parent of written notice to the Member Representative of such breach or failure to perform and (B) has not been waived by Parent; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.01(a)(iii) if Parent, WAEF or Merger Sub is then in breach of any of their representations, warranties, covenants or agreements such that the Member Representative has the right to terminate this Agreement pursuant to Section 7.01(a)(iv);
(iv)    by the Member Representative, upon written notice to Parent, if Parent, WAEF or Merger Sub breaches or fails to perform any of their representations, warranties or covenants set forth in this Agreement, or any representation or warranty of Parent, WAEF or Merger Sub set forth in this Agreement ceases to be true, and such breach or failure to perform or failure to be true would give rise to the failure of a condition set forth in Section 6.01 or Section 6.03, which failure (A) cannot be or has not been cured within 30 days following delivery by the Member Representative of written notice to Parent of such breach or failure to perform and (B) has not been waived by the Member Representative; provided, however, that the Member Representative shall not have the right to terminate this Agreement pursuant to this Section 7.01(a)(iv) if the Company or the Members are then in breach of any of their respective representations, warranties, covenants or agreements such that Parent has the right to terminate this Agreement pursuant to Section 7.01(a)(iii);
(v)    by either Parent or the Member Representative if there shall be in effect a final non-appealable Law or injunction preventing the consummation of the Transactions, including any final non-appealable (other than through litigation) demand, order or condition by a Governmental Antitrust Authority that Parent or any member of the Company Group undertake any material structural or conduct relief with respect to the assets of the Purchaser

Parties or any of its Affiliates or of the members of the Company Group (including executing agreements and submitting to judicial or administrative orders to hold separate and divest any such assets); provided, that neither Parent nor the Member Representative shall have the right to terminate this Agreement pursuant to this Section 7.01(a)(v) if any action of such Party or failure of such Party to perform or comply with its obligations under this Agreement shall have caused such Law or injunction and such action or failure to perform constitutes a breach of this Agreement; or
(vi)    by the Member Representative if (A) all of the conditions set forth in Section 6.01 and Section 6.02 are and continue to be satisfied at the time the Closing is required to occur pursuant to Section 1.07 (other than those conditions that, by their nature, are to be satisfied at the Closing (provided such conditions would have been capable of being satisfied as of such date)), (B) Parent, WAEF and/or the Merger Sub fails to consummate the Closing on or before the date that is two Business Days after the first date on which the Closing is required to occur pursuant to Section 1.07 and (C) the Members and the Company stood ready, willing and able to consummate the Closing on that date and the Company has given Parent irrevocable written notice on or prior to such date confirming that fact.
(b)    In the event of termination by the Member Representative or Parent pursuant to Section 7.01(a), written notice thereof shall forthwith be given to the other Party and the Transactions shall be abandoned without further action by any Party. If the Transactions are abandoned as provided herein:
(i)    the Purchaser Parties shall, and shall cause their respective Representatives to, return or destroy, in accordance with the Confidentiality Agreement, all Confidential Information received from or on behalf of any member of the Company Group relating to the Business or the Transactions and any copies thereof, whether so obtained before or after the execution hereof; and
(ii)    notwithstanding the return or destruction of any Confidential Information in accordance with Section 7.01(b)(i), all Confidential Information received by Parent, WAEF, Merger Sub and their respective Representatives shall continue to be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement.
Section 7.02    Effect of Termination
If this Agreement is terminated and the Transactions are abandoned as described in Section 7.01, this Agreement shall become null and void and of no further force and effect, except for the provisions of this Section 7.02 and Section 2.05, Section 2.06, Section 3.18, Section 3.19, Section 4.05, Section 4.08, Section 4.09, Section 4.11, Section 5.03, Section 5.05, Article IX (other than Section 9.03, except as Section 9.03 would apply to the provisions of this Section 7.02 and Section 5.03, Section 5.05 or any other Section in Article IX) and any corresponding definitions set forth in Annex I. Nothing in this Section 7.02 shall be deemed to release any Party from any liability for any Intentional Breach by such Party of the terms and provisions of this Agreement prior to such termination.

ARTICLE VIII
INDEMNIFICATION

Section 8.01    Survival of Representations, Warranties and Covenants
(a)    The representations and warranties contained in this Agreement, the Indemnified Taxes, the Specific Indemnity, and the right to assert a claim with respect to any of the foregoing shall survive in full force and effect until the fifteen (15) month anniversary of the Closing Date, at which time they shall terminate and thereafter no Party may bring a cause of action against any other party claiming, based upon or arising out of any of the foregoing or, in the case of representations and warranties, any breach thereof.
(b)    The covenants and agreements contained in this Agreement (other than Section 5.08(f) and covenants and agreements that by their nature are required to be performed at or prior to the Closing, which shall not survive the Closing) and the right to assert a claim with respect thereto shall survive the Closing and remain in full force and effect until fully performed.
(c)    Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (if known at such time) and in writing by notice (in accordance with Section 9.02) from or on behalf of the applicable Indemnified Party to the Indemnifying Party (or, in the case of any Member, to the Member Representative) prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved (at which time such claims shall expire and be of no further force or effect).
Section 8.02    Indemnification by the Members
From and after the Closing, and subject to the limitations further described in this Article VIII (including Section 8.04) and Article IX, the Purchaser Parties and their Affiliates (including the Surviving Company and members of the Company Group), members, managers, partners, stockholders, officers, directors, employees, agents, successors and permitted assigns (each, a “Purchaser Indemnified Party”) shall be indemnified and held harmless by (a) each Member, severally and not jointly, from and against all out-of-pocket losses, damages, claims, costs and expenses, interest, awards, judgments and penalties actually suffered or incurred by them (hereinafter, a “Loss”), arising out of or resulting from (i) the breach of any representation or warranty made by such Member (but not any other Member) in Article II and (ii) the breach of any covenant or agreement by such Member (but not any other Member) contained in this Agreement, and (b) the Members, on a several and not joint basis, pro rata on the basis of the aggregate amount of Closing Distributable Proceeds, Positive Adjustment Amount (if any) and Transaction Bonus Amounts (prior to any tax withholding thereon) received by each such Member (excluding, in the case of the Member Representative, the Member Representative Fund) (each such pro rata portion, the “Pro Rata Indemnifiable Percentage”), from and against all Losses actually suffered or incurred by them arising out of or resulting from (i) the breach of any representation or warranty made by the Company in Article III, (ii) to the extent relating to the period before or at the Closing, the breach of any covenant or agreement by the Company contained in this Agreement, (iii) any Indemnified Taxes, and (iv) the matters set forth in Section 3.09(a) of the Disclosure Schedule and Section 3.11(d)(4) of the Disclosure Schedule (this clause (iv), the “Specific Indemnity”). For purposes of determining the amount of any Losses that are the subject matter of a claim for indemnification (but not for whether there has been a breach), each representation and warranty contained in Article II and Article III of this Agreement will be read without regard and without giving effect to the terms “material” or “Material Adverse Effect” (fully as if any such word or phrase were deleted from such representation and warranty).
Section 8.03    Indemnification by Parent
The Members and their Affiliates, direct and indirect equity holders, partners, members, managers, officers, directors, employees, agents, successors and assigns (each, a “Seller Indemnified Party”) shall be indemnified and held harmless by Parent from and against all Losses arising out of or resulting from: (a) the breach of any representation or warranty made by any Purchaser Party in Article IV, or (b) the breach of any covenant or agreement by (i) any Purchaser Party and (ii) to the extent relating to the period after the Closing, the Company, in each case, contained in this Agreement.
Section 8.04    Limits on Indemnification
(a)    Notwithstanding anything to the contrary contained in this Agreement:
    (i)    an Indemnifying Party shall not be liable for any claim for indemnification pursuant to Section 8.02 or Section 8.03 (other than for a claim arising from any breach (A) for the payment obligations of the Purchaser Parties under Section 1.09, or (B) by any Party of its obligations under Section 5.15 or Section 5.17), unless such claim (with related claims arising out of the same or similar facts and circumstances treated as a single claim) involves indemnifiable Losses greater than twenty five thousand dollars ($25,000);
(ii) subject to Section 8.04(a)(i), an Indemnifying Party shall not be liable for any claim for indemnification pursuant to Section 8.02(a)(i), Section 8.02(b)(i) or Section 8.03(a) unless and until the aggregate amount of indemnifiable Losses which may be recovered from the Indemnifying Party pursuant thereto equals or exceeds two million seven hundred fifty thousand dollars ($2,750,000) (the “Deductible”), after which the Indemnifying Party shall be liable only for those Losses in excess of the Deductible and subject to the other limitations set forth herein;
    (iii)    the cumulative indemnification obligation of the Members in the aggregate (other than the indemnification obligations of the Members with respect to their obligations under Section 5.15 or Section 5.17 and the Specific Indemnity, which shall not be limited by this Section 8.04(a)(iii)) shall in no event exceed forty million dollars ($40,000,000) (the “Cap”) and the cumulative indemnification obligation of any Member (other than the indemnification obligations of such Member with respect to its obligations under Section 5.15 or Section 5.17 and the Specific Indemnity, which shall not be limited by this Section 8.04(a)(iii)) shall not exceed such Member’s Pro Rata Indemnifiable Percentage of the Cap; and
    (iv)    the cumulative indemnification obligation of the Members in the aggregate with respect to the Specific Indemnity shall in no event exceed three million five hundred thousand dollars ($3,500,000) (the “Specific Indemnity Cap”) and the cumulative indemnification obligation of any Member with respect to the Specific Indemnity shall not exceed such Member’s Pro Rata Indemnifiable Percentage of the Specific Indemnity Cap.
(b)    For purposes of this Article VIII, the amount of Losses incurred or suffered by any Purchaser Indemnified Party shall be calculated net of (i) any amount that may be recoverable by such Purchaser Indemnified Party from a third party alleged to be responsible for such Losses, (ii) insurance proceeds or other cash receipts or sources of reimbursement recoverable by such Purchaser Indemnified Party for such Losses under any insurance policy, and (iii) the Tax benefit recoverable by such Purchaser Indemnified Party as a result of such Losses.
(c)    Notwithstanding anything to the contrary contained in this Article VIII, there shall be no recovery for any Loss or alleged Loss by any Indemnified Party under this Agreement to the extent (i) such item has been taken into account in the calculation of the Final Closing Consideration or (ii) such Loss arose or resulted from any action or omission by such Indemnified Party.
Section 8.05    Notice of Losses; Third Party Claims
(a)    An Indemnified Party shall give the Indemnifying Party prompt written notice of any matter which an Indemnified Party has determined has given rise to a right of indemnification under this Agreement, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises.
(b)    If an Indemnified Party shall receive notice of any Action other than with respect to Taxes or involving a Tax Authority (each, a “Third Party Claim”) against it which gives rise to a claim for Loss under this Article VIII, within ten (10) days of the receipt of such notice, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article VIII except to the extent that the defense of such Third Party Claim is prejudiced by such failure. The Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within fifteen (15) days of the receipt of such notice from the Indemnified Party. If the Indemnifying Party elects to undertake any such defense against a Third Party Claim, the Indemnified Party may participate in such defense at its own expense. The Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. If the Indemnifying Party elects to direct the defense of any such claim or proceeding, the Indemnified Party shall not pay, or permit to be paid, any part of such Third Party Claim unless the Indemnifying Party consents in writing to such payment or unless the Indemnifying Party withdraws from the defense of such Third Party Claim liability or unless a final judgment from which no appeal may be taken by or on behalf of the Indemnifying Party is entered against the Indemnified Party for such Third Party Claim. If the Indemnified Party assumes the defense of any such claims or proceeding pursuant to this Section 8.05 and proposes to settle such claims or proceeding prior to a final judgment thereon or to forgo any appeal with respect thereto, then the Indemnified Party shall give the Indemnifying Party prompt written notice thereof and the Indemnifying Party shall have the right to participate in the settlement or assume or reassume the defense of such claims or proceeding. Notwithstanding the foregoing, if the Indemnifying Party assumes the defense of any Third Party Claim and it is ultimately determined that the Indemnifying Party is not obligated to indemnify, defend or hold the Indemnified Party harmless from and against any Third Party Claim, the Indemnified Party shall reimburse the Indemnifying Party for any and all documented out-of-pocket costs and expenses (including court costs and reasonable attorney fees) incurred by the Indemnifying Party in its defense of such Third Party Claim.
Section 8.06    Remedies
(a)    The Purchaser Parties and the Members acknowledge and agree that, subject to Section 9.04, except in the case of Fraud, (i) following the Closing, the indemnification provisions of this Article VIII shall be the sole and exclusive remedies of the Purchaser Parties and the Members for any breach by the other of the representations and warranties in this Agreement, for any failure by the other to perform and comply with any applicable covenants and agreements in this Agreement and for any other claims, Losses or other damages or Liabilities arising from the Transactions, and (ii) anything herein to the contrary notwithstanding, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of the Purchaser Parties or the Members, after the consummation of the Merger, to rescind this Agreement or any of the Transactions.
(b)    Each Party shall take all reasonable steps to mitigate its Losses upon and after becoming aware of any event which could reasonably be expected to give rise to any Losses.
ARTICLE IX
GENERAL PROVISIONS

Section 9.01    Expenses
Whether or not the Closing takes place, and except as set forth in this Agreement (including in Section 5.04(c)) or another Transaction Document, all costs and expenses incurred in connection with this Agreement and the other Transaction Documents and the Transactions shall be paid by the Party incurring such expense.
Section 9.02    Notices
All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand, electronic mail or postage prepaid mail (registered or certified) or nationally recognized overnight courier service and shall be deemed given when so delivered by hand or electronic mail, or, if mailed, three days after mailing (one Business Day in the case of overnight courier service), as follows:
(a)    if to Parent, WAEF or Merger Sub or, following the Closing, the Surviving Company, to:

Western Alliance Bank
One E. Washington Street
Phoenix, Arizona 85004
Telephone:     (602) 952-5476
Email:         dgibbons@westernalliancebank.com
Attention:     Dale M. Gibbons

with a copy (which shall not constitute notice) to:

Troutman Pepper Hamilton Sanders LLP
401 9th Street, NW, Suite 1000
Washington, DC 20004
Telephone:     (202) 274-1933
Email:     gregory.parisi@troutman.com
Attention:     Gregory F. Parisi

(b)    if to the Member Representative, A-A or, prior to the Closing, the Company to:
A-A Mortgage Opportunities, LP
One Manhattanville Road, Suite 201
Purchase, New York 10577

Email: BKuesel@apollo.com
Attention: Bill Kuesel

with copies (which shall not constitute notice) to:

Sidley Austin LLP
One South Dearborn
Chicago, IL 60603
Telephone:     (312) 853-7061
Email:        pshwachman@sidley.com
Attention:     Perry J. Shwachman

and

Sidley Austin LLP
787 Seventh Avenue
New York, NY 10019
Telephone:     (212) 839-5371
Email:        aweinstein@sidley.com
tfeuerstein@sidley.com
rscofield@sidley.com
Attention:     Adam K. Weinstein
Tony Feuerstein
Ryan Scofield

Section 9.03    Severability
It is the desire and intent of the Parties that the provisions of this Agreement be enforced to the fullest extent permissible under the Laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.
Section 9.04    Specific Performance
The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement. Each of the Parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post any bond or other security as a prerequisite to obtaining equitable relief.
Section 9.05    Entire Agreement
This Agreement, the other Transaction Documents and the Confidentiality Agreement (including the Exhibits and Schedules hereto and thereto) contain the entire agreement and understanding between the Parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter. No Party shall be liable or bound to any other Party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein or in the Transaction Documents or the Confidentiality Agreement.
Section 9.06    Assignment
This Agreement and the rights and obligations hereunder shall not be assignable or transferable by either of the Purchaser Parties, in whole or in part (including by operation of law in connection with a merger or consolidation or conversion of either of the Purchaser Parties), without the prior written consent of the Member Representative, which the Member Representative may withhold in its absolute discretion; provided, that each of the Purchaser Parties shall be permitted, without the Member Representative’s consent, to assign any of their respective rights, interests and obligations under this Agreement to any of their respective Subsidiaries but must remain liable hereunder. Any attempted assignment in violation of this Section 9.06 shall be null and void.

Section 9.07    No Third-Party Beneficiaries
Except as set forth in the last sentence of this Section 9.07, this Agreement is for the sole benefit of the Parties hereto and nothing in this Agreement expressed or implied shall give or be construed to give to any Person, other than the Parties hereto, any legal or equitable rights under this Agreement. Notwithstanding anything to the contrary set forth in this Agreement, (a) each of the Related Parties shall be a third-party beneficiary of the provisions set forth in Section 9.12, (b) if the Merger is consummated, (i) each of Members and the Company’s Affiliates, and each of their direct and indirect equityholders and Representatives, each in their capacity as such, shall be a third-party beneficiary of the provisions set forth in Section 5.06(c), (ii) each of the D&O Indemnified Persons shall be a third-party beneficiary of the provisions set forth in Section 5.06, and (iii) each of the Indemnified Parties that is not a Party hereto shall be a third-party beneficiary of the provisions set forth in Article VIII, (c) if this Agreement is terminated prior to the Closing, the Member Representative shall have the right to pursue damages (including damages for its loss of economic benefits) on behalf of the Members in the event of any Intentional Breach of this Agreement by any Purchaser Party (which right is hereby acknowledged by the Purchaser Parties), and (d) if this Agreement is terminated prior to the Closing, Parent shall have the right to pursue damages (including damages for loss of economic benefits) on behalf of the Purchaser Parties in the event of any Intentional Breach of this Agreement by the Members (which right is hereby acknowledged by the Members).
Section 9.08    Amendment
This Agreement may be amended by Parent and the Member Representative at any time before the Closing, by an instrument in writing signed on behalf of each of Parent and the Member Representative and any purported amendment, modification or supplement by any of the Parties in any manner that does not comply with this Section 9.08 shall be void and of no force and effect.
Section 9.09    Waiver
No provision of this Agreement may be waived unless such waiver is in writing and signed by the Member Representative, in the case of a provision that is to be effective against any of the members or, prior to the Closing, the Company or any of its Subsidiaries, or Parent, in the case of a provision that is to be effective against either of the Purchaser Parties or, after the Closing, the Surviving Company or any of its Subsidiaries. No failure or delay of any Party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.
Section 9.10    Governing Law; Jurisdiction
(a)    This Agreement and all disputes, claims or controversies relating to, arising out of, or in connection with this Agreement shall be governed by and construed in accordance with the internal Laws of the State of Delaware applicable to contracts executed in and to be performed in that state.

(b)    Each Party irrevocably agrees that any Action arising out of or relating to this Agreement brought by the other Party shall be brought and determined in the Court of Chancery of the State of Delaware (or, solely if such court declines jurisdiction, in any federal court located in the State of Delaware and, solely if such court declines jurisdiction, in any state court located in the State of Delaware), and each Party hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such Action arising out of or relating to this Agreement and the Transactions. Each Party agrees not to commence any Action relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each Party further agrees that notice as provided herein shall constitute sufficient service of process and each party further waives any argument that such service is insufficient. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the Transactions, (i) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (ii) that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the Action in any such court is brought in an inconvenient forum, (B) the venue of such Action is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
Section 9.11    Waiver of Jury Trial
EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.11.
Section 9.12    No Recourse
All Actions, obligations, losses or causes of action (whether in Contract, in tort, in Law or in equity, or granted by statute whether by or though attempted piercing of the corporate, limited partnership or limited liability company veil) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to (i) this Agreement, (ii) the negotiation, execution or performance of this Agreement (including any representation or warranty made in connection with, or as inducement to, this Agreement), (iii) any breach or violation of this

Agreement and (iv) any failure of the Transactions to be consummated, in each case, may be made only against (and are those solely of) the Persons that are expressly identified as Parties to this Agreement subject to the terms and conditions hereof. In furtherance and not in limitation of the foregoing, and notwithstanding anything that may be expressed or implied in this Agreement, and notwithstanding the fact that certain of the Parties may be partnerships or limited liability companies, each Party hereto covenants, agrees and acknowledges that no recourse under this Agreement, any other Transaction Document or any documents or instruments delivered in connection with this Agreement or any other Transaction Document shall be had against any Related Party, in each case, other than the Parties hereto under this Agreement (and, in the case of any other Transaction Document, the applicable parties thereto), whether in Contract, tort, by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any of the Related Parties, as such, for any obligation or liability of any Party under this Agreement or any documents or instruments delivered in connection herewith for any claim based on, in respect of or by reason of such obligations or liabilities or their creation; provided, however, that nothing in this Section 9.12 shall relieve or otherwise limit the liability of any Party for any breach or violation of its obligations under such agreements, documents or instruments.
Section 9.13    Limitation on Damages
Each of the Parties hereby waives, to the fullest extent permitted by Law, all claims of punitive, consequential, special, indirect or other similar types of damages.
Section 9.14    Disclosure Schedules
The information set forth in this Agreement and the Disclosure Schedules attached hereto is disclosed solely for purposes of this Agreement, and no information set forth herein or therein shall be deemed to be an admission by any Party to any third party of any matter whatsoever (including any violation of Law or breach of Contract). Notwithstanding anything to the contrary set forth in the Disclosure Schedules or in this Agreement, the information and disclosures set forth in any section of the Disclosure Schedules shall be deemed to be disclosed and incorporated by reference in any other section of the Disclosure Schedules as though fully set forth in such other section of the Disclosure Schedules for which applicability of such information and disclosure is reasonably apparent on its face. The fact that any item of information is disclosed in any section of the Disclosure Schedules shall not be construed to mean that such information is required to be disclosed by this Agreement. Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material” or “Material Adverse Effect” or other similar terms in this Agreement.
Section 9.15    Interpretation
The headings set forth in this Agreement, in any Exhibit or Disclosure Schedules hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Except when the context requires otherwise, any reference in this Agreement to any Article, Section, clause, Schedule or Exhibit shall be to the Articles, Sections and clauses of, and Schedules and Exhibits to, this Agreement. The words

“include,” “includes” and “including” are deemed to be followed by the phrase “without limitation” and the term “dollar” or “$” means lawful currency of the United States. Reference to any Person includes such Person’s successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually. Reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof. Reference to any Law means such Law as amended, modified, codified, replaced or re-enacted, in whole or in part, including rules, regulations, enforcement procedures and any interpretations promulgated thereunder, all as in effect on the date of this Agreement. Any reference to the masculine, feminine or neuter gender shall include such other genders and any reference to the singular or plural shall include the other, in each case, unless the context otherwise requires. All Exhibits and the Disclosure Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. When a reference is made in this Agreement to a Section, Exhibit or Disclosure Schedules, such reference shall be to a Section of, or an Exhibit or Disclosure Schedules to, this Agreement unless otherwise indicated.
Section 9.16    No Presumption Against Drafting Party
Each of the Parties acknowledges that it has been represented by counsel in connection with this Agreement and the Transactions. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.
Section 9.17    Company and Member Representative Privilege
The Parties acknowledge and agree that the law firms listed on Section 9.17 of the Disclosure Schedules (the “Seller Firms”) have represented the Company and the Member Representative in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the Transactions, and that the Company, the Member Representative, their Subsidiaries and direct and indirect equityholders, and their respective partners, officers, directors, employees and representatives (the “Seller Group Members”) have a reasonable expectation that a Seller Firm will represent them in connection with any claim involving any Seller Group Member, on the one hand, and Parent, WAEF, Merger Sub, the Surviving Company or any of their respective Affiliates and representatives (the “Purchaser Group Members”), on the other hand, arising under this Agreement, the Transaction Documents or the Transactions. Parent hereby, on behalf of itself and the Surviving Company and the other Purchaser Group Members, irrevocably: (a) acknowledges and agrees that any attorney-client privilege, solicitor-client privilege, work product or other attorney-client or solicitor-client confidential information (“Attorney-Client Information”) arising from communications prior to the Closing between the Company, the Member Representative or any member of the Company Group (including any one or more officers, directors, employees or stockholders of a member of the Company Group), on the one hand, and a Seller Firm, on the other hand, are not included in the property, rights, privileges, powers, franchises and other interests that are possessed by or vested in the Surviving Company or any of its Subsidiaries or the Business, that the Surviving Company’s rights to such Attorney-Client Information shall be deemed property of, and controlled solely by, the

Member Representative for the benefit and on behalf of the Seller Group Members and, upon request, convey and transfer any Attorney-Client Information to the Member Representative; (b) acknowledge and agree that the Seller Group Members shall have the right to retain, or cause any Seller Firm to retain, any such documentation or information in the possession of any Seller Firm or such Seller Group Members at the Closing; (c) agree not to access, retain or use any documentation or information constituting Attorney-Client Information and that no Purchaser Group Member shall have any right to waive any attorney-client privilege or other right to confidentiality with respect to such Attorney-Client Information; (d) disclaim the right to assert a waiver by any Seller Group Member with regard to the attorney-client privilege, solicitor-client privilege or other right to confidentiality with respect to such Attorney-Client Information solely due to the fact that such documentation or information is physically in the possession of a member of the Company Group or the Business after the Closing; (e) consent to any Seller Firm’s representation after the Closing of any Seller Group Member in any claim that may relate to a Purchaser Group Member or the Transactions and consent to and waive any conflict of interest arising therefrom without the need for any future waiver or consent; and (f) consent to the disclosure by any Seller Firm to any Seller Group Member of any documentation or information obtained by such Seller Firm during the course of its representation of the Company, the Members, or any Subsidiary or direct or indirect equityholder thereof prior to the Closing, whether related to this Agreement, the Transaction Documents, the Transactions or otherwise, whether or not such disclosure is made prior to or after the Closing and whether or not the documentation or information disclosed is subject to any attorney-client privilege, solicitor-client privilege or confidentiality obligation to the Members, any member of the Company Group, any Subsidiary or direct or indirect equityholder or any other Person. To the extent that the Surviving Company or any of its Subsidiaries have any rights to request or control files of a Seller Firm, only the Seller Group Members shall have such rights. If any claim arises after the Closing between any Purchaser Group Member and a Person other than a Seller Group Member, such Purchaser Group Member shall not disclose any documentation or information that is subject to an attorney-client privilege or other rights of confidentiality referenced in this Section 9.17 without the prior written consent of the Member Representative; provided, however, that, until the fifteen (15) month anniversary of the Closing Date, at which time such obligation shall terminate, if such Purchaser Group Member is required by judicial order or other legal process to make such disclosure, to the extent not prohibited by Law, such Purchaser Group Member shall promptly notify the Member Representative in writing of such requirement (without making disclosure) and shall provide the Member Representative with such cooperation and assistance as shall be necessary to enable the Member Representative to prevent disclosure by reason of such attorney-client privilege, solicitor-client privilege or other rights of confidentiality. This Section 9.17 is for the benefit of the Seller Group Members and such Persons are intended third-party beneficiaries of this Section 9.17.
Section 9.18    Execution of Agreement
This Agreement may be executed in any number of counterparts, all of which shall be considered one and the same agreement, and shall become effective when the Company, A-A, the Senior Management Members, Parent, WAEF and Merger Sub shall have signed any such counterpart and delivered it to the others. Electronic mail transmission of counterpart signatures to this Agreement shall be acceptable and binding.

Section 9.19    Member Representative
(a)    Each Member hereby irrevocably constitutes and appoints the Member Representative as its true and lawful agent and attorney-in-fact, with full power and authority to act, including full power of substitution, solely and exclusively in his, her or its name and on his, her or its behalf with respect to all matters arising from or in any way relating to this Agreement and the transactions contemplated hereby, including to do all things and to perform all acts required or deemed advisable, in the Member Representative’s sole discretion, in connection with the transactions contemplated by this Agreement as fully as such Member could if then personally present and acting alone, including: (i) negotiating, executing and delivering all amendments, modifications and waivers to this Agreement or any Transaction Document, (ii) interpreting the terms and provisions of this Agreement or any Transaction Document, (iii) executing and delivering and receiving deliveries of all agreements, certificates, statements, notices, approvals, extensions, waivers, undertakings, amendments and other documents required or permitted to be given in connection with the consummation of the transactions contemplated by this Agreement or any Transaction Document, (iv) receiving service of process in connection with any claims under this Agreement or any Transaction Document, (v) agreeing to negotiate, enter into settlements, assume the defense of claims and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Member Representative for the accomplishment of the foregoing, (vi) giving and receiving notices and communications, and (vii) taking all other actions necessary or appropriate in the judgment of the Member Representative on behalf of such Member in connection with this Agreement or any Transaction Document; provided, however, that, with respect to any material amendments or waivers that expressly discriminate between A-A, on the one hand, and the other Members, on the other hand, in a manner material and adverse to the other Members and, to the extent applicable, inconsistent with the Member Allocation, the Member Representative must obtain prior written consent of the other Members holding a majority of the issued and outstanding Units immediately prior to the Effective Time (the “Amendment Restriction”).
(b)    Each Member hereby irrevocably constitutes and appoints the Member Representative as its true and lawful agent and attorney-in-fact with full power and authority to act, including full power of substitution, in his or her or its name and on his or its behalf with respect to the acceptance of delivery of any amounts required to be delivered hereunder as fully as such Member (as applicable) could if then personally present and acting alone. Without limitation, (i) any communication or other delivery validly delivered to the Member Representative will be deemed to have been validly delivered to each of the Members, (ii) any waiver of any provision of this Agreement or consent, or compromise of any claim arising from or relating to this Agreement, by the Member Representative will be binding upon each and every Member, and (iii) the Member Representative is hereby authorized to execute for and on behalf of each Member any amendment to this Agreement (subject to the Amendment Restriction). Parent will be entitled to rely (without any liability to, or obligation to inquire of, any Member even if Parent is aware of any actual or potential dispute or disagreement among such Member and the Member Representative) on any action taken by the Member Representative as being taken by the Member Representative for itself and on behalf of each of the Members, and fully authorized by each of the Members. This appointment of agency and this power of attorney is coupled with an interest and will be irrevocable and will not be terminated by any Member or by operation of law. All acts or omissions of the Member

Representative hereunder in its capacity as such shall be deemed to be acts or omissions on behalf of the Members and not the Member Representative itself. Without limiting the foregoing, the Member Representative shall not be liable to the Members for any error of judgment or acts done or omissions by the Member Representative in good faith, for any mistake in fact or law, in reliance on the advice of legal counsel or other independent experts, or for anything that it may do or refrain from doing in its capacity as representative (except in the case of final adjudication of the Member Representative’s fraud or willful misconduct in respect thereof). Each of the Members hereby releases the Member Representative from any losses or liabilities of any of them or for any acts or omissions of the Member Representative in its capacity as representative (except in the case of final adjudication of the Member Representative’s fraud or willful misconduct in respect thereof). The Members shall indemnify, defend and hold harmless the Member Representative and its Affiliates, and its and its Affiliates’ Representatives from, against and in respect of any losses asserted against, imposed on or sustained, incurred or suffered by any of them arising out of or relating to the acts or omissions of Member Representative hereunder. The Member Representative may resign from such role upon at least 10 Business Days’ prior written notice to Parent, the Member Representative may appoint a replacement, and from and after such appointment, such Person shall be the “Member Representative”. Nothing in this Agreement is intended to, or will be deemed to, constitute a partnership or joint venture among the Members and the Member Representative.
(c)    The Member Representative shall be entitled to the payment of all its out-of-pocket expenses incurred as the Member Representative, which costs shall be paid for by the Members on a pro rata basis based on the Pro Rata Indemnifiable Percentage of each Member. In connection with the foregoing, at the Closing and, if applicable, the time of payment of any Positive Adjustment Amount, the Member Representative shall set aside from the Closing Distributable Proceeds or such Positive Adjustment Amount an aggregate amount, in cash, which the Member Representative shall identify by written notice to the Purchaser Parties and the Paying Agent at least two Business Days prior to the Closing or date of payment of any Positive Adjustment Amount (the “Member Representative Expense Fund”) in accordance with Section 1.09(a) and Section 1.10(f)(i), to be used by the Member Representative to pay expenses incurred by the Member Representative in its capacity as the Member Representative or such other matters as the Member Representative deems appropriate in connection with the transactions contemplated hereby, which amount, if any, shall be deducted from the Closing Distributable Proceeds or Positive Adjustment Amount otherwise payable to each Member on a pro rata basis based upon the amount of Closing Distributable Proceeds or Positive Adjustment Amount otherwise payable to such Member in accordance with Section 1.09 or Section 1.10(f)(i); provided, that if the transactions contemplated hereby are not consummated, the Company shall reimburse the Member Representative for all costs and expenses reasonably incurred by the Member Representative in connection with this Agreement. Once the Member Representative determines, in its sole discretion, that the Member Representative will not incur any additional expenses in its capacity as the Member Representative, the Member Representative will distribute any remaining portion of the Member Representative Expense Fund to the Members in accordance with the Member Allocation Schedule. If, however, the Member Representative incurs expenses, in its capacity as the Member Representative, in an amount exceeding the amount of the Member Representative Expense Fund, then the Member Representative shall be entitled to receive from each Member an amount equal to the product of (i) the percentage set forth on the Member Allocation Schedule with respect to such Member multiplied by (ii) the difference between the total expenses incurred by the Member Representative and the amount of the Member Representative Expense Fund.
Section 9.20    Obligations of Members Several but not Joint
Notwithstanding anything to the contrary in this Agreement, (a) all obligations and of the Members or binding on more than one Member pursuant to this Agreement shall be several and not joint, (b) any obligation or liability of any individual Member shall solely be the obligation or liability of such Member and not the other Members and (c) any liability with respect to an obligation of the Members collectively shall be allocated among the Members in accordance with their Pro Rata Indemnifiable Percentage unless expressly allocated in another manner pursuant to this Agreement (it being understood that the failure to so allocate in any manner will not be considered an express allocation hereunder).

* * * *

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.
WESTERN ALLIANCE BANK
By: /s/ Kenneth A. Vecchione
    Name: Kenneth A. Vecchione
    Title: Chief Executive Officer

WESTERN ALLIANCE EQUIPMENT FINANCE, INC.
By: /s/ Tim R. Bruckner
    Name: Tim R. Bruckner
    Title: Chief Executive Officer

WAB MORTGAGE SUB, LLC

By: /s/ Tim R. Bruckner
    Name: Tim R. Bruckner
    Title: President

[Signature Page to Agreement and Plan of Merger]

ARIS MORTGAGE HOLDING COMPANY, LLC

By: /s/ James Furash
    Name: James Furash
    Title: Chief Executive Officer

A-A MORTGAGE OPPORTUNITIES, LP,
as Member Representative

By: A-A Mortgage Opportunities Corp.,
its general partner

By: /s/ James Furash
    Name: James Furash
    Title: Chief Executive Officer

MEMBERS:

/s/ Nathan Adler
Nathan Adler

[Signature Page to Agreement and Plan of Merger]

/s/ David Andersen
David Andersen

/s/ James Furash
James Furash

/s/ Garrett Galati
Garrett Galati

/s/ John Hedlund
John Hedlund

/s/ Mark D. Miller
Mark D. Miller

ANNEX I
DEFINITIONS
Capitalized terms used but not defined in this Agreement have the respective meanings assigned to such terms below.
“A-A” has the meaning set forth in the initial paragraph hereof.
“Accounting Principles” means the accounting principles described Section A – Accounting Principles of Exhibit C.
“Action” means any action, claim, charge, complaint, petition, suit, investigation, litigation, arbitration or other proceeding whether civil or criminal, at law or in equity by or before any Governmental Authority or arbitrator.
“Adjusted Closing Consideration” has the meaning set forth in Section 1.10(a).
“Adjusted Transaction Book Value” has the meaning set forth in Section 1.10(a).
“Adjusted Transaction Expenses” has the meaning set forth in Section 1.10(a).
“Advance Facilities” means any funding arrangement with lenders collateralized, in whole or in part, by advances made by any member of the Company Group in its capacity as a servicer of any mortgage-related receivables to fund principal, interest, escrow, foreclosure, insurance, tax or other payments or advances when the borrower on the underlying receivable is delinquent in making payments on such receivable or to enforce remedies, manage and liquidate mortgaged properties or that any member of the Company Group otherwise advances in its capacity as servicer.
“Affiliate” means, with respect to a specified Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such first Person; provided, however, that (a) each of (i) Apollo Global Management, Inc., its Subsidiaries and its and their Affiliates (defined without giving effect to this proviso) (including their portfolio companies and portfolio investments but excluding members of the Company Group), (ii) Athene Holding Ltd., its Subsidiaries and its and their Affiliates (defined without giving effect to this proviso) (including their portfolio companies and portfolio investments but excluding members of the Company Group), and (iii) Athora Holdings, Ltd., its Subsidiaries and its and their Affiliates (defined without giving effect to this proviso) (excluding members of the Company Group), shall be deemed not to be Affiliates of the Company or its Subsidiaries, and (b) the members of the Company Group shall be deemed to be Affiliates of (i) the Members until the Closing and (ii) Parent and its Affiliates from and after the Closing.
“Aggregate Bonus Recipient Negative Adjustment Amount” means the sum of all Bonus Recipient Negative Adjustment Amounts (if any).

“Aggregate Transaction Bonus Amount” means the sum of all Transaction Bonus Amounts payable with respect to any Transaction Bonus Trigger Event.
“Agreement” has the meaning set forth in the initial paragraph hereof.
“AmeriHome Mortgage” has the meaning set forth in Section 3.17(a).
“Anti-Corruption Laws” has the meaning set forth in Section 3.07(f).
“Antitrust Approvals” has the meaning set forth in Section 5.04(b)(ii).
“Antitrust Laws” means the Sherman Act, the Clayton Act, the Federal Trade Commission Act, all applicable foreign antitrust Laws and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.
“Applicable Requirements” means, as of the time of reference, (i) all applicable Laws and published guidelines of the GSEs, the FHA, the VA, the USDA and Private Investors, in each case relating to the origination (including the taking, processing and underwriting of the relevant Company Acquired Mortgage Loan application and the closing or funding of the relevant Company Acquired Mortgage Loan), purchase, assignment, sale, pooling, servicing, subservicing or enforcement of, or filing of claims in connection with, any Company Acquired Mortgage Loan or Company Serviced Mortgage Loan at the relevant time, (ii) all of the terms of the mortgage note, security instrument and any other related loan documents relating to each Company Acquired Mortgage Loan and Company Serviced Mortgage Loan, (iii) all requirements set forth in the Servicing Agreements, (iv) any Orders applicable to any Company Acquired Mortgage Loan or Company Serviced Mortgage Loans and (v) all requirements set forth in the Company Group’s credit, underwriting, servicing and collection policies and procedures.
“Approval” means any consent, approval, authorization, waiver or Permit (or surrender of an existing Permit requiring approval by a Governmental Authority), or expiration of applicable waiting period.
“Attorney-Client Information” has the meaning set forth in Section 9.17.
“Benefit Plans” has the meaning set forth in Section 3.11(a).
“Board” has the meaning set forth in the recitals.
“Bonus Recipient Negative Adjustment Amount” means, in the case of each Transaction Bonus Recipient, the corresponding amount by which such Person’s Transaction Bonus Amount is reducible in accordance with the last paragraph of Section I of the Transaction Bonus Agreement to which such Transaction Bonus Recipient is a party in the case that the calculation of the Final Closing Consideration results in a Negative Adjustment Amount.

“Book Value Assets” means the aggregate value of the assets carried on the consolidated balance sheet of the Company. Without limiting the rights of any Party with respect to objections to the calculation of the Adjusted Transaction Book Value pursuant to Section 1.10, the Parties acknowledge that the Book Value Assets set forth on the illustrative example included in the Example Statement of Transaction Book Value represent the format and the line items for Book Value Assets that the Parties will use to calculate the Transaction Book Value.
“Book Value Liabilities” means the aggregate value of the liabilities carried on the consolidated balance sheet of the Company. Without limiting the rights of any Party with respect to objections to the calculation of the Adjusted Transaction Book Value pursuant to Section 1.10, the Parties acknowledge that the Book Value Liabilities set forth on the illustrative example included in the Example Statement of Transaction Book Value represent the format and the line items for Book Value Liabilities that the Parties will use to calculate the Transaction Book Value.
“Business” means the business of the Company Group as conducted in the ordinary course as of the date of this Agreement.
“Business Day” means any day other than (a) any Saturday or Sunday or (b) any other day on which banks located in New York, New York are required or authorized by Law to be closed for business.
“Business Employee” means each Person employed by a member of the Company Group.
“Calculation Time” means 11:59 p.m. Eastern Time on the day immediately preceding the Closing Date.
“Cap” has the meaning set forth in Section 8.04(a)(iii).
“CARES Act” means The Coronavirus Aid, Relief, and Economic Security Act, Pub.L. 116–136 (03/27/2020), as amended, or any similar applicable federal, state or local Law, and together with all guidance, rules and regulations related thereto issued by a Governmental Authority, including the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, issued by President Donald Trump on August 8, 2020 and Division N (Additional Coronavirus Response and Relief) of § 9 of the Consolidated Appropriations Act, Pub.L. 116-260 (12/21/2020).
“Certificate of Formation” has the meaning set forth in Section 1.04.
“Certificate of Merger” has the meaning set forth in the recitals.
“Closing” has the meaning set forth in Section 1.07.
“Closing Consideration” means the Transaction Book Value plus the Premium Amount minus the Transaction Expenses.

“Closing Date” has the meaning set forth in Section 1.07.
“Closing Date Aggregate Transaction Bonus Amount” has the meaning set forth in Section 5.17(a).
“Closing Date Transaction Bonus Election” has the meaning set forth in Section 5.17(a).
“Closing Distributable Proceeds” has the meaning set forth in Section 1.09(a).
“Closing Transaction Bonus Trigger Event” has the meaning set forth in Section 5.17(b).
“Code” means the Internal Revenue Code of 1986.
“Company” has the meaning set forth in the initial paragraph hereof.
“Company Acquired Mortgage Loan” means any Mortgage Loan originated or purchased by any member of the Company Group.
“Company Group” means, collectively, the Company and its Subsidiaries. For purposes of Section 5.02(b), Section 5.07(c), Section 5.07(d), Section 5.07(f), and Section 5.08, “Company Group” also refers to the Surviving Company and its Subsidiaries, as applicable.
“Company IT Systems” means all information technology and computer systems (including Company Software, information technology and telecommunication hardware and other equipment) owned, leased or licensed by any member of the Company Group, and relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data or information, whether or not in electronic format, used in the Business.
“Company Operating Agreement” has the meaning set forth in the recitals.
“Company Owned Mortgage Loan” means any Company Acquired Mortgage Loan that is owned by any member of the Company Group as of the date of this Agreement or as of the Closing Date, as applicable.
“Company Serviced Mortgage Loan” means any Mortgage Loan serviced or master serviced by any member of the Company Group pursuant to a Servicing Agreement at any time after December 31, 2018.
“Company Software” has the meaning set forth in Section 3.10(a).
“Confidential Information” has the meaning set forth in the Confidentiality Agreement.
“Confidentiality Agreement” has the meaning set forth in Section 5.03(a).
“Continuation Period” has the meaning set forth in Section 5.07(a).

“Continuing Employee” means each Person employed by the Surviving Company or its Subsidiaries immediately following the Closing.
“Contract” means any written or enforceable oral contract, agreement, license, sublicense, lease, sublease, sales order, purchase order, credit agreement, indenture, mortgage, note, bond or warrant (including all amendments, supplements and modifications thereto), except any common law contracts with employees of the Company Group.
“Control” means (including, with correlative meanings, “controlled by” and “under common control with”), with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.
“COVID-19” means SARS-CoV2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks.
“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, guidelines or recommendations promulgated by any industry group or any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the Coronavirus Aid, Relief and Economic Security Act, as signed into law by the President of the United States on March 27, 2020, and Families First Coronavirus Response Act, as signed into law by the President of the United States on March 18, 2020 as amended from time to time, and Division N (Additional Coronavirus Response and Relief) of § 9 of the Consolidated Appropriations Act, Pub.L. 116-260 (12/21/2020).
“CPA Firm” has the meaning set forth in Section 1.10(c).
“Current Policies” has the meaning set forth in Section 5.06(d).
“D&O Indemnified Liabilities” has the meaning set forth in Section 5.06(b).
“D&O Indemnified Persons” has the meaning set forth in Section 5.06(a).
“Deductible” has the meaning set forth in Section 8.04(a)(ii).
“Disclosure Schedules” means the disclosure schedules of the Member or the Company delivered to the Purchaser Parties in connection with this Agreement, or the disclosure schedules of the Purchaser Parties delivered to the Members and the Company in connection with this Agreement.
“DLLCA” has the meaning set forth in the recitals.
“DOJ” has the meaning set forth in Section 5.04(b)(i).
“Effective Time” has the meaning set forth in Section 1.02.

“Encumbrance” means any lien, encumbrance, security interest, pledge, mortgage, easement, deed of trust, hypothecation or other restriction or limitation on transfer of title or voting, whether imposed by Contract, understanding, Law, equity or otherwise, except for any restrictions on transfer generally arising under any applicable federal or state securities Laws.
“Enforceability Exceptions” means applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).
“Environmental Laws” has the meaning set forth in Section 3.13(a).
“ERISA” has the meaning set forth in Section 3.11(a).
“ERISA Affiliate” has the meaning set forth in Section 3.11(c).
“Estimated Closing Consideration” has the meaning set forth in Section 1.09(b).
“Estimated Closing Statement” has the meaning set forth in Section 1.09(b).
“Estimated Transaction Book Value” has the meaning set forth in Section 1.09(b).
“Estimated Transaction Expenses” has the meaning set forth in Section 1.09(b).
“Example Statement of Transaction Book Value” means the illustrative example included in the Example Statement of Transaction Book Value attached hereto as Exhibit C. The dollar figures set forth on the accounts listed on the Example Statement of Transaction Book Value (but not the accounts themselves) are for illustrative purposes only.
“Final Closing Consideration” has the meaning set forth in Section 1.10(e).
“Final Closing Statement” has the meaning set forth in Section 1.10(c).
“Financial Statements” has the meaning set forth in Section 3.05(a).
“Flow-Through Returns” has the meaning set forth in Section 5.08(b).
“Form S-1” means the Form S-1 furnished to the SEC by AmeriHome, Inc. on August 12, 2020, and all amendments thereto filed with or furnished to the SEC through the date of this Agreement.
“Former Stockholder Indemnitor” has the meaning set forth in Section 5.06(c).
“Fraud” means the Members, the Company, Parent, WAEF or Merger Sub, as the case may be, (a) has made a material representation or warranty in Article II, Article III or Article IV, respectively, with actual knowledge that such representation or warranty was inaccurate at the time it was made or (b) has made a material omission with actual knowledge that such omission would render any material representation or warranty in Article II, Article III or Article IV, respectively, inaccurate at the time it was made, in each case, for the purpose of inducing a Party to enter into this Agreement to its detriment and, for the avoidance of doubt, does not include merely making a negligent misrepresentation, negligent omission or negligent disclosure.
“FTC” has the meaning set forth in Section 5.04(b)(i).
“Fundamental Representations” means the representations and warranties contained in Section 2.01, Section 2.02, Section 2.04, Section 2.05, Section 3.01(a), Section 3.02, Section 3.03(a), (b), (c), (d) and (f), Section 3.18, Section 4.01, Section 4.02, Section 4.05, Section 4.08 and Section 4.09.
“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.
“Governmental Antitrust Authority” has the meaning set forth in Section 5.04(b).
“Governmental Authority” means any supranational, federal, state, provincial, local, county or municipal government or other political subdivision thereof, governmental, regulatory or administrative agency or similar body exercising executive, legislative, judicial or administrative functions of or pertaining to government, government-sponsored enterprise (including the GSEs), department, court, tribunal, arbitrator, commission, board, bureau or other authority or instrumentality, domestic or foreign, including any self-regulatory organization.
“GSEs” means Fannie Mae, Freddie Mac, or Ginnie Mae.
“Hazardous Substances” means (a) any substance that is listed classified or regulated under any Environmental Laws as hazardous or toxic, (b) any petroleum product or by-product, per- and polyfluoroalkyl substances (including PFAs, PFOA, PFOS, Gen X, and PFBs), asbestos-containing material, lead-containing paint, polychlorinated biphenyls, radioactive material or radon or (c) any other substance that may give rise to liability under any Environmental Laws.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
“Indemnified Party” means, as applicable, each Purchaser Indemnified Party or each Seller Indemnified Party.
“Indemnifying Party” means, as applicable, the Members, severally and/or jointly as applicable, or the Parent.
“Indemnified Taxes” means (a) any and all Taxes (or the nonpayment thereof) of any Member, (b) any and all Taxes (or the nonpayment thereof) of the members of the Company Group for all Pre-Closing Tax Periods, including any and all deferred payroll taxes pursuant to the CARES Act (c) any and all Taxes of any Person imposed on a member of the Company Group as a transferee or successor, by Contract or pursuant to any Law or otherwise, which Taxes relate to an event or transaction occurring before the Closing, (d) any Taxes for which a member of the Company Group is liable pursuant to Treasury Regulation Section 1.1502-6 or any similar provision of state, local or non-U.S. Law as a result of having been a member of an affiliated, consolidated, combined or unitary group before the Closing, (e) any Transaction Taxes for which the Members are responsible pursuant to Section 5.08(f), and (f) any and all employment, payroll and withholding Taxes imposed on a Purchaser Indemnified Party with respect to payments made to employees pursuant to this Agreement that are attributable to the Pre-Closing Tax Periods.
“Intellectual Property” means: (a) trademarks, trade names, service marks, trade dress, logos, domain names and all registrations of and applications to register any of the foregoing, including the goodwill symbolized thereby or associated therewith; (b) patents, patent applications, invention disclosures, and all reissues, divisional, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (c) copyrights and registrations and applications therefor; and (d) rights in proprietary and confidential know-how and trade secrets.
“Intended Tax Treatment” has the meaning set forth in Section 5.08(a).
“Intentional Breach” means a breach which has resulted from either (i) Fraud or (ii) a deliberate act or failure to act with actual knowledge that the act or failure to act constituted or would result in a breach.
“Interim Balance Sheet” has the meaning set forth in Section 3.05(a).
“Interim Balance Sheet Date” has the meaning set forth in Section 3.05(a).
“Interim Financial Statements” has the meaning set forth in Section 3.05(a).
“IRS” means the United States Internal Revenue Service.
“Joinder” has the meaning set forth in Section 5.16.
“Knowledge of the Company” means the actual knowledge of Jim Furash, Josh Adler, Garret Galati, John Hedlund, Mark Miller, Dave Anderson and Shelley Tam, after reasonable inquiry of their respective direct reports, none of whom shall have any personal liability regarding such knowledge.
“Law” means any law, statute, ordinance, rule, regulation, order, writ, judgment, injunction, decree or other binding directive issued, enacted, promulgated, entered into, agreed or imposed by any Governmental Authority, including the applicable provisions of the Safe and Fair Enforcement for Mortgage Licensing Act of 2008, the Gramm-Leach-Bliley Act, the Sarbanes-Oxley Act, the Equal Credit Opportunity Act and Regulation B thereunder, the Home Ownership and Equity Protection Act, the Fair Housing Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z thereunder, the Home Mortgage Disclosure Act and Regulation C thereunder, the Fair Debt Collection Practices Act, the Real Estate Settlement Procedures Act and Regulation X, the Dodd-Frank Wall Street Reform and Consumer Protection Act and any regulations promulgated by the Consumer Financial Protection Bureau and the

Federal Housing Finance Agency, Electronic Signatures in Global and National Commerce Act, the Homeowners Protection Act, and all other applicable laws relating to the origination, financing and servicing of Mortgage Loans and debt collection.
“Letter of Transmittal” means a Letter of Transmittal, substantially in the form attached hereto as Exhibit D.
“Liability” means all debts, liabilities, guarantees, assurances, commitments and obligations of any kind, whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising.
“Lookback Date” means January 1, 2018.
“Loss” has the meaning set forth in Section 8.02.
“Management Agreement” means that certain Amended and Restated Management Agreement, dated as of August 13, 2018, by and among A-A, A-A Mortgage Opportunities Corp., Athene Asset Management LLC and the Company.
“Material Adverse Effect” means an event, effect, change, development, circumstance or occurrence that, individually or in the aggregate, (i) is or has or would reasonably be expected to have a material adverse effect on the business, financial condition, liabilities, cash flows, assets, properties or results of operations of the Company Group taken as a whole or (ii) would reasonably be expected to materially delay or materially impair the ability of A-A, the Members or the Company Group from consummating the Transactions; provided, that, for purposes of clause (i) above, the following shall not be taken into account in determining whether a “Material Adverse Effect” shall have occurred: (a) any national, international or any foreign or domestic regional economic, financial, social or political conditions (including changes therein) or events in general, including the results of any primary or general elections or mandates, orders or other requirements imposed by Governmental Authorities in response to the COVID-19 pandemic or other public health emergency, (b) any actual or perceived threats associated with pandemics, epidemics or other public health crises, including, but not limited to, COVID-19, (c) any COVID-19 Measures or other mandates, orders or other requirements imposed by, or guidance given by, Governmental Authorities in response to COVID-19 or other public health emergency, (d) changes in any financial, debt, credit, capital or banking markets or conditions (including any disruption thereof), (e) changes in interest, currency or exchange rates or the price of any commodity, security or market index, (f) changes in legal or regulatory conditions, including changes or proposed changes in Law (whether or not related to the COVID-19 pandemic or other similar pandemic or public health emergency), GAAP or other accounting principles or requirements, or standards, interpretations or enforcement thereof, (g) changes in the industries in which the Company Group operates or seasonal fluctuations in the Business, (h) any change in the value of or demand for any securities or indebtedness of any member of the Company Group or any of their respective Affiliates, (i) any change in, or failure of the Company Group to meet, or publication regarding, any internal or public projections, forecasts, budgets or estimates of or relating to the Company Group for any period, including with respect to revenue, earnings, cash flow or cash position (it being understood that the underlying causes of such decline or failure may, if they are not otherwise excluded from the definition of Material Adverse Effect, be taken into account in determining whether a Material Adverse Effect has occurred), (j) the occurrence, escalation, outbreak or worsening of any hostilities, war, police action, acts of terrorism or military conflicts, whether or not pursuant to the declaration of an emergency or war, (k) the existence, occurrence or continuation of any force majeure events, including any earthquakes, floods, hurricanes, tropical storms, fires or other natural disasters or any national, international or regional calamity, (l) any Action arising from or relating to this Agreement or the Transactions, (m) the execution, announcement, performance or existence of this Agreement, the identity of the Parties or any of their respective Subsidiaries or direct or indirect equityholders, Representatives or financing sources, the taking or not taking of any action to the extent required by this Agreement or the pendency or contemplated consummation of the Transactions, including any actual or potential loss or impairment after the date of this Agreement of any Contract or any customer, supplier, landlord, partner, employee or other business relation due to any of the foregoing in this subclause, (n) compliance by the Company Group with the terms of this Agreement, including the failure to take any action restricted by this Agreement, (o) any actions taken, or not taken, with the consent, waiver or at the written request of Parent, WAEF or Merger Sub or any action taken to the extent expressly permitted by this Agreement, (p) any actions taken by Parent, WAEF, Merger Sub or any of their respective Affiliates or any of their respective Representatives or financing sources after the date of this Agreement, (q) any matters disclosed in the Disclosure Schedules, or (r) any effect that is cured by the Company prior to the termination of this Agreement; except in the case of clauses (a)-(g), (j) and (k), to the extent such matter has a disproportionate effect on the Company Group, taken as a whole, relative to other Persons operating in the industries in which the Company Group operates.
“Material Contracts” has the meaning set forth in Section 3.14(a).
“Member” has the meaning set forth in the initial paragraph hereof.
“Member Allocation Schedule” has the meaning set forth in Section 5.15(a).
“Member Negative Adjustment Amount” means, if applicable, the Negative Adjustment Amount minus the Aggregate Bonus Recipient Negative Adjustment Amount.
“Member Representative” has the meaning set forth in the initial paragraph hereof.
“Member Representative Expense Fund” has the meaning set forth in Section 9.19(c).
“Merger” has the meaning set forth in the recitals.
“Merger Sub” has the meaning set forth in the initial paragraph hereof.
“Mortgage File” means, with respect to any Company Acquired Mortgage Loan or Company Serviced Mortgage Loan, an original or copy of all material instruments, documents, agreements and other records executed or obtained in connection with the origination of such Company Acquired Mortgage Loan or Company Serviced Mortgage Loan, or pursuant to which a Company Acquired Mortgage Loan was acquired and, with respect to any Company Acquired Mortgage Loan originated by a third party but purchased by any member of the Company Group, an original or copy of all material instruments, documents, agreements and other records obtained in connection with the purchase.
“Mortgage Loans” means any mortgage loan originated, purchased, serviced or subserviced by the Company or any of its Subsidiaries, including forward and reverse mortgage loans.
“Mortgage Servicing Rights” means the rights, title and interest to mortgage servicing rights acquired pursuant to the Servicing Agreements or any side or ancillary agreement or understanding entered into in connection with any Servicing Agreement, including, without limitation, (a) the right to receive any servicing fees, general servicing fees, excess servicing fees, late fees or other income or compensation payable to the mortgage servicing rights owner, solely in its capacity as such, under such Servicing Agreement, and (b) all other rights of a mortgage servicing rights owner as provided for in any Servicing Agreement.
“MSR Facility” means any financing arrangement of any kind, including financing arrangements in the form of repurchase facilities, loan agreements, note issuance facilities and commercial paper facilities, with a financial institution or other lender or purchaser to finance the Mortgage Servicing Rights of any member of the Company Group under the Company Serviced Mortgage Loans.
“Negative Adjustment Amount” has the meaning set forth in Section 1.10(f)(ii).
“Non-Public Personal Information” means personally identifiable medical, financial and other personal information (including first and last name, address, telephone number, Social Security number, driver’s license number, account number, any information that is combined with any of the above and any other “customer information” (as defined in Part 30 of Title 12 of the United States Code of Federal Regulations)) about any Person.
“Notifications” has the meaning set forth in Section 5.04(a).
“Objection” has the meaning set forth in Section 1.10(c).
“Off-the-Shelf Software” means licenses for software that is licensed under “shrink-wrap,” “click-through,” or other standard contracts or agreements and is licensed to the Company Group for a fee of no more than $500,000 per year.
“Order” means any order, award, decision, injunction, judgment, ruling, decree, charge, writ, subpoena or verdict entered, issued, made or rendered by any Governmental Authority or arbitrator.
“Organizational Documents” means the articles of incorporation, certificate of formation, certificate of incorporation, charter, bylaws, articles of formation, articles of organization, regulations, operating agreement, certificate of limited partnership, partnership agreement, limited liability company agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation, organization or governance of a Person, including any amendments thereto.
“Outside Date” has the meaning set forth in Section 7.01(a)(ii).
“Owned Intellectual Property” means all Intellectual Property that is owned by a member of the Company Group.
“Parent” has the meaning set forth in the initial paragraph hereof.
“Parent 401(k) Plan” has the meaning set forth in Section 5.07(g).
“Parties” has the meaning set forth in the initial paragraph hereof.
“Partnership Tax Audit Rules” means Sections 6221 through 6241 of the Code, as amended by the U.S. Bipartisan Budget Act of 2015, together with any guidance issued thereunder or successor provisions and any similar provision of state or local tax Laws.
“Paying Agent” means the Business Escrow Services unit of Parent.
“Paying Agent Agreement” means the agreement to be entered into between the Member Representative, Parent and the Paying Agent prior to the Closing in the form attached hereto as Exhibit E.
“Permit” means any permit, license, approval, consent, registration, variance, certification, endorsement, qualification, franchise, clearance, waiver, exemption, non-objection, expiration and termination of any waiting period requirement and any notice, filing, registration, declaration and designation with, and any other similar authorization and approval issued or granted by or obtained from any Governmental Authority pursuant to Law.
“Permitted Encumbrances” means (a) those Encumbrances set forth in Section I of the Disclosure Schedules, (b) those Encumbrances reflected in, reserved against or otherwise disclosed on the Financial Statements, (c) mechanics’, carriers’, workmen’s, repairmen’s or other similar Encumbrances arising or incurred in the ordinary course of the Business or which are being contested in good faith by appropriate filings, (d) Encumbrances arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of the Business, (e) statutory liens for Taxes, assessments and other governmental charges that (I) are being contested in good faith and for which sufficient reserves have been established in the most recent balance sheet included in the Financial Statements or (II) are not due and payable, (f) all Encumbrances created by, arising under, or existing as a result of, any Law, (g) all rights reserved to or vested in any Governmental Authority to control or regulate any asset or property in any manner and all Laws applicable to assets or properties, (h) Encumbrances that do not, individually or in the aggregate, materially impair the Business as currently operated, (i) Encumbrances incurred in the ordinary course of the Business since the date of the Financial Statements and that are not material in amount or effect on the Business,

(j) easements, covenants, rights-of-way and other similar restrictions of record, (k) any conditions that may be shown by a current, accurate survey or physical inspection of any parcel of real property owned or leased by any member of the Company Group made prior to the Closing, (l) (i) zoning, building and other similar restrictions, (ii) Encumbrances that have been placed by any developer, landlord or other third party on property over which any member of the Company Group has easement, lease or license rights and (iii) unrecorded easements, covenants, rights-of-way and other similar restrictions, none of which items set forth in this clause (l), individually or in the aggregate, materially impairs the continued use and operation of any parcel of real property owned or leased by any member of the Company Group in the Business, (m) Encumbrances which have been insured against by owner or leasehold title insurance policies benefitting the member of the Company Group owning or leasing the parcel of real property, (n) Encumbrances securing rental payments under capital leases, (o) licenses of Intellectual Property granted, and royalties and other obligations associated with licenses of Intellectual Property obtained from third parties, in the ordinary course of the Business, (p) to the extent terminated in connection with the Closing, Encumbrances securing payment, or other obligations, of the Company or any of the Subsidiaries of the Company with respect to indebtedness for borrowed money, (q) Encumbrances securing the obligations under the Company’s credit facility that will be released at the Closing and (r) other Encumbrances arising in the ordinary course of the Business and not incurred in connection with the borrowing of money by the Company or any member of the Company Group.
“Person” means and includes any domestic or foreign individual, partnership, corporation, limited liability company, group, association, joint stock company, trust, estate, joint venture, unincorporated organization or any other form of business or professional entity or Governmental Authority (or any department, agency or political subdivision thereof).
“Personal Information” has the meaning set forth in Section 3.10(g).
“Positive Adjustment Amount” has the meaning set forth in Section 1.10(f)(i).
“Positive Adjustment Amount Trigger Event” has the meaning set forth in Section 5.17(b).
“Pre-Closing Tax Period” means any taxable year or period (or portion thereof) that ends on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date.
“Premium Amount” means $275,000,000.
“Privacy Policy” has the meaning set forth in Section 3.10(g).
“Private Investors” means any entity, other than a GSE or a member of the Company Group, to whom a Company Owned Mortgage Loan is sold or transferred.
“Pro Rata Indemnifiable Percentage” has the meaning set forth in Section 8.02.

“Proposed Closing Statement” has the meaning set forth in Section 1.10(a).
“Purchased Units” means all Units issued and outstanding immediately prior to the Effective Time.
“Purchaser Group Members” has the meaning set forth in Section 9.17.
“Purchaser Indemnified Party” has the meaning set forth in Section 8.02.
“Purchaser Parties” has the meaning set forth in the initial paragraph hereof.
“Real Property Leases” has the meaning set forth in Section 3.15(a).
“Registered Intellectual Property” has the meaning set forth in Section 3.10(a).
“Related Party” means a Person’s Affiliates, and such Person’s and such Person’s Affiliates’ current or future direct or indirect equityholders, controlling persons, stockholders, directors, officers, employees, agents, members, managers, general or limited partners or assignees; provided, that each of Apollo Global Management, Inc., Athene Holding Ltd. and Athora Holdings Ltd. and each of their respective Subsidiaries and controlled Affiliates shall be deemed “Affiliates” of the members of the Company Group for purposes of this definition.
“Remaining Members” has the meaning set forth in Section 5.16.
“Representatives” means, with respect to any Person, such Person’s directors, managers, officers, employees, agents and advisors (including accountants, consultants, investment bankers, legal counsel and other experts) and other representatives.
“Required Approvals” has the meaning set forth in Section 5.04(a).
“Resolution Period” has the meaning set forth in Section 1.10(b).
“Resolved Matters” has the meaning set forth in Section 1.10(b).
“Review Period” has the meaning set forth in Section 1.10(b).
“Satisfaction Day” has the meaning set forth in Section 1.07.
“SEC” means the U.S. Securities and Exchange Commission.
“Seller Firms” has the meaning set forth in Section 9.17.
“Seller Group Members” has the meaning set forth in Section 9.17.
“Seller Indemnified Party” has the meaning set forth in Section 8.03.
“Senior Management Members” means James Furash, Mark D. Miller, Garrett Galati, David Anderson, Nathan Adler and John Hedlund.

“Servicing Agreement” means any Contract pursuant to which any member of the Company Group is obligated to a Governmental Authority or any other third-party Person to service and administer Mortgage Loans.
“Solvent” means, with regard to any Person, that (a) the sum of the assets of such Person, both at a fair valuation and at present fair salable value, exceeds its liabilities, including contingent, subordinated, unmatured, unliquidated and disputed liabilities, (b) such Person has sufficient capital and liquidity with which to conduct its business and (c) such Person has not incurred and does not plan to incur debts beyond its ability to pay such debts as they mature or become due. For purposes of this definition, “debt” means any liability on a claim, and “claim” means (i) a right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (ii) a right to an equitable remedy for breach of performance to the extent such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured. With respect to any such contingent liabilities, such liabilities shall be computed at the amount which, in light of all the facts and circumstances existing at the time, represents the amount which can reasonably be expected to become an actual or matured liability.
“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.
“Subservicer” means any third party engaged to service loans on behalf of any member of the Company Group pursuant to a Servicing Agreement.
“Subsidiary” means, with respect to any Person, any other Person, (a) of which an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person or (b) for which such first Person has the ability, by Contract or otherwise, to elect, appoint or designate a majority of the board of directors or other governing body of such other Person. For the purposes hereof, the term Subsidiary shall include all Subsidiaries of such Subsidiary.
“Surviving Company” has the meaning set forth in the recitals.
“Surviving Company Operating Agreement” means the Second Amended and Restated Limited Liability Company Agreement of the Western Alliance Mortgage Holding Company, LLC in the form attached hereto as Exhibit F.
“Tax Authority” means any Governmental Authority or any quasi-governmental or private body having jurisdiction over the administration, assessment, determination, collection or imposition of any Tax.

“Tax Claim” means any claim, assessment, audit, notice of a pending audit, examination, litigation, proceeding (either judicial or administrate) or other similar events with respect to Taxes from any Tax Authority.
“Tax Contest” has the meaning set forth in Section 5.08(i).
“Tax Returns” means any returns, reports, certificates, forms or similar statements or documents (including any related or supporting information or schedules attached thereto and any information returns, amended Tax returns, claims for refund or declaration of estimated Tax) supplied or required to be supplied to, or filed or required to be filed with, a Tax Authority.
“Taxes” means, with respect to any Person, all income taxes (including any tax on or based upon net income, gross income, or income as specially defined, or earnings, profits, or selected items of income, earnings or profits) and all gross receipts, sales, use, ad valorem, mortgage, mortgage recording, real property, personal property, escheat, unclaimed property, transfer, franchise, capital stock, value-added, license, withholding, payroll, employment or windfall profits taxes, workers’ compensation, unemployment compensation, estimated, alternative or add-in minimum taxes, customs duties, fees, charges or other taxes of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Tax Authority on such Person.
“Third Party Claim” has the meaning set forth in Section 8.05(b).
“Transaction Bonus Agreements” means the Contracts listed on Exhibit G.
“Transaction Bonus Allocation Schedule” means a schedule delivered by the Member Representative to the Purchaser Parties, the Company and/or the Surviving Company, as applicable, in accordance with Section 5.17(a) or Section 5.17(b) in connection with any Transaction Bonus Trigger Event, allocating, in reasonable detail, the Transaction Bonus Amounts payable in respect of such Transaction Bonus Trigger Event and the Transaction Bonus Participants to which such amounts relate.
“Transaction Bonus Amount” means, subject to the execution of a Transaction Bonus Release (if applicable), the amount payable by the Surviving Company or any of its Subsidiaries in accordance with any Transaction Bonus Agreement.
“Transaction Bonus Notice” has the meaning set forth in Section 5.17(b).
“Transaction Bonus Participant” means each individual who is a party to a Transaction Bonus Agreement.
“Transaction Bonus Release” has the meaning set forth in Section 5.17(a).
“Transaction Bonus Trigger Events” has the meaning set forth in Section 5.17(b).
“Transaction Book Value” means the Book Value Assets, less the Book Value Liabilities, in each case as of the Calculation Time. Transaction Book Value shall be calculated as set forth in, and in accordance with, the Accounting Principles and the Example Statement of Transaction Book Value.
“Transaction Documents” means the Certificate of Merger, the Surviving Company Operating Agreement, the Paying Agent Agreement and such other documents, schedules, annexes and exhibits as are contemplated by this Agreement.
“Transaction Expenses” means any fees, costs and expenses incurred or subject to reimbursement by any members of the Company Group, whether accrued for or not, in each case, in connection with the Transactions and incurred up to and through the Closing (whether or not invoiced prior to the Closing), and which are not paid prior to the Calculation Time, including (a) any brokerage fees, commissions, finders’ fees, or financial advisory fees, and, in each case, related costs and expenses, (b) any fees, costs and expenses of counsel, accountants or other advisors, and (c) any fees, costs and expenses or payments by any member of the Company Group, in each case, related to any (x) transaction or supplemental bonus, discretionary bonus, change-of-control payment or retention payments made to any employee of any member of the Company Group in connection with the Transactions on a “single-trigger” basis other than any Transaction Bonus Amounts (including the employer portion of any payroll, social security, unemployment or similar Taxes). For the avoidance of doubt, Transaction Expenses shall not be included as Book Value Liabilities in the calculation of Transaction Book Value. For the avoidance of doubt, “Transaction Expenses” shall exclude (i) fees, costs and expenses contemplated to be paid by any Member, the Member Representative, Parent or any of their respective Affiliates pursuant to this Agreement, (ii) fees, costs and expenses incurred by or incurred at the request of Parent or its Affiliates (including the Merger Sub and the Surviving Company), (iii) the liabilities included in the calculation of Book Value Liabilities, (iv) any Transaction Bonus Amount, (v) all costs, fees and expenses paid by the Surviving Company pursuant to Section 1.10(h) in connection with the engagement and services of the Paying Agent and (vi) all fees, costs, charges, expenses and obligations that are incurred in connection with obtaining the consent of any Person require to be obtained in connection with the Transactions.
“Transaction Fee Agreement” means that certain Transaction Fee Agreement, dated as of March 6, 2014, by and between the Company and Apollo Global Securities.
“Transaction Taxes” has the meaning set forth in Section 5.08(f).
“Transactions” means the transactions contemplated by the Transaction Documents.
“Treasury Regulations” means the Federal income tax regulations, including any temporary or proposed regulations, promulgated under the Code, in effect as of the date hereof.
“Units” has the meaning set forth in the recitals.
“Unresolved Matters” has the meaning set forth in Section 1.10(c).
“Warehouse Facilities” means any financing arrangement of any kind, including financing arrangements in the form of repurchase facilities, loan agreements, note issuance facilities and commercial paper facilities, with a financial institution or other lender or purchaser to finance or refinance the purchase, origination or funding by any member of the Company Group of loans, mortgage-related securities, mortgaged properties, acquired through foreclosure or other mortgage-related assets.
“WARN Act” has the meaning set forth in Section 3.12(d).
“Year-End Financial Statements” has the meaning set forth in Section 3.05(a).